As filed with the Securities and Exchange Commission on August 2, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

U-Store-It Trust

(Exact Name of Registrant as Specified in Governing Instruments)

6745 Engle Road

Suite 300
Cleveland, OH 44130
(440) 234-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven G. Osgood

President and Chief Financial Officer
U-Store-It Trust
6745 Engle Road
Suite 300
Cleveland, OH 44130
(440) 234-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq. David W. Bonser, Esq. Thomas C. Morey, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Benjamin R. Weber, Esq. William G. Farrar, Esq. SULLIVAN & CROMWELL LLP 125 Broad Street New York, NY 10004 (212) 558-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Class	Aggregate Offering	Amount of
of Securities To Be Registered	Price (1)	Registration Fee

Common Shares, $.01 par value per share	$300,000,000	$38,010

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion, dated August 2, 2004

PROSPECTUS

                              Shares

U-Store-It Trust

Common Shares

We are a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities. We expect to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes commencing with our taxable year ending December 31, 2004.

This is our initial public offering. No public market currently exists for our common shares. We are selling all of the common shares offered by this prospectus. We currently expect the public offering price to be between $         and $          per share. We intend to apply to have our common shares listed on the New York Stock Exchange under the symbol “YSI.”

Investing in our common shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus for some risks relevant to an investment in our common shares, including:

•	Our results of operations will be significantly influenced by the economies and other conditions of the markets in which we operate and by demand for self-storage space generally;

•	We face significant competition in the self-storage industry, which may impede our ability to retain customers or re-let space when existing customers vacate, or impede our ability to make, or increase the cost of, future acquisitions or developments;

•	We may need to borrow money or sell assets to fund our expected distributions to shareholders if cash generated from our operations is not sufficient to make these distributions; if our distributions exceed our earnings and profits, as initially expected, a portion of the distributions will constitute a return of capital;

•	Affiliates of Lehman Brothers, an underwriter in this offering, will receive a portion of the gross proceeds of this offering in repayment of an existing loan, and will enter into other loan transactions with us in connection with this offering, which creates a potential conflict of interest because Lehman Brothers has interests in the successful completion of this offering beyond the underwriting discount and commissions it will receive; and

•	If we fail to qualify as a REIT, our distributions to shareholders will not be deductible for federal income tax purposes, and therefore we will be required to pay corporate tax at applicable rates on our taxable income, which will substantially reduce our earnings and may reduce the value of our common shares and adversely affect our ability to raise additional capital.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional                    common shares to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about                   , 2004.

LEHMAN BROTHERS	WACHOVIA SECURITIES

                      , 2004.

      No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date of this prospectus.

      Until                     , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

v

SUMMARY

      This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us,” and “our” mean U-Store-It Trust, U-Store-It, L.P. and their subsidiaries, including their predecessor entities. In this prospectus, we sometimes refer to “High Tide LLC,” the current owner of substantially all of the partnership interests in our operating partnership as “our predecessor company.” References to the “Self-Storage Almanac” mean the 2004 Self-Storage Almanac published by MiniCo, Inc. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional                     common shares, that the common shares to be sold in this offering are sold at $          per share, which is the midpoint of the range indicated on the front cover of this prospectus, and that the initial value of an operating partnership unit is equal to the public offering price of the common shares as set forth on the front cover of this prospectus.

Overview

      We are a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. According to the Self-Storage Almanac, we are the sixth largest owner and operator of self-storage facilities in the United States and, prior to the completion of this offering, the largest privately-owned operator of self-storage facilities in the United States, in each case based on number of units and rentable square footage. Upon completion of this offering, we will own and manage 155 self-storage facilities located in 19 states and aggregating approximately 9.9 million rentable square feet. We also will manage 19 additional self-storage facilities owned by an entity affiliated with our senior management. We will have an option to purchase these 19 facilities if certain conditions are met.

      Our self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. Our customers rent storage units generally ranging from 5 feet by 5 feet to 10 feet by 30 feet for their exclusive use, typically on a month-to-month basis. Additionally, some of our facilities offer outside storage areas for vehicles and boats. Our facilities are specifically designed to accommodate both residential and commercial customers, with features such as security systems and wider aisles and greater load-bearing capabilities for large truck access. All of our facilities have an on-site manager during business hours, and a majority of our facilities have a manager who resides in an apartment at the facility. Our customers can access their storage units during business hours, and some of our facilities provide customers with 24-hour access through computer controlled access systems. Our goal is to provide our customers with the highest standard of facilities and service in the industry.

      We were formed in July 2004 to succeed to and continue the self-storage operations conducted by entities owned directly and indirectly by members of the Amsdell family, including Robert J. Amsdell, our Chairman and Chief Executive Officer, Barry L. Amsdell, one of our trustees, and Todd C. Amsdell, our Chief Operating Officer (whom we refer to herein collectively as the “Principals”), and their affiliated entities and related family trusts (which entities and trusts we refer to herein collectively as the “Amsdell Entities”). For over 70 years the Amsdell family has been involved in the development, ownership and management of real estate in a variety of property types, and our predecessor entities have been involved in the self-storage industry for over 30 years. During that 30 year period, the Principals have acquired, developed or redeveloped more than 200 self-storage facilities for themselves and others in the industry. Upon completion of this offering and our formation transactions, all of the Principals’ assets and business in the self-storage industry will be owned by us, except for 19 facilities that currently are under development or not yet fully stabilized, which we will have the option to purchase if certain conditions are met.

      We expect to qualify as a real estate investment trust for federal income tax purposes and will conduct all of our business through U-Store-It, L.P., our operating partnership, of which we will serve as general partner and own an approximate           % interest.

The Self-Storage Industry

      According to the Self-Storage Almanac, the self-storage industry in the United States consists of approximately 1.3 billion rentable square feet at approximately 37,000 facilities. The industry is highly fragmented, comprised mainly of numerous local operators that own single facilities and a few national owners and operators. The top ten operators of self-storage facilities in the United States collectively own approximately 18% of the aggregate market share for self-storage space, based on rentable square footage.

      We believe the following characteristics will continue to drive the strength and growth of the self-storage industry:

•	Broad Base of Demand Driven by a Variety of Storage Needs — Self-storage facilities serve a wide spectrum of residential and commercial customers, ranging from college students to high-income homeowners and from local businesses to large national corporations. Our customers’ use is driven by a broad variety of events and circumstances.

•	Relative Stability through Economic Cycles — Demand for self-storage tends to remain relatively stable because the causes of such demand are present throughout the various stages of an economic cycle.

•	Low Price Sensitivity of Customers — Many self-storage facility customers have a low sensitivity to price increases partly due to the low cost of self-storage relative to other storage alternatives and the inconvenience of moving stored belongings to another location.

•	Large Pool of Individual Customers — The self-storage industry has continued to benefit from the significant mobility of a growing population and the increasing consumer awareness of the self-storage product.

•	Growth of Commercial Customer Base — Commercial customers, which are increasingly employing self-storage for their distribution logistics, favor self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations.

Our Competitive Advantages

      We believe the following strengths will enable us to continue to compete effectively in the self-storage industry:

•	Significant Scale and Scope — As a national owner and operator of self-storage facilities, we continually enhance our business by applying our management expertise and best practices developed across our portfolio to each of our local facilities. We also benefit from economies of scale which enable us to negotiate better pricing and spread our fixed costs across a large base of facilities. Additionally, our geographic diversification helps to mitigate risks associated with adverse operating conditions in any local or regional market.

•	Integrated Platform with Operating, Development and Acquisition Expertise — We are an integrated self-storage real estate company, which means that we have in-house capabilities in the design, development, leasing, operation and acquisition of self-storage facilities. We also are one of the few self-storage companies with the experience and the capability to make property investments on a national scale through multiple methods — acquisitions of operating facilities, development of new facilities and redevelopment of underperforming facilities. Since 1997, we have acquired 110 self-storage facilities containing an aggregate of approximately 6.6 million rentable square feet and developed an additional 14 facilities containing an aggregate of approximately 900,000 rentable square feet.

•	Focused Operating Philosophy — We focus on maintaining and improving profitability at each of our facilities by managing our pricing and occupancy, controlling our operating expenses and monitoring our operating results at the facility level. Each facility manager is empowered to use his or her local market knowledge to make pricing decisions, subject to certain pre-set guidelines and review by our district managers, which allows us to respond quickly to opportunities to increase rents. Our on-site managers and call center representatives are carefully selected and extensively trained in customer service and marketing skills.

•	High Quality Facilities Located in Targeted Growth Markets — We seek to offer high quality modern facilities and have focused our acquisitions and developments in select metropolitan areas that we consider to be growth markets. In addition, since 1999, we have spent a total of approximately $14 million expanding and improving our existing facilities. As a result, we believe that our portfolio of existing facilities is among the most modern and well-located in the industry.

•	Seasoned Management Team — Our senior management team has been working together to acquire, develop and operate self-storage facilities for more than ten years. Our top four executives, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, have an average of approximately 22 years of real estate experience and have worked in the self-storage industry for an average of approximately 16 years. This experience enables us to capitalize on our industry relationships to identify attractive acquisition and development opportunities and continually improve our operating strategies.

Our Business and Growth Strategy

•	Maximize cash flow from our facilities — We seek to maximize the cash flow from our facilities by increasing rents, increasing occupancy levels, controlling our operating expenses and expanding and improving our facilities.

•	Increasing rents — Our operating strategy focuses on achieving the highest sustainable rent levels at each of our facilities. Pricing strategies are established by our facility managers in consultation with their district managers. This flexibility at the local market level has allowed us to respond quickly to opportunities to increase rents.

•	Increasing occupancy levels — We focus on increasing occupancy levels at our newly developed, recently acquired or recently expanded facilities. We actively lease our facilities while maintaining and, where possible, increasing our pricing levels.

•	Controlling operating expenses — We strive to strictly control our operating expenses. We utilize incentive compensation programs that encourage our regional managers to maximize profitability at each of our facilities by minimizing expenses as well as increasing revenues.

•	Expanding and improving our facilities — We continually analyze whether we can achieve attractive returns on investment in facility expansions and improvements. We seek to satisfy additional demand in certain of our markets by investing in expansions of our facilities which have reached near full occupancy. Additionally, where appropriate (based on physical design of the facility and our expectations regarding additional demand), we upgrade our facilities by adding such features as climate-controlled units, enhanced security systems and interior corridor access to units.

•	Acquire facilities within our targeted markets — The self-storage industry in the United States is primarily composed of local operators that own single facilities, with only a few national owners and operators. We believe that the industry will continue to provide us with opportunities for future growth through consolidation due to this highly fragmented composition, the lack of skilled operators, the economies of scale available to a real estate company with a significant number of self-storage facilities, and the relative scarcity of capital available to the smaller operators. In the future, we intend to acquire additional facilities primarily in areas that we consider to be growth markets in California, Florida, Georgia, Illinois, New Jersey, New York and Texas.

•	Utilize our development expertise in selective new developments — We intend to continue using our development expertise and access to multiple financing sources to pursue new developments in areas where we have existing facilities and perceive there to be unmet demand.

•	Focus on expanding our commercial customer base — We will seek to expand the base of commercial customers that use our facilities for their storage and distribution needs. Commercial customers are attractive to us because they tend to rent larger units, stay for longer rental periods and are generally less sensitive to rent increases. We have developed and acquired our facilities with features specifically designed to accommodate commercial customers, including climate-controlled units and wider aisles and greater load-bearing capabilities for large truck access. We have several initiatives in place to market our facilities to businesses.

•	Continue to grow ancillary revenues — We will seek to enhance the cash flow from our facilities by selling products and services, such as packing supplies and equipment rentals, that are complementary to our customers’ use of our self-storage facilities. From 1999 to 2003, ancillary revenues generated by our same-store facilities increased by over 130% from approximately $0.5 million to $1.2 million.

Summary Risk Factors

      You should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 15 prior to deciding whether to invest in our common shares. Some of these risks include:

•	Our results of operations will be significantly influenced by the economies and other conditions of the markets in which we operate, and demand for self-storage space generally;

•	We face significant competition in the self-storage industry, which may impede our ability to retain customers or re-let space when existing customers vacate, or impede our ability to make, or increase the cost of, future acquisitions or developments;

•	We may not be successful in identifying suitable acquisitions or development projects that meet our criteria, which may impede our growth, and even if we are able to identify suitable projects, our future acquisitions and developments may not yield the returns we expect or may result in shareholder dilution;

•	We depend upon our on-site personnel to maximize customer satisfaction at each of our facilities, and any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our results of operations;

•	We expect to have approximately $282.3 million of indebtedness outstanding on a pro forma basis as of March 31, 2004, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund growth;

•	Our charter documents contain provisions that generally prohibit any person (other than members of the Amsdell family and certain trusts established for the benefit of members of the Amsdell family) from beneficially owning more than % of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders;

•	Our management has no experience operating a REIT or a public company;

•	Certain officers and trustees may have interests that conflict with the interests of shareholders;

•	Upon completion of this offering and our formation transactions, the Principals and the Amsdell Entities collectively will own a % beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and any matter presented to our shareholders;

•	The value of the equity that the Principals and the Amsdell Entities own following our formation transactions may exceed the fair market value of their interests in our predecessor entities prior to those transactions;

•	Affiliates of Lehman Brothers, an underwriter in this offering, will receive a portion of the gross proceeds of this offering in repayment of an existing loan, and will enter into other loan transactions with us in connection with this offering, which creates a potential conflict of interest because Lehman Brothers has interests in the successful completion of this offering beyond the underwriting discount and commissions it will receive;

•	We may need to borrow money or sell assets to fund our expected distributions to shareholders if cash generated from our operations is not sufficient to make these distributions; if our distributions exceed our earnings and profits, as initially expected, a portion of the distributions will constitute a return of capital; and

•	If we fail to qualify as a REIT, our distributions to shareholders will not be deductible for federal income tax purposes, and therefore we will be required to pay corporate tax at applicable rates on our taxable income, which will substantially reduce our earnings and may reduce the value of our common shares and adversely affect our ability to raise additional capital.

Our Facilities

      Upon completion of this offering, we will own 155 self-storage facilities, which we sometimes refer to as the “existing facilities.” These facilities are located in 19 states and include a total of approximately 9.9 million rentable square feet. The following table sets forth certain summary information regarding our existing facilities by state as of March 31, 2004 (unless otherwise stated below).

Existing Facilities

				% of Total	Annual Rent
	Number of	Number of	Total Rentable	Rentable	Per Occupied
State	Facilities	Units	Square Feet	Square Feet	Square Foot(1)	Occupancy(2)

Florida	40	23,189	2,499,572	25.3%	$10.54	85.6%
California	25	11,226	1,353,272	13.7%	$9.38	84.6%
Ohio	15	7,144	885,605	9.0%	$9.33	82.8%
New Jersey	11	7,048	760,199	7.7%	$15.59	82.2%
Connecticut	8	3,883	415,440	4.2%	$12.47	71.5%
North Carolina	8	4,749	555,779	5.6%	$7.12	82.6%
Tennessee	7	3,060	374,271	3.8%	$7.18	84.6%
Louisiana	6	2,360	334,274	3.4%	$6.57	86.2%
Mississippi	6	3,081	389,690	4.0%	$6.18	74.5%
Georgia	5	3,535	431,387	4.4%	$8.51	82.4%
Arizona	4	2,224	242,330	2.5%	$10.89	82.0%
Michigan	4	1,831	273,010	2.8%	$7.10	81.8%
Alabama	3	1,655	234,531	2.4%	$5.98	70.7%
Maryland	3	2,577	351,110	3.6%	$11.23	79.8%
South Carolina	3	1,280	213,857	2.2%	$8.54	93.0%
Massachusetts	2	1,133	115,491	1.2%	$16.11	70.2%
New York	2	1,563	168,444	1.7%	$17.38	80.6%
Pennsylvania	2	1,590	177,411	1.8%	$12.32	84.9%
Illinois	1	724	86,700	0.9%	$12.45	70.4%
Total	155	83,852	9,862,373	100.0%	$10.04	82.6%

(1)	Determined by dividing the aggregate rental revenue for the year ended December 31, 2003 by the average of the month-end occupied square feet for the year. Rental revenue includes customer rental revenues, access, administrative and late fees and revenues from auctions, but does not include ancillary revenues generated at our facilities.

(2)	Represents total occupied square feet divided by total rentable square feet, as of March 31, 2004.

      Additionally, we will have the option to purchase from Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, 19 additional self-storage facilities, which we sometimes refer to as the “option facilities.” These facilities, some of which currently are under development and the remainder of which are open but not yet fully stabilized, will contain an aggregate of approximately 1.5 million rentable square feet. Any purchase of an option facility by us will be at a purchase price determined by applying an 8% capitalization rate to in-place net operating income at the time of purchase. The option will become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy of 85%, and will expire four years after the closing of this offering. The determination to purchase any of the option facilities will be made by the independent members of our board of trustees. If the option is not exercised for any facility within the four-year option period, Rising Tide Development, LLC will be required to move expeditiously to sell the facility to an unrelated third party.

Structure and Formation of Our Company and Benefits to Related Parties

Our Operating Partnership

      All of our assets will be held by, and our operations conducted through, our operating partnership, U-Store-It, L.P., and its subsidiaries. Following the completion of this offering and our formation transactions, we will control our operating partnership as the sole general partner and as the owner of approximately           % of the aggregate partnership interests. We will own a total number of units in our operating partnership equal to the total number of common shares that we have outstanding after the completion of this offering and our formation transactions. Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell initially will own the remaining operating partnership units and be limited partners of our operating partnership.

Our Service Companies

      Following the completion of this offering, all of our existing facilities and the option facilities will be managed by YSI Management LLC, a wholly-owned subsidiary of our operating partnership. Certain activities that could cause us to receive non-qualifying income under the REIT gross income tests, such as selling packing supplies and locks and renting moving equipment, will be conducted by U-Store-It Mini Warehouse Co., another wholly-owned subsidiary of our operating partnership, which will make an election to be treated as a taxable REIT subsidiary. We may consider managing additional facilities owned by unrelated third parties in the future for strategic reasons, including to diversify our revenue base or as a means of analyzing potential acquisitions. These management activities may be performed either by YSI Management LLC or by U-Store-It Mini Warehouse Co.

Formation Transactions

      Prior to or immediately following the completion of this offering, we will engage in a series of transactions which we refer to in this prospectus as our “formation transactions.” As part of our formation transactions:

•	The Principals and certain of the Amsdell Entities will own common shares as a result of the reorganization of our predecessor company as a Maryland real estate investment trust and the merger of the current corporate general partner of our operating partnership into us;

•	Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell will contribute three facilities to our operating partnership in exchange for an aggregate of operating partnership units (with an initial aggregate value of approximately $ million) and the assumption of approximately $10.4 million of indebtedness;

•	We will use a portion of the proceeds of this offering to fund our purchase of the capital stock of U-Store-It Mini Warehouse Co. (the current manager of our self-storage facilities) from the Principals and certain of the Amsdell Entities for approximately $23.0 million in cash, with the Principals and such Amsdell Entities using approximately $18.7 million of this cash to repay to us an obligation of theirs to our predecessor company;

•	Our operating partnership will enter into option agreements with Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, under which we will have the option to purchase the 19 option facilities;

•	Our operating partnership expects to enter into two fixed rate mortgage loans to be provided by an affiliate of Lehman Brothers upon the completion of this offering, which mortgage loans will primarily be used to repay the portion of our existing term loan that is not repaid from the proceeds of this offering;

•	Our operating partnership expects to enter into a revolving credit facility, the primary purpose of which will be to fund the acquisition and development of additional self-storage facilities in the future; and

•	Many of the current employees of our predecessor entities will become employees of us, our operating partnership and/or our subsidiaries.

      We have not agreed to any contractual restrictions on our ability to sell facilities which we will acquire from the Principals and the Amsdell Entities in connection with our formation transactions.

Benefits to Related Parties

      Upon completion of this offering and our formation transactions:

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, will own shares (with a value of approximately $ );

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, will own shares (with a value of approximately $ );

•	Barry L. Amsdell, one of our trustees, will own shares (with a value of approximately $ );

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, will own shares (with a value of approximately $ );

•	Todd C. Amsdell, our Chief Operating Officer, will own shares (with a value of approximately $ ); and

•	Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell will own operating partnership units (with a value of approximately $ ), and we will assume approximately $10.4 million of indebtedness of these Amsdell Entities.

      Upon completion of this offering and our formation transactions, the Principals and the Amsdell Entities collectively will own                      shares and                     operating partnership units, representing a           % beneficial interest in us on a fully diluted basis.

      In addition, Robert J. Amsdell, Barry L. Amsdell, the Robert J. Amsdell Family Irrevocable Trust, the Loretta Amsdell Family Irrevocable Trust and Todd C. Amsdell will collectively receive approximately $23.0 million in cash in connection with the purchase of the capital stock of U-Store-It Mini Warehouse Co., and will use approximately $18.7 million of this cash to repay to us an obligation of theirs to High Tide LLC, our predecessor company.

      In some instances, the Principals and/or the Amsdell Entities have provided environmental indemnities and other similar undertakings to lenders in connection with mortgage loans secured by the facilities being contributed to us in our formation transactions. We will cause our operating partnership to assume the liabilities on these indemnities and other undertakings accruing from and after the closing of this offering. We also will seek to have the Principals and such Amsdell Entities released from these obligations to the extent accruing from and after the closing, and if we are not able to obtain these releases we will indemnify such Principals and Amsdell Entities with respect to any loss incurred pursuant to such obligations.

      Aqua Sun Investments, L.L.C., an entity owned by Messrs. Robert J. Amsdell and Barry L. Amsdell, will enter into a lease with us which provides that we have the right to use an airplane owned by Aqua Sun Investments, L.L.C. at a rate of $1,250 for each hour of use of the aircraft and the payment of all taxes associated with our use of the aircraft.

      We also intend to enter into employment agreements with our executive officers providing for salary, bonus and other benefits, including severance upon a change of control or termination of employment under certain circumstances.

      The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering and the formation transactions.

      Upon completion of this offering and our formation transactions, we expect to own an approximate           % ownership interest in our operating partnership (          % if the underwriters’ over-allotment option is exercised in full) and Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell will own the remaining interest in our operating partnership. We expect that the Principals and the Amsdell Entities will own an approximate           % beneficial interest in us on a fully diluted basis (          % if the underwriters’ over-allotment option is exercised in full) upon completion of this offering and our formation transactions.

Restrictions on Ownership of Our Common Shares

      Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and for strategic reasons, our declaration of trust generally prohibits any shareholder from actually or constructively owning more than           % of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Amsdell family and certain trusts established for the benefit of members of the Amsdell family to own

more than        % of our common shares, so long as certain conditions are met. Certain designated investment entities, defined in our declaration of trust generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% of our common shares, provided that beneficial owners of the shares held by such entity would satisfy the           % ownership limit after application of relevant attribution rules. Any acquisition of our common shares in violation of these ownership restrictions or certain other ownership restrictions contained in our declaration of trust will be void ab initio and will result in automatic transfers of the common shares in question to a charitable trust, and the prohibited transferee in any such attempted acquisition will not acquire any right or economic interest in the subject common shares. Our board may, in its discretion, waive the ownership limits and restrictions with respect to certain shareholders if, among other things, our board is presented with evidence satisfactory to it that the ownership in excess of the ownership limits will not then or in the future jeopardize our status as a REIT.

Our Distribution Policy

      To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending                     , 2004, based on a distribution of $            per share for a full quarter. On an annualized basis, this would be $            per share, or an annual distribution rate of approximately             % based on the initial public offering price of $            per share, which is the midpoint of the range indicated on the cover page of this prospectus. We expect approximately           % of these distributions will represent a return of capital during our tax year ending December 31, 2004.

      We estimate that this initial annual rate of distribution will represent approximately             % of our estimated cash available for distribution to our common shareholders for the 12 months ending                     , 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which we believe will increase our cash available for distribution, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow to fund the shortfall.

      Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. See “Distribution Policy.” Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our facilities, our operating expenses, interest expense, recurring capital expenditures and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors” beginning on page 15.

Our Principal Office

      Our principal executive office is located at 6745 Engle Road, Suite 300, Cleveland, Ohio 44130. Our telephone number is (440) 234-0700. Our website address is www.u-store-it.com. The information on our website does not constitute a part of this prospectus.

Tax Status

      We intend to elect to be taxed as a REIT under the Code beginning with our taxable year that commences on or about the closing of this offering and ends on December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, various complex requirements under the Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable our company to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

      As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute quarterly to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates even if we distribute our income. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and facilities. U-Store-It Mini Warehouse Co., our taxable REIT subsidiary that will, among other things, conduct a portion of our operations related to selling products and providing certain services to our customers, also will be subject to federal, state and local income taxes.

The Offering

Common shares offered

Common shares outstanding after this offering	(1)

Common shares and operating partnership units outstanding after this offering	(1)(2)

Use of proceeds	The net proceeds of this offering will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full), after taking into account underwriting discount, commissions and estimated offering expenses, which we intend to use as follows:

• $ million to repay a portion of our existing Lehman Brothers term loan, which is expected to have an outstanding balance of $422.0 million at the closing of this offering (we expect the remaining amount outstanding under our existing term loan to be repaid with the net proceeds from two proposed new fixed rate mortgage loans that we expect to obtain from an affiliate of Lehman Brothers concurrently with the closing of this offering);

• $6.2 million to repay the expected outstanding balance at the closing of this offering on four loans secured by four of our existing facilities, plus an estimated $0.9 million to pay associated prepayment penalties;

• $10.4 million to repay the expected outstanding balance at the closing of this offering on four loans secured by three facilities that will be contributed to our operating partnership in connection with the formation transactions;

• $23.0 million to fund the purchase of the capital stock of U-Store-It Mini Warehouse Co., our predecessor’s management company, from the Principals and certain of the Amsdell Entities (of which approximately $18.7 million will be paid to us by the Principals and the Amsdell Entities in repayment of their obligation to our predecessor company); and

• the remainder for general working capital purposes, including the potential acquisition and development of additional facilities.

Risk factors	See “Risk Factors” beginning on page 15 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.

Proposed New York Stock Exchange symbol	YSI

(1)	Includes restricted shares to be granted by us concurrently with this offering to our newly appointed non-employee trustees. Excludes shares issuable upon exercise of the underwriters’ over-allotment option and shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also excludes additional shares that may be issued in the future under our equity incentive plan.

(2)	Includes operating partnership units expected to be issued in connection with our formation transactions that may, subject to certain limitations, be exchanged for cash or, at the operating partnership’s option, our common shares on a one-for-one basis.

Summary Financial Data

      The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessors. Pro forma operating data are presented for the three months ended March 31, 2004 and for the year ended December 31, 2003 as if this offering and our formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if this offering and our formation transactions had occurred on March 31, 2004. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

      The summary historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from audited financial statements contained elsewhere in this prospectus. The summary historical financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 were derived from unaudited, interim combined financial statements contained elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods.

      You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31,			Year Ended December 31,

	Company			Company
	Pro	Predecessor		Pro
	Forma	Historical (1)		Forma	Predecessor Historical (1)

	2004	2004	2003	2003	2003	2002	2001

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental income	$19,491	$19,491	$18,390	$76,898	$76,898	$72,719	$59,120
Other property related income	1,499	1,033	1,001	5,715	3,928	3,866	3,156

Total revenues	20,990	20,524	19,391	82,613	80,826	76,585	62,276

Operating expenses:
Property operating expenses	7,949	7,698	7,112	29,086	28,096	26,075	20,977
Depreciation (2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168
Management fees to related party/general and administrative (3)	1,275	1,102	1,041	5,132	4,361	4,115	3,358

Total operating expenses	14,802	13,528	13,171	57,112	51,951	49,846	38,503

Operating income	6,188	6,996	6,220	25,501	28,875	26,739	23,773
Interest expense	(4,499)	(3,739)	(3,912)	(18,113)	(15,128)	(15,944)	(13,430)
Loan procurement amortization expense	(240)	(173)	(232)	(1,476)	(1,015)	(1,079)	(1,182)
Minority interest	(65)	—	—	(267)	—	—	—
Loss on sale of storage facilities	—	—	—	—	—	—	(2,459)

Income from continuing operations	1,384	3,084	2,076	5,645	12,732	9,716	6,702

Discontinued operations:
Income from operations	—	—	59	—	171	312	194
Gain on sale of storage facilities	—	—	—	—	3,329	—	—

Income from discontinued operations	—	—	59	—	3,500	312	194

Net income	$1,384	$3,084	$2,135	$5,645	$16,232	$10,028	$6,896

Basic earnings per share (4)(5)
Diluted earnings per share (5)
Weighted average common shares outstanding—basic (4)(5)
Weighted average common shares outstanding—diluted (5)

	Three Months Ended March 31,			Year Ended December 31,

	Company			Company
	Pro	Predecessor		Pro
	Forma	Historical (1)		Forma	Predecessor Historical (1)

	2004	2004	2003	2003	2003	2002	2001

	(Dollars in thousands)
Balance Sheet Data (as of end of period):
Storage facilities, net of accumulated depreciation	$511,687	$391,683	$406,293		$395,599	$411,232	$378,179
Total assets	520,721	408,548	416,398		412,219	421,400	392,016
Loans payable and capital lease obligations	282,641	271,314	269,771		271,945	270,413	242,184
Total liabilities	294,752	280,562	278,849		280,470	278,987	249,854
Minority interest	9,767	—	—		—	—	—
Owners’/shareholders’ equity	216,202	127,986	137,549		131,749	142,413	142,162
Total liabilities and owners’/shareholders’ equity	520,721	408,548	416,398		412,219	421,400	392,016

Other Data:
Net operating income (6)	13,041	12,826	12,279	53,527	52,730	50,510	41,299
Funds from operations (7)	7,027	7,812	7,209	28,806	32,604	29,885	23,812
Number of facilities (end of period)		155	159		155	159	152
Total rentable square feet (end of period)		9,862	10,072		9,869	10,050	9,521
Occupancy (end of period)		82.6%	79.2%		82.6%	79.2%	78.6%

Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		9,235	8,916		34,227	31,642	23,570
Investing activities		(968)	(657)		(2,507)	(33,212)	(127,683)
Financing activities		(7,477)	(7,332)		(25,729)	(818)	105,049

Reconciliation of FFO to Net Income (7):
Net income	1,384	3,084	2,135	5,645	16,232	10,028	6,896
Plus:
Depreciation (2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168
Minority interest	65	—	—	267	—	—	—
Depreciation included in discontinued operations	—	—	56	—	207	201	289
Loss on sale of storage facilities	—	—	—	—	—	—	2,459
Less:
Gain on sale of facilities	—	—	—	—	(3,329)	—	—

FFO for the operating partnership	7,027	$7,812	$7,209	28,806	$32,604	$29,885	$23,812

FFO allocable to minority interest	317	—	—	1,301	—	—	—

FFO attributable to common shareholders	$6,710	—	—	$27,505	—	—	—

Reconciliation of NOI to Operating Income (6):
Operating income	$6,188	$6,996	$6,220	$25,501	$28,875	$26,739	$23,773
Plus:
Management fees to related party/general and administrative (3)	1,275	1,102	1,041	5,132	4,361	4,115	3,358
Depreciation (2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168

Net operating income	$13,041	$12,826	$12,279	$53,527	$52,730	$50,510	$41,299

(1)	Represents historical financial data of Acquiport/ Amsdell I Limited Partnership (to be renamed U-Store-It, L.P. upon the completion of this offering) and other entities and properties, which we collectively refer to as “Acquiport/ Amsdell Predecessor”. See Note 2 to the financial statements on page F-24.

(2)	The pro forma amounts include depreciation of $850 and $3,400 for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively, associated with the step-up in basis associated with the acquisition of limited partnership interests in our operating partnership by our predecessor company in May 2004.

(3)	Management fees to related party have historically been paid to U-Store-it Mini Warehouse Co., an entity that upon completion of the offering will be part of the company.

(4)	Pro forma basic earnings per share is computed assuming the offering was consummated as of January 1, 2003 and equals pro forma net income available to common shareholders divided by the pro forma number shares of our common shares outstanding, which amount excludes shares issuable upon exercise of the underwriters’ over-allotment option and shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also excludes additional shares that may be issued in the future under our equity incentive plan.

(5)	Excludes operating partnership units expected to be issued in connection with our formation transactions that may, subject to certain limitations, be exchanged for cash or, at the operating partnership’s option, our common shares on a one-for-one basis.

(6)	We define net operating income, which we refer to as “NOI”, as total revenues less property operating expenses. NOI also can be calculated as operating income plus depreciation and management fees to related party/general and administrative expense. NOI is not a measure of performance calculated in accordance with GAAP.

We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe NOI is useful to investors in evaluating our operating performance because:

•	it is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•	it is widely used in the real estate industry and the self-storage industry to measure the performance of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and book value of assets; and

•	we believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and asset base (primarily depreciation) from our operating results.

There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(7)	Funds from operations, which we refer to as “FFO,” is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (“NAREIT”), which we refer to as the “White Paper.” The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently than we do.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our shareholders.

Risks Related to Our Operations

Our results of operations will be significantly influenced by the economies and other conditions of the markets in which we operate.

      We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors. Our existing facilities in Florida, California and New Jersey provided approximately 28%, 14% and 12%, respectively, of our total revenue for the year ended December 31, 2003. As a result of this geographic concentration of our facilities, we are particularly susceptible to adverse market conditions in these particular areas. Any adverse economic or real estate developments in these markets, or in any of the other markets in which we operate, or any decrease in demand for self-storage space resulting from the local business climate could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to you.

Because we are primarily focused on the ownership, operation, acquisition and development of self-storage facilities, our results of operations will be significantly influenced by demand for self-storage space generally.

      Because our portfolio of facilities consists primarily of self-storage facilities, we are subject to risks inherent in investments in a single industry. A decrease in the demand for self-storage space would likely have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. Demand for self-storage space has been and could be adversely affected by weakness in the national, regional and local economies, changes in supply of or demand for similar or competing self-storage facilities in an area and the excess amount of self-storage space in a particular market. To the extent that any of these conditions occur, they are likely to affect market rents for self-storage space and could harm our business, financial condition and results of operations.

We face significant competition in the self-storage industry, which may impede our ability to retain customers or re-let space when existing customers vacate, or impede our ability to make, or increase the cost of, future acquisitions or developments or increase the cost of these acquisitions or developments.

      We compete with numerous developers, owners and operators in the self-storage industry, including other REITs, some of which own or may in the future own facilities similar to ours in the same markets in which our facilities are located, and some of which may have greater capital resources. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our customers, we may lose potential customers and we may be pressured to discount our rental rates below those we currently charge in order to retain customers. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not have otherwise made. Any unbudgeted capital improvements we undertake may reduce cash available for distributions to shareholders.

Our operating performance and value are subject to risks associated with real estate assets and with the real estate industry.

      Our ability to make expected distributions to our shareholders depends on our ability to generate substantial revenues from our facilities. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our facilities. These events and conditions include:

•	changes in the national, regional and local economic climate;

•	local or regional oversupply, increased competition or reduction in demand for self-storage space;

•	inability to collect rent from customers;

•	inability to finance facility acquisitions, capital improvements and development on favorable terms;

•	increased operating costs, including maintenance, insurance premiums and real estate taxes;

•	costs of complying with changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes; and

•	the relative illiquidity of real estate investments.

      In addition, prolonged periods of economic slowdown or recession, rising interest rates or declining demand for self-storage, or the public perception that any of these events may occur, could result in a general decline in rents, which would adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to make distributions to our shareholders.

If we are unable to promptly re-let units within our facilities or if the rates upon such re-letting are significantly lower than expected, our financial condition or results of operations would be adversely affected.

      Virtually all of our leases are on a month-to-month basis. Delays in re-letting units as vacancies arise would reduce our revenues and could adversely affect our operating performance. In addition, lower than expected rental rates upon re-letting could impede our growth.

We may not be successful in identifying suitable acquisitions or development projects that meet our criteria, which may impede our growth, and even if we are able to identify suitable projects, our future acquisitions and developments may not yield the returns we expect or may result in shareholder dilution.

      Our business strategy involves expansion through acquisitions and development projects. These activities require us to identify suitable acquisition or development candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable self-storage facilities that meet our acquisition or development criteria or in completing acquisitions, developments or investments on satisfactory terms. Failure to identify or complete acquisitions or developments could slow our growth, which could in turn adversely affect our operations.

      We also face significant competition for acquisitions and development opportunities. Some of our competitors have greater financial resources than we do and a greater ability to borrow funds to acquire facilities. These competitors may also be able to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher facility acquisition prices. This competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self-storage space in certain areas where our facilities are located and, as a result, adversely affect our operating results.

      Even if we are successful in identifying suitable acquisitions or development projects, newly acquired facilities may fail to perform as expected and our management may underestimate the costs associated with the integration of the acquired facilities. In addition, any developments we undertake in the future are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular facility, we make certain assumptions regarding the expected future performance of that facility. If our acquisition or development facilities fail to perform as expected or incur significant increases in projected costs, our financial performance will be adversely affected. In addition, the issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders.

We depend upon our on-site personnel to maximize customer satisfaction at each of our facilities; any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our results of operations.

      As of March 31, 2004, we had approximately 375 field personnel involved in the management and operation of our facilities. The customer service, marketing skills and knowledge of local market demand and competitive dynamics of our facility managers are contributing factors to our ability to maximize our rental income and to achieve the highest sustainable rent levels at each of our facilities. If we are unable to successfully recruit, train and retain qualified field personnel, our annual rents and our results of operations may be adversely affected.

We expect to have approximately $282.3 million of indebtedness outstanding on a pro forma basis as of March 31, 2004, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth.

      We expect to have approximately $282.3 million of outstanding indebtedness on a pro forma basis as of March 31, 2004. We also intend to incur additional debt in connection with future acquisitions and developments of facilities. We may borrow new funds under our new revolving credit facility to acquire or develop facilities. We also may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate facilities we acquire or develop. In addition, we may borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable, to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

      Our substantial debt may harm our business and operating results by:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for distributions;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

      In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our facilities (which, in most cases, will not have been fully amortized at maturity) and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. In particular, as of March 31, 2004 on a pro forma basis, we have $107.3 million of indebtedness pursuant to two multi-facility mortgage loans with anticipated repayment dates in 2006. If we are not successful in refinancing debt when it becomes due, we may be forced to dispose of facilities on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations.

Our existing mortgage indebtedness contains, and our proposed mortgage indebtedness will contain, financial and other covenants that restrict our operating and acquisition activities.

      Our existing mortgage indebtedness contains, and our proposed mortgage indebtedness will contain, certain financial and operating covenants, including, among other things, various coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, make dividend payments, sell all or substantially all of our assets and engage in mergers and consolidations and various acquisitions. These covenants may restrict our ability to pursue business initiatives or acquisition transactions that may be in our best interests. In addition, failure to meet any of the financial covenants could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

Mortgage debt obligations expose us to the possibility of foreclosure.

      Most of the facilities we own are pledged as collateral for mortgage debt. In particular, as of March 31, 2004 on a pro forma basis, we have $111.8 million of indebtedness pursuant to four mortgage loans secured by 53 of our existing facilities, including $107.3 million of indebtedness pursuant to two multi-facility mortgage loans. Our proposed new mortgage loans also will be secured by certain of our existing facilities owned by our operating partnership. In addition, our proposed revolving credit facility may be secured by certain of our existing facilities. If a facility or group of facilities is mortgaged and we are unable to meet mortgage payments, the lender could foreclose on the facility or group of facilities, resulting in loss of our investment. Also, these mortgages contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the facility or dispose of the facility or interests in the facility. Any foreclosure on a mortgaged facility or group of facilities, and the operating restrictions arising from those negative covenants, could adversely affect our financial condition or results of operations.

We could have substantial variable rate debt obligations, and therefore increases in interest rates may adversely affect our results of operations.

      Upon completion of this offering and our formation transactions, we expect that initially all of our indebtedness will be fixed rate debt. However, we intend to finance future acquisitions in part by borrowings under our revolving credit facility, which will bear interest at a variable rate. The interest expense on our variable rate indebtedness will increase when interest rates increase. Interest rates are currently low relative to historical levels and may increase significantly in the future. Unless we have hedged effectively against interest rate changes, a significant increase in interest expense would adversely affect our results of operations.

We may not be able to sell facilities when appropriate or on favorable terms.

      Real estate property investments generally cannot be sold quickly. Also, the tax laws applicable to REITs require that we hold our facilities for investment, rather than sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to dispose of facilities promptly, or on favorable terms, in response to economic or other market conditions, which may adversely affect our financial position.

Potential losses may not be covered by insurance.

      We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the facilities in our portfolio. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for losses such as loss from riots, war or acts of God, and, in some cases, flooding, because such coverage is not available or is not available at commercially reasonable rates. Some of our policies, such as those covering losses due to terrorism, floods and earthquakes, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss at a facility that is uninsured or that exceeds policy limits, we could lose the capital invested in that facility as well as the anticipated future cash flows from that facility. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a facility after it has been damaged or destroyed. In addition, if the damaged facilities are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these facilities were irreparably damaged.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

      Our existing facilities and any other facilities we acquire or develop in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. The facilities will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. If rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that facility’s operating expenses.

We could incur significant costs related to government regulation and environmental matters.

      We are subject to federal, state and local environmental regulations that apply generally to the ownership of real property and the operation of self-storage facilities. If we fail to comply with those laws, we could be subject to significant fines or other governmental sanctions.

      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a facility and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. Such liability may be imposed whether or not the owner or operator knew of, or was responsible for, the presence of these hazardous or toxic substances. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such facility or to borrow using such facility as collateral. In addition, in connection with the ownership, operation and management of real properties, we are potentially liable for property damage or injuries to persons and property.

      In order to assess the potential for liabilities arising from the environmental condition of our facilities we have obtained environmental assessments on all of our existing facilities from qualified and reputable environmental consulting firms (and intend to conduct such assessments prior to the acquisition or development of additional facilities). These environmental assessments received to date have not revealed, nor are we aware of, any environmental liability that we believe will have a material adverse effect on us. However, we cannot assure you that any environmental assessments performed have identified or will identify all material environmental conditions, that any prior owner of any facility did not create a material environmental condition not known to us or that a material environmental condition does not otherwise exist with respect to any of our facilities.

We may become subject to litigation or threatened litigation which may adversely affect our financial condition or results of operations, or restrict the operation of our business.

      We may become subject to disputes with commercial parties with whom we maintain relationships or other commercial parties in the self-storage or related businesses. Any such dispute could result in litigation between us and the other commercial parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant and could have an adverse impact on our financial condition or results of operations. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business.

      One type of commercial dispute could involve our use of our brand name and other intellectual property (for example, logos, signage and other marks), for which we generally have common law rights but no federal trademark registration. There are other commercial parties, at both a local and national level, that may assert that our use of our brand names and other intellectual property conflict with their rights to use brand names and other intellectual property that they consider to be similar to ours. Any such commercial dispute and related resolution would involve all of the risks described above, including, in particular, our agreement to restrict the use of our brand name or other intellectual property.

Risks Related to Our Organization and Structure

Our charter documents contain provisions that generally prohibit any person (other than members of the Amsdell family and certain trusts established for the benefit of members of the Amsdell family) from beneficially owning more than      % of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.

      Upon completion of this offering, our organizational documents will contain provisions that may have an anti-takeover effect and inhibit a change in our management.

      (1) There are ownership limits and restrictions on transferability in our declaration of trust. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to satisfy this requirement and for anti-takeover reasons, subject to some exceptions, our declaration of trust generally prohibits any shareholder (other than an excepted holder or certain designated investment entities, as defined in our declaration of trust) from owning (actually, constructively or by attribution), more than           % of the value or number of our outstanding shares. Our declaration of trust provides an excepted holder limit that allows members of the Amsdell family and certain trusts established for the benefit of members of the Amsdell family to own more than           % of our common shares, so long as, under the applicable tax attribution rules, no one excepted holder treated as an individual would hold more than           % of our common shares, no two excepted holders treated as individuals would own more than           % of our common shares, no three excepted holders treated as individuals would own more than           % of our common shares, no four excepted holders treated as individuals would own more than           % of our common shares, and no five excepted holders treated as individuals would own more than           % of our common shares. The excepted holder limit does not permit each excepted holder to own           % of our common shares. Rather, the excepted holder limit prevents two or more excepted holders who are each treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (          %), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (          %). Certain entities that are defined as designated investment entities in our declaration of trust, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of our outstanding common shares, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the           % ownership limit if those beneficial owners owned directly their proportionate share of the common shares owned by the designated investment entity. Our board of trustees may except a shareholder who is not an individual for tax purposes from the           % ownership limit or the 9.8% designated investment entity limit if such shareholder provides information and makes representations to the board that are satisfactory to the board in its reasonable discretion demonstrating that exceeding the           % ownership limit or the 9.8% designated investment entity limit as to such person would not jeopardize our qualification as a REIT. These restrictions may:

•	discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

•	compel a shareholder who has acquired our shares in excess of these ownership limitations to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common shares in violation of these ownership restrictions will be void ab initio and will result in automatic transfers of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

      (2) Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us. Upon completion of this offering, our declaration of trust will permit our board of trustees to issue up to 40,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares. In addition, any preferred shares that we issue would rank senior to our common shares with respect to the payment of distributions, in which case we could not pay any distributions on our common shares until full distributions have been paid with respect to such preferred shares.

      (3) Our declaration of trust and bylaws contain other possible anti-takeover provisions. Upon completion of this offering, our declaration of trust and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals, our board of trustee’s power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.

Our management has no experience operating a REIT or a public company.

      We have no history operating as a REIT or a public company. Our board of trustees and executive officers will have overall responsibility for our management and, while certain of our officers and trustees have extensive experience in real estate marketing, development, management, finance and law, none of our executive officers have prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. If we fail to qualify as a REIT, our distributions to shareholders will not be deductible for federal income tax purposes, and therefore we will be required to pay corporate tax at applicable rates on our taxable income, which will substantially reduce our earnings and may reduce the value of our common shares and adversely affect our ability to raise additional capital.

Certain provisions of Maryland law could inhibit changes in control.

      Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of those shares, including:

•	“business combination moratorium/fair price” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes stringent fair price and super-majority shareholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares” from a party other than the issuer) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares, and are subject to redemption in certain circumstances.

      We have opted out of these provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time. See “Description of Shares — Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Business Combinations” and “— Control Share Acquisitions,” beginning on page 97.

Upon completion of this offering and our formation transactions, the Principals and the Amsdell Entities collectively will own a      % beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and any matter presented to our shareholders.

      Upon completion of this offering and our formation transactions, the Principals and the Amsdell Entities collectively will own a      % beneficial interest in our company on a fully diluted basis. Consequently, these persons and entities may be able to significantly influence the outcome of matters submitted for shareholder action, including the election of our board of trustees and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day business decisions and management policies. As a result, the Principals have substantial influence on us and could exercise their influence in a manner that conflicts with the interests of other shareholders.

Certain officers and trustees may have interests that conflict with the interests of shareholders.

      Certain of our officers and members of our board of trustees will own limited partnership units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our operating partnership, such as interests in the timing and pricing of facility sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unitholders may influence our decisions affecting these facilities.

Our Chairman and Chief Executive Officer has outside business interests that could require time and attention.

      Robert J. Amsdell, our Chairman and Chief Executive Officer, has outside business interests that are not being contributed to our company which could require time and attention. These interests include the ownership and operation of certain office and industrial properties, and the 19 option facilities. Mr. Amsdell’s employment agreement permits him to devote time to his outside business interests. In some cases, Mr. Amsdell may have certain management and/or fiduciary obligations associated with these business interests that interfere with his ability to devote time to our business and affairs or otherwise conflict with his responsibilities as our Chairman and Chief Executive Officer and may adversely affect our operations.

Our business could be harmed if key personnel with long-standing business relationships in the self-storage industry terminate their employment with us.

      Our continued success depends on the continued services of our Chairman and Chief Executive Officer and our other executive officers. Our top four executives, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, have an average of approximately 22 years of real estate experience and have worked in the self-storage industry for an average of approximately 16 years. Although we will have employment agreements with our Chairman and Chief Executive Officer and the other members of our senior management team, we cannot provide any assurance that any of them will remain in our employ. The loss of services of one or more members of our senior management team, particularly our Chairman and Chief Executive Officer, could adversely affect our operations and our future growth.

We depend on external capital.

      To qualify as a REIT, we will be required to distribute to our shareholders each year at least 90% of our REIT taxable income, excluding net capital gains. In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for acquisitions and facility development, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings and our ability to qualify as a REIT for federal income tax purposes.

You have limited control as a shareholder to prevent us from making any changes to our investment and financing policies that you believe could harm our business, prospects, operating results or share price.

      Our board of trustees has adopted policies with respect to certain activities. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

      Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, our declaration of trust and bylaws will require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. Accordingly, in the event that actions taken in good faith by any trustee or officer impede the performance of our company, your ability to recover damages from that trustee or officer will be limited.

We may assume unknown liabilities in connection with our formation transactions.

      As part of our formation transactions, we will acquire certain entities and/or assets that are subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by customers, vendors or other persons dealing with our predecessor entities (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer or another third party for certain of these liabilities, there can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

Risks Related to This Offering

The value of the equity that the Principals and the Amsdell Entities own following our formation transactions may exceed the fair market value of their interests in our predecessor entities prior to those transactions.

      We did not obtain independent third-party appraisals, valuations or fairness opinions in connection with the formation transactions. The Principals and the Amsdell Entities own the facilities, the property management company and other assets that are being acquired by us in connection with our formation transactions. As a result, the terms of these transactions were not negotiated on an arm’s length basis. These transactions include:

•	mergers of two predecessor companies into us, in which the Principals and certain Amsdell Entities will receive our common shares;

•	contributions of three facilities, in which Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell will receive units of our operating partnership; and

•	the purchase of our predecessor’s management company, from which the Principals and certain Amsdell Entities will receive cash from the proceeds of this offering.

      The value of the units or shares that we will issue in these mergers and contributions will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares was determined through negotiations between us and the representatives of the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the self-storage industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The value of cash consideration to be received by the Principals and certain Amsdell Entities in connection with the purchase of our predecessor’s management company was determined based on factors including its record of operations, its management, its growth prospects as a stand alone company and the current state of management companies in the self-storage industry and the economy as a whole. That value does not necessarily bear any relationship to the book value or the fair market value of our predecessor’s management company’s assets. As a result of the foregoing, the value of the equity that the Principals and the Amsdell Entities own following our formation transactions may exceed the fair market value of their interests in our predecessor entities prior to those transactions.

There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

      Prior to this offering, there has not been a public market for any class of our common shares. An active trading market for our common shares may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

      At times the stock markets, including the New York Stock Exchange, on which we intend to apply to list our common shares, experience significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects.

      The price of our common shares could fluctuate in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	changes in market interest rates;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

      In the past, securities class action litigation has been instituted against companies following periods of volatility in their stock price. If this type of litigation were to be initiated in respect of our shares, it could result in substantial costs and divert our management’s attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

      If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding approximately                     common shares. Of these shares, the                      shares sold in this offering will be freely tradable, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and approximately           additional common shares will be available for sale in the public market 270 days after the date of this prospectus following the expiration of lock-up agreements between our executive officers and trustees, on the one hand, and the underwriters, on the other hand. The Principals and the Amsdell Entities will be granted registration rights that will enable them to sell shares received in the formation transactions or upon redemption of operating partnership units in market transactions, subject to certain limitations. The representatives of the underwriters may release these shareholders from their lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

If you invest in this offering, you will experience immediate and substantial dilution.

      We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $          in the book value per common share. This means that investors who purchase shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

      Moreover, to the extent that outstanding options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution.

Affiliates of Lehman Brothers will receive benefits in connection with this offering.

      In connection with this offering and our formation transactions, an affiliate of Lehman Brothers, an underwriter in this offering, will receive benefits from this offering and our formation transactions in addition to customary underwriting discount and commissions. These benefits include origination fees, reimbursement of certain expenses and indemnification for certain liabilities. An affiliate of Lehman Brothers is the lender under our existing term loan, which is expected to have an outstanding balance of $422.0 million as of the closing of this offering, a portion of which will be repaid with proceeds from this offering. The remaining outstanding balance will be repaid with the net proceeds from two new fixed rate mortgage loans with an aggregate amount of approximately $170.6 million, which we also expect will be provided by an affiliate of

Lehman Brothers upon the completion of this offering. In addition, an affiliate of Lehman Brothers is the lender under a mezzanine loan facility to Rising Tide Development, LLC, which had an outstanding balance of $8.2 million as of June 30, 2004. Upon completion of this offering, we will have the option to purchase the 19 option facilities from Rising Tide Development, LLC. We expect that any such purchase will require that a portion of the outstanding balance on the mezzanine loan facility be repaid. These transactions and relationships create a potential conflict of interest because Lehman Brothers has interests in the successful completion of this offering beyond the underwriting discount and commissions it will receive.

We may need to borrow money or sell assets to fund our expected distributions to shareholders if cash generated from our operations is not sufficient to make these distributions. If our distributions exceed our earnings and profits, as initially expected, a portion of the distributions will constitute a return of capital.

      Our estimated initial annual distributions for the 12 months ending                     , 2005 represent approximately           % of our estimated initial cash available for distribution for the same period as calculated in “Distribution Policy,” beginning on page 30. We expect           % of these distributions will represent a return of capital during the tax period ending December 31, 2004. We expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distribution, or reduce the amount of such distribution. In the event the underwriters’ over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

Tax Risks

Failure to qualify as a REIT would have serious adverse consequences to us and our shareholders.

      We intend to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004, and we plan to operate so that we can meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the Internal Revenue Service, which we refer to as the “IRS,” that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our shareholders with respect to each year at least 90% of our REIT taxable income (excluding net capital gains). The fact that we hold substantially all of our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

      If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. As a taxable corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the IRS were to grant us relief under certain statutory provisions. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This likely would have a significant adverse effect on our earnings and the value of our securities. In addition, we would no longer be required to pay any distributions to shareholders.

We will pay some taxes even if we qualify as a REIT.

      Even if we qualify as a REIT for federal income tax purposes, we will be required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income, including capital gains. Moreover, if we have net income from “prohibited transactions,” that income will be subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. We cannot guarantee that sales of our properties would not be prohibited transactions unless we comply with certain statutory safe-harbor provisions. The need to avoid prohibited transactions could cause us to forego or defer sales of facilities that our predecessors otherwise would have sold or that might otherwise be in our best interest to sell.

      In addition, any net taxable income earned directly by our taxable REIT subsidiaries will be subject to federal and state corporate income tax. We will elect to treat U-Store-It Mini Warehouse Co. as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities follow the federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders.

The lower tax rate on certain dividends from non-REIT “C” corporations may cause investors to prefer to hold stock in non-REIT “C” corporations.

      While corporate dividends have traditionally been taxed at ordinary income rates, the maximum tax rate on certain corporate dividends received by individuals through December 31, 2008, has been reduced from 35% to 15%. This change has reduced substantially the so-called “double taxation” (that is, taxation at both the corporate and shareholder levels) that had generally applied to non-REIT “C” corporations but did not apply to REITs. Generally, dividends from REITs do not qualify for the dividend tax reduction because REITs generally do not pay corporate-level tax on income that they distribute currently to shareholders. REIT dividends are only eligible for the lower capital gains rates in limited circumstances where the dividends are attributable to income, such as dividends from a taxable REIT subsidiary, that has been subject to corporate-level tax. The application of capital gains rates to non-REIT “C” corporation dividends could cause individual investors to view stock in non-REIT “C” corporations as more attractive than shares in REITs, which may negatively affect the value of our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements contained in “Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Facilities,” “Investment Policies and Policies With Respect to Certain Activities” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

      The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include without limitation:

•	National and local economic conditions;

•	The competitive environment in which we operate;

•	The execution of our business plan;

•	Financing risks;

•	Acquisition and development risks;

•	Potential environmental and other liabilities; and

•	Other factors affecting the real estate industry generally or the self-storage industry in particular.

      For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” beginning on page 15. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

USE OF PROCEEDS

      The net proceeds of this offering will be approximately $                     million, after taking into account underwriting discount, commissions and estimated offering expenses. We intend to use the net proceeds as follows:

•	approximately $ million to repay a portion of our existing term loan provided by an affiliate of Lehman Brothers, which is expected to have an outstanding balance of $422.0 million at the closing of this offering;

•	approximately $6.2 million to repay the expected outstanding balance at the closing of this offering on four loans secured by four of our existing facilities, plus the payment of an estimated $0.9 million of associated prepayment penalties;

•	approximately $10.4 million to repay the expected outstanding balance at the closing of this offering on four loans secured by three facilities that will be contributed to our operating partnership in connection with the formation transactions;

•	approximately $23.0 million to fund our purchase of the capital stock of our predecessor’s management company from the Principals and certain of the Amsdell Entities (of which approximately $18.7 million will be paid to us by the Principals and the Amsdell Entities in repayment of their obligation to our predecessor company); and

•	the remainder for general working capital purposes, including the potential acquisition and development of additional facilities.

      The approximately $           million remaining outstanding under our existing term loan provided by an affiliate of Lehman Brothers after application of the net proceeds of this offering as described above will be repaid with the net proceeds from two proposed new fixed rate mortgage loans, which we also expect will be provided by an affiliate of Lehman Brothers. For more information, refer to “Our Business and Facilities — Outstanding Indebtedness — Proposed Additional Fixed Rate Mortgage Loans.” As of June 30, 2004, our existing term loan bore interest at a floating rate equal to 30-day LIBOR plus 3.0%, or 4.10% per annum. The term loan matures in May 2005, with two three-month extension options followed by two six-month extension options, all of which are exercisable at our option.

      The approximately $6.2 million of existing indebtedness secured by four of our existing facilities was incurred pursuant to four separate loans. As of June 30, 2004, approximately $1.1 million of that existing indebtedness bore interest at 9.35% and matures in April 2006, approximately $2.1 million bore interest at 7.51% and matures in February 2008, approximately $1.0 million bore interest at 7.38% and matures in May 2008 and approximately $2.0 million bore interest at 7.55% and matures in September 2009.

      The approximately $10.4 million of existing indebtedness secured by the three facilities being contributed in connection with the formation transactions was incurred pursuant to four separate loans. As of June 30, 2004, approximately $5.7 million of that existing indebtedness bore interest at 3.25% and matures in August 2004, approximately $2.0 million bore interest at 3.25% and matures in December 2004, approximately $0.7 million bore interest at 3.61% and matures in December 2006 and approximately $2.0 million bore interest at 7.00% and matures in April 2009.

      If the underwriters’ over-allotment option to purchase                     shares is exercised in full, we will receive additional net proceeds of approximately $          million. We will use these additional proceeds for general working capital purposes, including the potential acquisition and development of additional facilities.

DISTRIBUTION POLICY

      We intend to make regular quarterly distributions to holders of our common shares. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending                     , 2004, based on a distribution of $          per share for a full quarter. On an annualized basis, this would be $          per share, or an annual distribution rate of approximately           % based on the initial public offering price of $          per share, which is the midpoint of the range indicated on the cover page of this prospectus. We estimate that this initial annual rate of distribution will represent approximately           % of our estimated cash available for distribution to our common shareholders for the 12 months ending                     , 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which we believe will increase our cash available for distribution, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow to fund the shortfall. In estimating our cash available for distribution to common shareholders, we have made certain assumptions as reflected in the table and footnotes below. You should read this discussion and the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” beginning on page 45, and the financial statements and related notes beginning on page F-1 of this prospectus.

      We do not intend our estimate of cash available for distribution to our common shareholders for the 12 months ending                     , 2005 to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting our estimated initial annual distribution amount. Our estimate of cash available for distribution to our common shareholders should not be considered as an alternative to cash flow from operating activities (computed in accordance with accounting principles generally accepted in the United States, which we refer to as “GAAP”) or as an indicator of our liquidity. We cannot assure you that our estimate of cash available for distribution to our common shareholders will prove accurate, and actual distributions may be different from the estimated distributions.

      We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend to reduce the estimated initial distribution per share if the underwriters’ over-allotment option with respect to this offering is exercised; however, this could require us to borrow funds to pay a portion of this distribution. We have estimated our initial annual distribution rate only for the twelve-month period following completion of this offering, and we have not estimated the distribution to be paid beyond this period. If we use working capital or borrowings to fund these distributions, this will reduce our cash available for distribution and the availability of debt for other purposes, which could negatively affect our financial condition, our results of operations and our ability to expand our business and fund our growth initiatives.

      We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or, if made, that any such distributions will be sustained. Any distributions made by us will be authorized and determined by our board of trustees out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our facilities, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors,” beginning on page 15. If our facilities do not generate sufficient cash flow to allow cash to be distributed to us, we will be required either to fund distributions from working capital or borrowings, or to reduce such distributions.

      The Code requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see “Material

United States Federal Income Tax Considerations,” beginning on page 103. To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our shareholders will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our shareholders in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

      The following table describes our pro forma net income available for distribution to our shareholders for the 12 months ended March 31, 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to our common shareholders for the 12 months ended March 31, 2005.

Dollars in
thousands

Pro forma net income available to our common shareholders for the year ended December 31, 2003	$

Less: Net income for the three months ended March 31, 2003

Add: Net income for the three months ended March 31, 2004

Pro forma net income available to our common shareholders for the 12 months ended March 31, 2004

Add: Pro forma depreciation and amortization(1)

Add: Adjustment for net rental increase and occupancy changes effective through March 31, 2004(2)

Estimated cash flows from operations available for distribution to our common shareholders for the 12 months ended March 31, 2005

Less: Estimated cash flows used in investing activities — facility improvements(3)

Less: Estimated cash flows used in investing activities — scheduled mortgage loan principal payments(4)

Estimated cash available for distribution to our common shareholders for the 12 months ended March 31, 2005

Estimated initial annual distribution(5)

Payout ratio based on estimated cash available for distribution to our common shareholders(5)	%

(1)	Includes real estate depreciation of $ and amortization of loan procurement costs of $ on a pro forma basis.

(2)	Represents additional revenues on a pro forma basis based on the aggregate of the following adjustments:

(a)	Rental increases achieved by March 31, 2004 as if the increases were in effect beginning on April 1, 2003, for those customers who occupied their units at the facilities for the entire 12-month period ended March 31, 2004; and

(b)	Rental increases and occupancy increases achieved by March 31, 2004 for those customers who commenced unit rentals during the 12-month period ended March 31, 2004 and were occupying their units at March 31, 2004, as if those customers had occupied their units for the entire 12-month period ended March 31, 2004 and the rental increases achieved by March 31, 2004 were in effect beginning on April 1, 2003, net of rental revenues from those customers who commenced unit rentals during the 12-month period ended March 31, 2004 but vacated their units before March 31, 2004.

For the 12 months ended March 31, 2004, no increases in our operating expenses were applicable as a result of giving pro forma effect to the rental and occupancy increases as described above.

(3)	Represents estimated annual capital expenditures of $ per rentable square foot for the total rentable square feet at our existing facilities.

(4)	Represents the amortization of principal on our indebtedness on a pro forma basis.

(5)	If the underwriters’ over-allotment option to purchase an additional shares is exercised in full at the mid-point of the price range on the cover page of this prospectus, our initial annual distribution would increase by $ and our payout ratio would increase to %.

CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004, on a historical and as adjusted basis to reflect our formation transactions, this offering and the use of the net proceeds from this offering as described in “Use of Proceeds” on page 29. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

	March 31, 2004

	Historical (1)	As Adjusted

	($ in thousands)
Loans payable	$271,004	$
Minority interest	—
Owners’/ shareholders’ equity	—
Common shares, $0.01 par value, 200,000,000 shares authorized, shares issued and outstanding (2)	—
Preferred shares, $0.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—
Additional paid in capital	—
Accumulated equity	127,986

Total owners’/ shareholders’ equity	127,986

Total capitalization	$398,990	$

(1)	Represents historical financial data of Acquiport/ Amsdell I Limited Partnership (to be renamed U-Store-It, L.P. upon the completion of this offering) and other entities and properties, which we collectively refer to as “Acquiport/ Amsdell Predecessor” (see Note 2 to the financial statements on page F-24).

(2)	Our pro forma outstanding common shares exclude restricted shares to be granted by us concurrently with this offering to our newly appointed non-employee trustees. Exclude shares issuable upon exercise of the underwriters’ over-allotment option and shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also exclude additional shares that may be issued in the future under our equity incentive plan.

DILUTION

      Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and units. After giving effect to our sale of the common shares offered hereby and the application of aggregate net proceeds described under “Use of Proceeds” on page 29, and completion of our formation transactions, our pro forma net tangible book value as of March 31, 2004 would have been approximately $                    , or $                    per common share. This amount represents an immediate increase in net tangible book value of $                    per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $                    per common share to new investors. The following table illustrates this dilution.

Initial public offering price (1)	$
Net tangible book value per share prior to the offering (2)
Increase in net tangible book value per share to continuing shareholders attributable to new investors
Pro forma net tangible book value per share after this offering (3)
Dilution per share to new investors (4)	$

(1)	Before deduction of the estimated underwriting discount and expenses of the offering.

(2)	Net tangible book value per share before the offering is determined by subtracting net intangible assets of $ from owners’ equity as of March 31, 2004, divided by pro forma shares and units held by continuing investors.

(3)	Based on total net tangible pro forma equity including limited partners’ interest in our operating partnership of $ , which excludes net intangible assets of $ , divided by pro forma shares and units outstanding.

(4)	The dilution per share to new investors assuming that the units are not exchanged for common shares is the same as the amount disclosed above.

Differences Between New and Existing Shareholders in Number of Shares and Amount Paid

      The table below summarizes, as of March 31, 2004 on the pro forma basis discussed above, the differences between the number of common shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing shares in this offering. We used the initial public offering price of $                     per share, and we have not deducted the underwriting discount and estimated offering expenses payable by us in our calculations.

Shares Purchased
Assuming No Exercise of
Underwriters’ Over-
	Allotment Option		Total Consideration		Average
Price Per
	Number	Percentage	Amount	Percentage	Share

Existing shareholders
New investors
Total

      If the underwriters exercise their over-allotment option in full, the percentage of shares held by existing shareholders will decrease to           % of the total shares outstanding, and the number of shares held by new investors will increase to           , or           % of the total shares outstanding.

SELECTED FINANCIAL DATA

      The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessors. Condensed consolidated pro forma operating data are presented for the three months ended March 31, 2004 and for the year ended December 31, 2003 and as if this offering and our formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if the offering and formation transactions had occurred on March 31, 2004. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

      The selected historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from audited financial statements contained elsewhere in this prospectus. The selected historical financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 were derived from unaudited, interim condensed financial statements contained elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods.

      You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31,			Year Ended December 31,

	Company			Company
	Pro	Predecessor		Pro
	Forma	Historical(1)		Forma	Predecessor Historical(1)

	2004	2004	2003	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental income	$19,491	$19,491	$18,390	$76,898	$76,898	$72,719	$59,120	$49,992	$47,186
Other property related income	1,499	1,033	1,001	5,715	3,928	3,866	3,156	3,098	3,009

Total revenues	20,990	20,524	19,391	82,613	80,826	76,585	62,276	53,090	50,195

Operating expenses:
Property operating expenses	7,949	7,698	7,112	29,086	28,096	26,075	20,977	17,580	15,611
Depreciation(2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168	12,786	12,194
Management fees to related party/ general and administrative(3)	1,275	1,102	1,041	5,132	4,361	4,115	3,358	2,836	2,721

Total operating expenses	14,802	13,528	13,171	57,112	51,951	49,846	38,503	33,202	30,526

Operating income	6,188	6,996	6,220	25,501	28,875	26,739	23,773	19,888	19,669
Interest expense	(4,499)	(3,739)	(3,912)	(18,113)	(15,128)	(15,944)	(13,430)	(11,514)	(10,207)
Loan procurement amortization expense	(240)	(173)	(232)	(1,476)	(1,015)	(1,079)	(1,182)	(898)	(1,057)
Minority interest	(65)	—	—	(267)	—	—	—	—	—
Gain (loss) on sale of storage facilities	—	—	—	—	—	—	(2,459)	448	—
Cumulative effect of an accounting change	—	—	—	—	—	—	—	—	(671)

Income from continuing operations	1,384	3,084	2,076	5,645	12,732	9,716	6,702	7,924	7,734
Discontinued operations:
Income (loss) from operations	—	—	59	—	171	312	194	326	(18)
Gain on sale of storage facilities	—	—	—	—	3,329	—	—	—	—

Income (loss) from discontinued operations	—	—	59	—	3,500	312	194	326	(18)

Net income	$1,384	$3,084	$2,135	$5,645	$16,232	$10,028	$6,896	$8,250	$7,716

Basic earnings per share(4)(5)
Diluted earnings per share(5)
Weighted average common shares outstanding — basic(4)(5)
Weighted average common shares outstanding — diluted(5)

	Three Months Ended March 31,			Year Ended December 31,

	Company			Company
	Pro	Predecessor		Pro
	Forma	Historical(1)		Forma	Predecessor Historical(1)

	2004	2004	2003	2003	2003	2002	2001	2000	1999

	(Dollars in thousands)
Balance Sheet Data (as of end of period):
Storage facilities, net of accumulated depreciation	$511,687	$391,683	$406,293		$395,599	$411,232	$378,179	$255,917	$248,524
Total assets	520,721	408,548	416,398		412,219	421,400	392,016	268,307	254,346
Loans payable and capital lease obligations	282,641	271,314	269,771		271,945	270,413	242,184	148,149	125,119
Total liabilities	294,752	280,562	278,849		280,470	278,987	249,854	155,309	131,086
Minority interest	9,767	—	—		—	—	—	—	—
Owners’/ shareholders’ equity	216,202	127,986	137,549		131,749	142,413	142,162	112,998	123,260
Total liabilities and owners’/ shareholders’ equity	520,721	408,548	416,398		412,219	421,400	392,016	268,307	254,346
Other Data:
Net operating income	13,041	12,826	12,279	53,527	52,730	50,510	41,299	35,510	34,584
Funds from operations	7,027	7,812	7,209	28,806	32,604	29,885	23,812	20,717	19,534
Number of facilities (end of period)		155	159		155	159	152	130	126
Total rentable square feet (end of period)		9,862	10,072		9,869	10,050	9,521	7,647	7,602
Occupancy (end of period)		82.6%	79.2%		82.6%	79.2%	78.6%	80.9%	80.4%
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		9,235	8,916		34,227	31,642	23,570	22,304	22,820
Investing activities		(968)	(657)		(2,507)	(33,212)	(127,683)	(654)	(9,222)
Financing activities		(7,477)	(7,332)		(25,729)	(818)	105,049	(21,172)	(14,507)
Reconciliation of FFO to Net Income:
Net Income	$1,384	$3,084	$2,135	$5,645	$16,232	$10,028	$6,896	$8,250	$7,716
Plus:
Depreciation(2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168	12,786	12,194
Minority interest	65	—	—	267	—	—	—	—	—
Depreciation included in discontinued operations	—	—	56	—	207	201	289	129	295
Loss on sale of storage facilities	—	—	—	—	—	—	2,459	—	—
Cumulative effect of an accounting change	—	—	—	—	—	—	—	—	(671)
Less:
Gain on sale of facilities	—	—	—	—	(3,329)	—	—	(448)	—

FFO for the operating partnership	7,027	$7,812	$7,209	28,806	$32,604	$29,885	$23,812	$20,717	$19,534

FFO allocable to minority interest	317			1,301

FFO attributable to common shareholders	$6,710			$27,505

Reconciliation of NOI to Operating Income:
Operating income	$6,188	$6,996	$6,220	$25,501	$28,875	$26,739	$23,773	$19,888	$19,669
Plus:
Management fees to related party/ general and administrative(3)	1,275	1,102	1,041	5,132	4,361	4,115	3,358	2,836	2,721
Depreciation(2)	5,578	4,728	5,018	22,894	19,494	19,656	14,168	12,786	12,194

Net operating income(6)	$13,041	$12,826	$12,279	$53,527	$52,730	$50,510	$41,299	$35,510	$34,584

(1)	Represents historical financial data of Acquiport/ Amsdell I Limited Partnership (to be renamed U-Store-It, L.P. upon the completion of this offering) and other entities and properties, which we collectively refer to as “Acquiport/ Amsdell Predecessor”. See Note 2 to the financial statements on page F-24.

(2)	The pro forma amounts include depreciation of $850 and $3,400 for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively, associated with the step-up in basis relating to the acquisition of limited partnership interests in our operating partnership by our predecessor company in May 2004.

(3)	Management fees to related party have historically been paid to U-Store-it Mini Warehouse Co., an entity that upon completion of the offering will be part of the company.

(4)	Pro forma basic earnings per share is computed assuming the offering was consummated as of the first day of the period presented and equals pro forma net income available to common shareholders divided by the pro forma number shares of our common shares outstanding, which amount excludes shares issuable upon exercise of the underwriters’ over-allotment option and shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also excludes additional shares that may be issued in the future under our equity incentive plan.

(5)	Excludes operating partnership units expected to be issued in connection with our formation transactions that may, subject to certain limitations, be exchanged for cash or, at the operating partnership’s option, our common shares on a one-for-one basis.

(6)	For the 12 months ended March 31, 2004, net operating income, on a historical basis, was $53,277, determined by adding management fees to related party/ general and administrative expense for this period of $4,422 and depreciation for this period of $19,204 to operating income of $29,651 for the same period.

Non-GAAP Financial Measures

Funds from Operations

      Funds from operations, which we refer to as “FFO,” is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, which we refer to as the “White Paper.” The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

      Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently than we do.

     NOI

      We define net operating income, which we refer to as “NOI,” as total revenues less property operating expenses. NOI also can be calculated as operating income plus depreciation and management fees to related party. NOI is not a measure of performance calculated in accordance with GAAP.

      We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

      We believe NOI is useful to investors in evaluating our operating performance because:

•	it is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•	it is widely used in the real estate industry and the self-storage industry to measure the performance of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

•	we believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and asset base (primarily depreciation) from our operating results.

      We have excluded management fees to related parties from our calculations of property operating expenses and NOI because such expenses will be reclassified as general and administrative expenses after the completion of this offering and the formation transactions, and because general and administrative expenses are typically not included in calculations of property operating expenses or NOI.

      There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with the information included under the caption “Selected Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

      We are an integrated self-storage real estate company, which means that we have in-house capabilities in the design, development, leasing, operation and acquisition of self-storage facilities. According to the Self-Storage Almanac, we are the sixth largest owner and operator of self-storage facilities in the United States and, prior to the completion of this offering, the largest privately-owned operator of self-storage facilities in the United States, in each case based on number of units and rentable square footage.

      We derive our revenues principally from rents received from our customers who rent units at our self-storage facilities under month-to-month leases. Therefore, our operating results depend materially on our ability to retain our existing customers and lease our available self-storage units to new customers while maintaining and, where possible, increasing our pricing levels. In addition, our operating results depend on the ability of our customers to make required rental payments to us. We believe that our decentralized approach to the management and operation of our facilities, which places an emphasis on local, market level oversight and control, allows us to respond quickly and effectively to changes in local market conditions, where appropriate increasing rents while maintaining occupancy levels, or increasing occupancy levels while maintaining pricing levels.

      We experience minor seasonal fluctuations in the occupancy levels of our facilities, which are generally slightly higher during the summer months due to increased moving activity.

      In the future, we intend to focus on increasing our internal growth and selectively pursuing targeted acquisitions and developments of self-storage facilities. We intend to incur additional debt in connection with any such future acquisitions or developments.

Self-Storage Industry Outlook

      We believe the self-storage industry is generally less sensitive to short-term economic slowdowns than the commercial real estate industry as a whole. However, like the commercial real estate industry and the economy as a whole, the self-storage industry will ultimately be adversely affected by a prolonged economic downturn. Conditions in the self-storage industry began to improve in 2003 after having remained flat during the previous two years, during which time competition from newly constructed facilities, coupled with an extended economic slowdown in many local markets, created downward pressure on rental income and occupancy. Faced with these challenges, many operators offered pricing discounts and concessions to attract new customers, discovering subsequently, however, that these discounts and concessions made it difficult to achieve full market rents when conditions began to improve. While we generally do not utilize discounts and concessions to the same extent as many of our competitors, we nevertheless also experienced challenging operating conditions that made it difficult for us to grow our rents and occupancy from 2001 to 2003. We believe the current outlook for the self-storage industry is positive due to the improving economy and the recent drop in new construction of self-storage in many parts of the country. We believe that the performance of our same-store portfolio and the same-store portfolios of our publicly-traded competitors for the three months ended March 31, 2004 are indicators of improved conditions in the self-storage industry. We expect that this improving climate will allow us to increase our rents and occupancy levels.

Summary of Critical Accounting Policies and Estimates

      Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the combined financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these combined financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical combined financial statements included in this prospectus. We have also provided a summary of significant accounting policies in the notes to our combined financial statements (Note 2). These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ from estimates calculated and utilized by management.

     Basis of Presentation

      The real estate entities included in the accompanying combined predecessor financial statements have been combined on the basis that they were under common management for all the periods presented. The combined financial statements do not include investments in real estate entities owned by the Amsdell family that will not be contributed to our operating partnership upon completion of this offering.

      Our predecessor entities described in our financial statements are comprised of the following entities: Acquiport/ Amsdell I Limited Partnership, Acquiport/ Amsdell III, LLC, Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, USI Limited Partnership and USI II, LLC. Our presentation of our predecessor entities also includes three additional facilities, Lakewood, OH, Lake Worth, FL and Vero Beach I, FL. All intercompany balances and transactions are eliminated in combination. Collectively, our predecessor entities owned 155 self-storage facilities at March 31, 2004.

     Self-Storage Facilities

      We record self-storage facilities at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to 40 years. When we acquire properties, the purchase price is allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. Because the leases are primarily month-to-month, no value is assigned to acquired in-place leases. We evaluate tenant relationships based on concentrations of significant tenants. There is no assigned value to these tenant relationships at March 31, 2004 or December 31, 2003 or 2002. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

      We evaluate long-lived assets which are held for use for impairment when events and circumstances indicate that there may be an impairment. We compare the carrying value of these long-lived assets to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the fair value based on its undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized through March 31, 2004 and December 31, 2003.

      We consider assets to be “held for sale” when they are under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing of the transaction and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

     Revenue Recognition

      Rental income is recognized in accordance with the terms of the lease agreements or contracts, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis. Rent received prior to the start of a rental period is reported as rents received in advance.

     Recent Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board, which we refer to as “FASB,” issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which we refer to as “SFAS 150”. This statement prescribes reporting standards for financial instruments that have characteristics of both liabilities and equity. This standard generally indicates that certain financial instruments that give the issuer a choice of settling an obligation with a variable number of securities or settling an obligation with a transfer of assets, any mandatory redeemable security, and certain put options and forward purchase contracts, should be classified as a liability on the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for our predecessor entities for the year ended December 31, 2003. The predecessor entities described in our financial statements did not have any of these financial instruments outstanding during the periods presented. The adoption of SFAS 150 did not have any impact on our predecessor entities’ financial positions, results of operations and cash flows.

Results of Operations

      The following discussion of our predecessors’ results of operations should be read in conjunction with the combined financial statements and the accompanying notes thereto. Historical results set forth in the combined statements of operations should not be taken as indicative of future operations and reflect only the existing facilities.

      During 2001, our predecessors sold five facilities. The 2001 facility sales have not been reclassified as discontinued operations as they occurred prior to the adoption of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

     Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

Acquisition and Development Activities

      For the three months ended March 31, 2004 and 2003, we owned interests in 155 and 159 self-storage facilities and related assets, respectively. Since March 31, 2003 we completed and placed in service one expansion of an existing self-storage facility and acquired one self-storage facility. We sold four self-storage facilities and one commercial property during this same period, which are accounted for as discontinued operations.

Comparison of Operating Results for the Three Months Ended March 31, 2004 and 2003 (Not including discontinued operations)

Total Revenues

      Rental income increased from $18.4 million for the three months ended March 31, 2003 to $19.5 million for the three months ended March 31, 2004, an increase of $1.1 million, or 6.0%. $0.2 million of this increase is attributable to increased occupancy and $0.9 million of this increase is attributable to increased rents.

      Other property related income remained flat at $1.0 million for the three months ended March 31, 2003 and the three months ended March 31, 2004.

     Total Operating Expenses

      Property operating expenses increased from $7.1 million for the three months ended March 31, 2003 to $7.7 million for the three months ended March 31, 2004, an increase of $0.6 million or 8.5%. Payroll expenses increased by approximately $0.4 million due to higher incentive payments as a result of increased revenues and increased number of personnel. Other operating costs increased by approximately $0.1 million. Taxes and insurance increased by approximately $0.2 million. This increase is primarily attributable to increased assessed values resulting in higher real estate taxes.

      Management fees increased from $1.0 million for the three months ended March 31, 2003 to $1.1 million for the three months ended March 31, 2004, or 10.0%. This increase is attributable to higher revenues, on which management fees are based.

      Depreciation decreased from $5.0 million for the three months ended March 31, 2003 to $4.7 million for the three months ended March 31, 2004, or 6.0%. This decrease is attributable to fully amortized equipment with lives significantly shorter than new buildings and improvements.

      Interest expense decreased from $3.9 million for the three months ended March 31, 2003 to $3.7 million for the three months ended March 31, 2004, or 5.1%. The decrease is attributable to lower interest rates on our variable rate debt outstanding during both periods.

      Loan procurement amortization expense remained flat at $0.2 million for the three months ended March 31, 2003 and the three months ended March 31, 2004.

     Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Acquisition and Development Activities

      The comparability of our results of operations is significantly affected by our development, redevelopment and acquisition activities in 2003 and 2002. At December 31, 2003 and 2002, we owned interests in 155 and 159 self-storage facilities and related assets, respectively.

      In 2003, we acquired one self-storage facility, and we completed and placed in service one expansion of an existing self-storage facility. During this same period we sold four self-storage facilities and one commercial property, which are accounted for as discontinued operations.

      In 2002, we acquired three facilities and we completed and placed in service four significant development facilities and seven expansions of our existing facilities.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002 (Not including discontinued operations)

Total Revenues

      Rental income increased from $72.7 million in 2002 to $76.9 million in 2003, an increase of $4.2 million, or 5.8%. $3.5 million of this increase is attributable to increased occupancy and $0.7 million of this increase is attributable to increased rents.

      Other property related income remained flat at $3.9 million in 2002 and 2003.

Total Operating Expenses

      Property operating expenses increased from $26.1 million in 2002 to $28.1 million in 2003, an increase of $2.0 million, or 7.7%. Payroll expenses increased by approximately $0.6 million, attributable to higher incentive payments as a result of increased revenues and increased number of personnel. Taxes and insurance increased by approximately $0.7 million. This increase is primarily attributable to increased assessed values resulting in higher real estate taxes. Other operating costs increased by approximately $1.0 million. This increase is primarily attributable to significantly higher snow removal costs associated with the unusually severe winter in 2003.

      Management fees increased from $4.1 million in 2002 to $4.4 million in 2003, or 7.3%. This increase is attributable to higher revenues, on which management fees are based.

      Depreciation decreased from $19.7 million in 2002 to $19.5 million in 2003, or 1.0%. This decrease is attributable to fully amortized equipment with lives significantly shorter than new buildings and improvements.

      Interest expense decreased from $15.9 million in 2002 to $15.1 million in 2003, or 5.0%. The decrease is due to lower interest rates in 2003 on variable rate debt outstanding during both periods.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

Acquisition and Development Activities

      The comparability of our results of operations is significantly affected by our development, redevelopment and acquisition activities in 2002 and 2001. At December 31, 2002 and 2001, we owned interests in 159 and 152 self-storage facilities and related assets, respectively.

      In 2002, we acquired three facilities and we completed and placed in service four significant development facilities and seven expansions of our existing facilities.

      In 2001, we acquired 27 facilities, completed one expansion of an existing facility and we sold five self-storage facilities.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

Total Revenues

      Rental income increased from $59.1 million in 2001 to $72.7 million in 2002, an increase of $13.6 million or 23.0%. This increase is primarily attributable to the revenues generated by facilities acquired, developed or expanded in 2001 and 2002.

      Other property related income increased from $3.2 million in 2001 to $3.9 million in 2002, an increase of $0.7 million or 21.9%. This increase is also primarily attributable to the revenues generated by facilities acquired, developed or expanded in 2001 and 2002.

Total Operating Expenses

      Property operating expenses increased from $21.0 million in 2001 to $26.1 million in 2002, an increase of $5.1 million or 24.3%. Payroll expenses increased by approximately $0.9 million, taxes and insurance increased by approximately $1.2 million and other operating costs increased by approximately $2.0 million, all three due to the net addition of facilities open for the same period of time.

      Management fees increased from $3.4 million in 2001 to $4.1 million in 2002, or 20.6%. This increase is attributable to higher revenues, on which management fees are based.

      Depreciation increased from $14.2 million in 2001 to $19.7 million in 2002, or 38.7%. This increase is attributable to the net addition of facilities open for the same period of time and the timing of the acquisitions.

      Interest expense increased from $13.4 million in 2001 to $15.9 million in 2002, or 18.7%. This increase is due to an increase in the average amount of debt outstanding, which was used to acquire additional facilities.

Expected One-Time Management Contract Termination Expense

      As part of the formation transactions, we will use $23.0 million of the net proceeds from this offering to fund the purchase of the capital stock of U-Store-It Mini Warehouse Co., the current manager of our storage facilities, from the Principals and certain of the Amsdell Entities. For accounting purposes, this acquisition is not considered an acquisition of a “business” for purposes of applying Statement of Financial Accounting Standards No. 141 regarding “Business Combinations”, issued by FASB. As a result of this accounting treatment, we expect to record during our first public financial reporting period immediately following the completion of this offering a one-time management contract termination expense of approximately $22.9 million relating to the termination of our management contracts with U-Store-It Mini Warehouse Co. Our pro forma statements of income for the three months ended March 31, 2004 and for the year ended December 31, 2003 do not include this one-time management contract termination expense as the intent of these statements is to reflect the expected continuing impact of the formation transactions.

Same-Store Facility Results

      We consider our same-store portfolio to consist of only those facilities owned by us at the beginning and at the end of the applicable periods presented and that had an occupancy of at least 70% as of the first day of such periods.

      We consider the following same-store presentation to be useful to investors in evaluating our performance because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for our same-store portfolio for the periods presented.

	Three Months Ended			Year Ended			Year Ended
	March 31,			December 31,			December 31,
			Percent			Percent			Percent
	2004	2003	Change	2003	2002	Change	2002	2001	Change

	($ in thousands)
Same-store revenues	$18,874	$17,953	5.1%	$60,958	$59,300	2.8%	$48,313	$48,736	-0.9%
Same-store property operating expenses	6,936	6,426	7.9%	20,657	19,589	5.5%	15,659	15,501	1.0%
Same-store net operating income (1)	11,938	11,527	3.6%	40,301	39,711	1.5%	32,654	33,235	-1.7%
Non same-store revenues	1,650	1,439		19,868	17,285		28,272	13,541
Non same-store property operating expenses	762	686		7,438	6,487		10,417	5,477
Non same-store net operating income (1)	888	753		12,430	10,798		17,855	8,064
Total revenues	20,524	19,392		80,826	76,585		76,585	62,277
Total property operating expenses	7,698	7,112		28,095	26,076		26,076	20,978
Total net operating income (1)	12,826	12,279		52,730	50,510		50,510	41,299
Number of facilities included in same-store	142			121			101

(1)	For each group of facilities, net operating income is calculated as total revenues less property operating expenses. For a reconciliation of total net operating income to operating income for the periods presented, refer to page 36.

Cash Flows

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

      Cash provided by operations increased from $8.9 million for the three months ended March 31, 2003 to $9.2 million for the three months ended March 31, 2004, an increase of $0.3 million, or 3.4%. This increase is primarily attributable to higher income from continuing operations.

      Cash used in investing activities increased from ($0.7 million) for the three months ended March 31, 2003 to ($1.0 million) for the three months ended March 31, 2004, an increase of ($0.3 million), or 42.9%. This increase is primarily attributable to additional improvements to the self-storage portfolio.

      Cash used in financing activities increased from ($7.3 million) for the three months ended March 31, 2003 to ($7.5 million) for the three months ended March 31, 2004, an increase of ($0.2 million), or 2.7%. This increase is primarily attributable to larger distributions to owners.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

      Cash provided by operations increased from $31.6 million in 2002 to $34.2 million in 2003, an increase of $2.6 million, or 8.2%. This increase is primarily attributable to an increase in the income from continuing operations.

      Cash used in investing activities decreased from ($33.2 million) in 2002 to ($2.5 million) in 2003, a decrease of ($30.7 million), or 92.5%. This decrease is primarily attributable to a decrease in acquisitions and improvements of self-storage facilities in 2003 as compared to 2002.

      Cash used in financing activities increased from ($0.8 million) in 2002 to ($25.7 million) in 2003, an increase of ($24.9 million). This increase is primarily attributable to lower borrowings and partner contributions required as a result of the reduced level of acquisition activity of self-storage facilities in 2003 as compared to 2002.

Comparison for the Year Ended December 31, 2002 to the Year Ended December 31, 2001

      Cash provided by operations increased from $23.6 million in 2001 to $31.6 million in 2002, an increase of $8.0 million, or 33.9%. This increase is primarily attributable to an increase in the income from continuing operations resulting from 2001 facility acquisitions.

      Cash used in investing activities decreased from ($127.7 million) in 2001 to ($33.2 million) in 2002, a decrease of ($94.5 million), or 74.0%. This decrease is primarily attributable to significantly fewer acquisitions in 2002 as compared to 2001.

      Cash provided by (used in) financing activities decreased from $105.0 million in 2001 to ($0.8 million) in 2002, a decrease of $105.8 million, or 100.8%. This decrease is primarily attributable to lower borrowings and partner contributions with the reduced level of acquisition activity of self-storage facilities in 2002 as compared to 2001.

Liquidity and Capital Resources

      We will have a substantially different capital structure than our predecessors as a result of this offering and our formation transactions. Upon completion of this offering, the formation transactions and the use of proceeds therefrom, we anticipate that our total indebtedness outstanding will be approximately $282.3 million on a pro forma basis as of March 31, 2004.

      Our operating partnership expects to enter into two fixed rate mortgage loans to be provided by an affiliate of Lehman Brothers upon the completion of this offering. The primary purpose of these mortgage loans will be to repay the portion of our existing term loan that is not repaid from the proceeds of this offering. See “Use of Proceeds” on page 29. Our operating partnership also expects to enter into a revolving credit facility, the primary purpose of which will be to fund the acquisition and development of additional self-storage facilities.

      We derive substantially all of our revenue from customers who lease space from us at our facilities. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our customers. While we believe that the nature of the facilities in which we invest — self-storage facilities — are less sensitive to near-term economic downturns, prolonged economic downturns will adversely affect our cash flow from operations.

      The nature of our business, coupled with the requirement applicable to us as a REIT that we distribute a substantial portion of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our facilities, interest expense and scheduled principal payments on our debt, expected dividend payments (including distributions to persons who hold units in our operating partnership) and recurring capital expenditures. This amount, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. For the remainder of 2004 and the first six months of 2005, we expect to incur approximately $1.5 million of costs for recurring capital expenditures. We expect to meet our short-term liquidity needs through cash generated from operations and, if necessary, from borrowings under our revolving credit facility.

      Our long-term liquidity needs consist primarily of funds necessary to pay for development of new facilities, redevelopment of existing facilities, non-recurring capital expenditures, acquisitions of facilities and payment of indebtedness at maturity. In particular, we intend to actively pursue the acquisition of additional facilities, which will require additional capital. We do not expect that we will have sufficient funds on hand to cover these long-term cash requirements. We will have to satisfy these needs through either additional borrowings, sales of common or preferred shares and/or cash generated through facility dispositions and joint venture transactions.

      We believe that we will have access to these sources of capital, including the incurrence of additional debt and the issuance of additional equity, to fund our long-term liquidity requirements. However, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

Indebtedness Expected to be Outstanding After this Offering

      Upon completion of this offering and our formation transactions described herein, we expect to have approximately $282.3 million of outstanding indebtedness on a pro forma basis as of March 31, 2004. Such indebtedness will consist of mortgage loans secured by our operating facilities with an average blended fixed interest rate of 6.40%. Of the scheduled loan principal payments, approximately $1.9 million will be due on or before December 31, 2004. For a further discussion of our outstanding indebtedness upon completion of this offering, see “Our Business and Facilities — Outstanding Indebtedness,” beginning on page 63.

Contractual Obligations

      The following table summarizes our known contractual obligations as of December 31, 2003 (dollars in thousands):

	Payments Due by Period

		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Loans Payable	$271,571	$152,329	$108,473	$1,620	$9,149
Contractual Capital Lease Obligations	444	270	151	23	—
Ground Leases	438	99	200	133	6

Total	$272,453	$152,698	$108,824	$1,776	$9,155

      The following table summarizes our contractual obligations as of March 31, 2004 on a pro forma basis to reflect the obligations we expect to have following completion of the offering and the formation transactions (dollars in thousands):

	Payments Due by Period

		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Loans Payable	$282,331	$1,937	$110,971	$5,577	$163,846
Contractual Capital Lease Obligations	399	225	151	23	—
Ground Leases	412	73	200	133	6

Total	$283,142	$2,235	$111,322	$5,733	$163,852

Quantitative and Qualitative Disclosures About Market Risk

      Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Market Risk Related to Fixed Rate Debt

      Our total debt outstanding as of March 31, 2004 was approximately $271.0 million, of which $120.1 million or 44.3% was fixed rate and $150.9 million or 55.7% was variable rate. A change in market interest rates on fixed rate debt generally impacts the fair market value of our debt but it has no impact on interest incurred or cash flow.

      A 100 basis point increase in market interest rates would result in a decrease in the fair value of this fixed rate debt of approximately $3.0 million at March 31, 2004. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed rate debt of approximately $3.0 million at March 31, 2004. Based upon the balances outstanding on our variable rate debt at March 31, 2004, a 100 basis point increase or decrease in interest rates on our variable rate debt would increase or decrease our future interest expense by approximately $1.5 million annually.

      We expect that all of our indebtedness that will be outstanding after the offering initially will be fixed rate debt.

Inflation

      Virtually all of our customers rent units in our facilities subject to short-term, typically month-to-month, leases, which provide us the ability to increase rental rates as each lease expires, thereby enabling us to seek to mitigate our exposure to increased costs and expenses resulting from inflation. However, there is no assurance that the market will accept rental increases.

OUR BUSINESS AND FACILITIES

Overview

      We are a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. According to the Self-Storage Almanac, we are the sixth largest owner and operator of self-storage facilities in the United States and, prior to the completion of this offering, the largest privately-owned operator of self-storage facilities in the United States, in each case based on number of units and rentable square footage. Upon completion of this offering, we will own and manage 155 self-storage facilities located in 19 states and aggregating approximately 9.9 million rentable square feet. We will also manage 19 additional facilities owned by an entity affiliated with our senior management and subject to the purchase option described below. As of March 31, 2004, our existing facilities were approximately 82.6% leased to a total of approximately 68,000 tenants and no single customer accounted for more than 1% of our annual rent.

      We also will have the option to purchase from Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, 19 self-storage facilities currently under development or not yet fully stabilized which are expected to contain approximately 1.5 million rentable square feet in the aggregate. Any purchase of an option facility by us will be at a purchase price determined by applying an 8% capitalization rate to in-place net operating income at the time of purchase. The determination to purchase any of the option facilities will be made by the independent members of our board of trustees.

      Our self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. Our customers rent storage units generally ranging from 5 feet by 5 feet to 10 feet by 30 feet for their exclusive use, typically on a month-to-month basis. Additionally, some of our facilities offer outside storage areas for vehicles and boats. Our facilities are specifically designed to accommodate both residential and commercial customers, with features such as security systems and wider aisles and greater load-bearing capabilities for large truck access. All of our facilities have an on-site manager during business hours, and 112, or approximately 72%, of our facilities have a manager who resides in an apartment at the facility. Our customers can access their storage units during business hours, and some of our facilities provide customers with 24-hour access through computer controlled access systems. Our goal is to provide our customers with the highest standard of facilities and service in the industry. To that end, 73% of our facilities include climate-controlled units, compared to the national average of 21%.

      We will seek to increase our FFO and enhance shareholder value by continuing our strategy of maximizing the cash flow of our facilities and selectively pursuing acquisition and development opportunities within the self-storage industry. We will continue to seek to maximize the profitability of our facilities by increasing rents and occupancy, controlling our operating expenses and growing our ancillary revenues. We expect that our external growth strategy will involve making selective acquisitions in the highly fragmented self-storage industry, where we believe that our geographic scope, access to capital and extensive acquisition experience will give us a competitive advantage. We also intend to make selective investments in new developments.

      We were formed in July 2004 to succeed to and continue the self-storage operations conducted by entities owned directly and indirectly by the Principals and the Amsdell Entities. For over 70 years the Amsdell family has been involved in the development, ownership and management of real estate in a variety of property types, and our predecessor entities have been involved in the self-storage industry for over 30 years. At the self-storage industry’s infancy in the early 1970’s, the Amsdell family recognized the potential of the self-storage concept and began to build and market self-storage facilities. Over time, our predecessor entities developed in-house capabilities in the design, development, engineering and construction of self-storage facilities that enabled them to establish a strong position in the growing self-storage industry. In 1996, as a means of taking advantage of the rapid growth in the industry, certain Amsdell Entities formed a partnership with an institutional investor to fund the acquisition and development of additional self-storage facilities in the United States. Between 1997 and 2003, the partnership’s portfolio grew from 43 facilities totaling approximately 2.8 million rentable square feet to 152 facilities totaling approximately 9.6 million rentable square feet. Including these activities, the Principals have acquired, developed or redeveloped more than 200 self-storage facilities for themselves and others in the industry over the past 30 years. Upon completion of this offering and our formation transactions, all of the Principals’ assets and business in the self-storage industry will be owned by us, except for the 19 option facilities.

      We expect to qualify as a real estate investment trust for federal income tax purposes and will conduct all of our business through U-Store-It, L.P., our operating partnership, of which we will serve as general partner and own an approximate           % interest.

Our Competitive Advantages

      We believe the following strengths will enable us to continue to compete effectively in the self-storage industry:

•	Significant Scale and Scope — Our portfolio of existing facilities totals approximately 9.9 million rentable square feet. Our scale and geographic scope have allowed us to compete effectively in the highly fragmented self-storage market, over 80% of which is owned by operators that individually have less than a 0.4% market share, based on rentable square footage. As a national owner and operator of self-storage facilities, we continually enhance our business by applying our management expertise and best practices developed across our portfolio to each of our local facilities. We also benefit from economies of scale and are able to spread our fixed costs across a large base of facilities. In particular, the benefits include negotiating better terms for advertising, insurance and bulk purchasing of ancillary sales items. In addition, we have found it cost-effective to operate a national call center to complement the customer service provided by our on-site property managers. Economies of scale also have assisted us in marketing our “U-Store-It” brand, which we believe is one of the top brands in the industry, on a national basis. Additionally, our geographic diversification helps to mitigate risks associated with adverse operating conditions in any local or regional market.

•	Integrated Platform with Operating, Development and Acquisition Expertise — We are an integrated self-storage real estate company, which means that we have in-house capabilities in the design, development, leasing, operation and acquisition of self-storage facilities. We also are one of the few self-storage companies with the experience and the capability to make property investments on a national scale through multiple methods — acquisitions of operating facilities, development of new facilities and redevelopment of underperforming facilities. Since 1997, we have acquired 110 self-storage facilities containing an aggregate of approximately 6.6 million rentable square feet for a total purchase price of approximately $310 million. In addition, since 1997 we have developed 14 facilities containing an aggregate of approximately 900,000 rentable square feet at a total development cost of approximately $66 million. We believe that our expertise will enable us to continue to identify and complete acquisitions and developments that may enhance our cash flow and shareholder value.

•	Focused Operating Philosophy — We focus on maintaining and improving profitability at each of our facilities by managing our pricing and occupancy, controlling our operating expenses and monitoring our operating results at the facility level. Each facility manager is empowered to use his or her local market knowledge to make pricing decisions, subject to certain pre-set guidelines and review by our district managers. We believe this decentralized approach to pricing allows us to respond quickly to opportunities to increase rents. Our on-site managers and call center representatives are carefully selected and extensively trained in customer service and marketing skills. As a result of this focused operating philosophy, we generated $53.3 million of net operating income for the 12 months ended March 31, 2004 (calculated by subtracting $28.7 million of property operating expenses for such period from total revenues of $82.0 million for such period), representing a 65% NOI margin (determined by dividing net operating income by total revenues), which we believe is among the highest in the industry. See “Selected Financial Data — Non-GAAP Financial Measures” for a discussion of our use of net operating income and a reconciliation to operating income.

•	High Quality Facilities Located in Targeted Growth Markets — We seek to offer high quality modern facilities and have focused our acquisitions and developments in select metropolitan areas that we consider to be growth markets. Within those metropolitan areas, we believe our facilities are well-located in submarkets with favorable three- to five-mile demographics and demand trends. In addition, since 1999, we have spent a total of approximately $14 million expanding and improving our existing facilities. A total of 113, or approximately 73%, of our facilities include climate-controlled units, compared to the national average of 21%, according to the Self-Storage Almanac. As a result, we believe that our portfolio of existing facilities is among the most modern and well-located in the industry.

•	Seasoned Management Team — Our senior management team has been working together to acquire, develop and operate self-storage facilities for more than ten years. Our top four executives, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, have an average of approximately 22 years of real estate experience and have worked in the self-storage industry for an average of approximately 16 years. This experience enables us to capitalize on our industry relationships to identify attractive acquisition and development opportunities and continually improve our operating strategies. In addition, this management team was responsible for several key innovations that have contributed to our continued success, such as the implementation of a national call center (which we believe is one of only six in-house national call centers in the industry), full benefit packages to our employees and the creation of the “Diamond League,” a network of self-storage facilities designed to market self-storage to national commercial customers. After giving effect to this offering, our senior management team will own approximately % of our common shares on a fully diluted basis. We believe that the significant equity ownership by our senior management team will effectively align its interests with those of our other shareholders.

Our Business and Growth Strategy

•	Maximize cash flow from our facilities — We seek to maximize the cash flow from our facilities by increasing rents, increasing occupancy levels, controlling operating expenses and expanding and improving our facilities.

•	Increasing rents — Our operating strategy focuses on achieving the highest sustainable rent levels at each of our facilities. Pricing strategies are established by our facility managers in consultation with their district managers. This flexibility at the local market level has allowed us to respond quickly to opportunities to increase rents. Our annual rent per occupied square foot from our facilities has increased from an average of $8.76 in 1999 to $10.04 in 2003, a 15% increase. We believe our practice of providing flexibility for facility managers to set rents is a significant contributing factor to this growth in annual rent per occupied square foot.

•	Increasing occupancy levels — We focus on increasing occupancy levels at our newly developed, recently acquired or recently expanded facilities. We actively lease our facilities while maintaining and, where possible, increasing our pricing levels. Of the facilities that we acquired or significantly expanded between 2001 and 2003, 15 had occupancy levels below 80% at March 31, 2004. We expect that each of these facilities will achieve an occupancy of at least 80% within the next 12 to 24 months.

•	Controlling operating expenses — We strive to strictly control our operating expenses. We utilize incentive compensation programs that encourage our regional managers to maximize profitability at each of our facilities by minimizing expenses as well as increasing revenues. This focus on expense control contributed to our ability to produce an NOI margin (determined by dividing net operating income by total revenues) of 65% for the 12 months ended March 31, 2004.

•	Expanding and improving our facilities — We continually analyze whether we can achieve attractive returns on investment in facility expansions and improvements. We seek to satisfy additional demand in certain of our markets by investing in expansions of our facilities which have reached near full occupancy. Additionally, where appropriate (based on physical design of the facility and our expectations regarding additional demand), we upgrade our facilities by adding such features as climate-controlled units, enhanced security systems and interior corridor access to units. Since 1999, we have completed expansions at 16 of our facilities totaling approximately $14 million of additional investment, adding an average of approximately 20,000 square feet of rental space at each expanded facility. These expansions have allowed us to capture additional demand, thereby increasing the income from our facilities, and these improvements have allowed us to charge higher rents, thereby enhancing our operating margins.

•	Acquire facilities within our targeted markets — The self-storage industry in the United States is primarily composed of local operators that own single facilities. The top ten operators of self-storage facilities collectively own less than 20% of the aggregate market share of self-storage space, based on rentable square footage, while the remaining approximately 80% is owned by operators that individually have less than a 0.4% market share. We believe that the industry will continue to provide us with opportunities for future growth through consolidation due to this highly fragmented composition, the lack of skilled operators, the economies of scale available to a real estate company with a significant number of self-storage facilities, and the relative scarcity of capital available to the smaller operators. We intend to take advantage of these opportunities by utilizing our experience in identifying, evaluating and acquiring self-storage facilities. The experience of our management team and our history of actively acquiring self-storage facilities give us an advantage in identifying attractive potential acquisitions, as we are well known within the self-storage brokerage community and are often approached directly by principals interested in selling their facilities. Furthermore, we believe that our ability to offer our operating partnership units as a form of acquisition consideration will help us pursue acquisitions from tax-sensitive private sellers through tax-deferred transactions. In the future, we intend to acquire additional facilities primarily in areas that we consider to be growth markets in California, Florida, Georgia, Illinois, New Jersey, New York and Texas. We will have the option to purchase the 19 option facilities, as described below under “— Our Facilities — Option Facilities,” on page 62.

•	Utilize our development expertise in selective new developments — We intend to continue using our development expertise and access to multiple financing sources to pursue new developments in areas where we have existing facilities and perceive there to be unmet demand. We believe that our expertise will enable us to mitigate development risks and identify opportunities with attractive potential returns.

•	Focus on expanding our commercial customer base — We will seek to expand the base of commercial customers that use our facilities for their storage and distribution needs. Commercial customers are attractive to us because they tend to rent larger units, stay for longer rental periods and are generally less sensitive to rent increases. According to the Self-Storage Almanac, commercial customers currently comprise approximately 19% of self-storage customers nationwide. We believe that there are significant growth opportunities in this area as more businesses, such as those in the pharmaceutical and food product industries, begin to employ self-storage for their distribution logistics, favoring self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations. We have developed, acquired and redeveloped our facilities with features specifically designed to accommodate commercial customers, including climate-controlled units and wider aisles and greater load-bearing capabilities for large truck access. We have several initiatives in place, including the “Diamond League” program, to market our facilities to businesses. We founded the Diamond League in April 2001 as a network of self-storage operators to share industry expertise and to offer a network of self-storage facilities to capture national commercial accounts. We believe that these initiatives, together with the design of our facilities, will allow us to grow our base of commercial customers.

•	Continue to grow ancillary revenues — We will seek to enhance the cash flow from our facilities by selling products and services that are complementary to our customers’ use of our self-storage facilities. These include the sale of packing supplies and locks, truck and moving equipment rentals and the referral of content insurance to some of our customers. From 1999 to 2003, ancillary revenues generated by our same-store facilities increased by over 130% from approximately $0.5 million to $1.2 million.

Investment and Market Selection Process

      We intend to focus on targeted investments in acquisition and development of self-storage facilities. Our investment committee, which consists of certain of our executive officers and is led by Steven G. Osgood, our President and Chief Financial Officer, will oversee our investment process. Our investment process involves five stages — identification, initial due diligence, economic assessment, approval and final due diligence, and documentation. Through our investment committee, we intend to focus on the following criteria:

•	Targeted Markets — Our targeted markets include areas where we currently maintain management that can be extended to additional facilities, or where we believe that we can acquire a significant number of facilities efficiently and within a short period of time. We evaluate both the broader market and the immediate area, typically five miles around the facility, for their ability to support above-average demographic growth. We will seek to grow our presence primarily in areas that we consider to be growth markets in California, Florida, Georgia, Illinois, New Jersey, New York and Texas and to enter new markets should suitable opportunities arise.

•	Quality of Facility — We focus on self-storage facilities that have good visibility and are located near retail centers, which typically provide high traffic corridors and are generally located near residential communities and commercial customers. In addition, we seek to acquire facilities with an on-site apartment for the manager, security cameras and gated access, accessibility for tractor trailers and good construction.

•	Growth Potential — We will target acquisitions that offer growth potential through increased operating efficiency and, in some cases, through additional leasing efforts, renovations or expansions. In addition to acquisitions of single facilities, we will seek to invest in portfolio acquisitions, searching for situations where there is significant potential for increased operating efficiency and an ability to spread our fixed costs across a large base of facilities.

The Self-Storage Industry

      The self-storage industry in the United States consists of approximately 1.3 billion rentable square feet at approximately 37,000 facilities. The industry is highly fragmented, comprised mainly of numerous local operators that own single facilities and a few national owners and operators. The industry presents opportunities for consolidation owing in part to its highly fragmented composition, the lack of skilled operators, the economies of scale available to a real estate company with a significant number of self-storage facilities, and the relative scarcity of capital available to the smaller operators. Due to recent consolidation activity and new construction undertaken by the larger operators, the aggregate market share, by rentable square footage, of the top ten operators in the United States has increased from approximately 15% in 1996 to approximately 18% in 2003. The following table sets forth industry data and the top ten self-storage operators in the United States as reported in the Self-Storage Almanac:

				Square	Share of Total	Average Square
		Number of	Number of	Footage	Industry Square	Footage Per
Rank	Company Name	Facilities	Units	(’000s)	Footage(%)(1)	Facility(2)

1	Public Storage	1,406	835,000	85,000	6.4%	60,455
2	Storage USA	550	370,426	37,703	2.8%	68,551
3	Shurgard Storage Centers	512	N/A	35,000	2.6%	68,359
4	U-Haul International	1,044	378,277	33,461	2.5%	32,051
5	Sovran Self Storage	264	135,000	15,100	1.1%	57,197
6	U-Store-It	155	83,852	9,862	0.7%	63,628
7	Extra Space Storage	105	63,000	6,500	0.5%	61,905

				Square	Share of Total	Average Square
		Number of	Number of	Footage	Industry Square	Footage Per
Rank	Company Name	Facilities	Units	(’000s)	Footage(%)(1)	Facility(2)

8	Derrel’s Mini Storage	46	58,500	6,280	0.5%	136,522
9	A-American Storage Management	86	57,677	5,614	0.4%	65,282
10	Private Mini Storage	80	N/A	5,500	0.4%	68,750

	Top 10 Total	4,248	1,981,732	240,021	18.1%	56,502
	Industry Total	37,011	13,060,000	1,325,000		35,810

Source:	The Self-Storage Almanac, except for U-Store-It, which reflects our current information, since the Self-Storage Almanac included information with respect to certain of the option facilities, which will not be owned by us upon completion of this offering.

(1)	Determined by dividing the total square footage of each company by the total industry square footage as reported in the Self-Storage Almanac.

(2)	Determined by dividing the total square footage of each company by its number of facilities.

      We believe that the following characteristics will continue to drive the strength and growth of the self-storage industry:

•	Broad Base of Demand Driven by a Variety of Storage Needs — Self-storage facilities serve a wide spectrum of residential and commercial customers ranging from college students to high-income homeowners and from local businesses to large national corporations. The use of self-storage can be both short- and long-term and is driven by a variety of events and circumstances, including the following:

•	Moving into or out of an area, which creates the need for short-term storage;

•	Residential downsizing, such as “empty-nesters” moving into smaller homes and seeking long-term storage for their accumulated possessions;

•	The limited size of apartments and condominium units, which creates the need for supplemental storage space;

•	Growing discretionary income, resulting in the purchase of items such as boats and recreational vehicles which require storage during periods of non-use;

•	The end of school and vacation seasons, when college students and renters of vacation homes need to temporarily store their belongings, such as dormitory furniture and camping and sporting equipment;

•	The growing number of small businesses that need affordable off-site storage for their supplies, product inventories and business records; and

•	The interest of large corporations in employing self-storage as a cost-effective alternative in their distribution logistics.

•	Relative Stability through Economic Cycles — Demand for self-storage tends to remain relatively stable because the causes of such demand are present throughout the various stages of an economic cycle. Economic expansions generate demand as individuals relocate to new jobs and make more purchases and businesses expand their storage and distribution needs. Conversely, economic downturns also initially create additional needs for self-storage as a result of the relocation and residential downsizing associated with reduced income or job losses.

•	Low Price Sensitivity of Customers — Many self-storage facility customers have a low sensitivity to price increases partly due to the low cost of self-storage relative to other storage alternatives and the inconvenience of moving stored belongings to another location.

•	Large Pool of Individual Customers — The self-storage industry has continued to benefit from the significant mobility of a growing population. According to the U.S. Census Bureau, 40.1 million

United States residents, or approximately 14.2% of the total U.S. population, relocated between 2002 and 2003. Consumer awareness of self-storage has grown significantly as more facilities have been built nationwide and overall usage has risen. Self-storage operators continue to induce additional demand by opening facilities in new geographic markets, offering higher quality product with enhanced features, and actively marketing their facilities to attract first-time residential and commercial users.

•	Growth of Commercial Customer Base — Commercial customers, which are increasingly employing self-storage for their distribution logistics, favor self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations. Commercial customers are attractive because they tend to rent larger units, stay for longer rental periods and are generally less price sensitive.

      We believe that the self-storage industry offers attractive investment characteristics compared to many other sectors of commercial real estate, due to both the characteristics discussed above and the following key attributes:

•	The large number of customers who use each self-storage facility makes a self-storage operator less susceptible to abrupt declines in rental revenue caused by the bankruptcy or vacating of large customers, the risk of which is more prominent in most other real estate sectors.

•	Due to the relatively small cost of each self-storage facility, it is generally easier for the larger operators in the industry, like us, to own and operate a geographically diversified portfolio of facilities, the performance of which in the aggregate is more resilient to adverse operating conditions in any local or regional market.

•	The relatively low recurring capital expenditures necessary for the repair and maintenance of most self-storage facilities generally allow a self-storage operator to convert a high portion of its rental revenues into free cash flow.

Financing Strategy

      Upon the completion of this offering, we intend to maintain what we consider to be a conservative capital structure, using leverage in a manner that we believe is prudent. Our initial debt to total capitalization ratio, determined by dividing the book value of our total indebtedness by the sum of (a) the market value of our outstanding common shares and operating partnership units and (b) the book value of our total indebtedness, will be approximately      %. We expect to finance additional investments in self-storage facilities through the most attractive available source of capital at the time of the transaction, in a manner consistent with maintaining a strong financial position and future financial flexibility. These capital sources may include borrowings under our new revolving credit facility, selling common or preferred shares or debt securities through public offerings or private placements, incurring additional secured indebtedness, issuing units in our operating partnership in exchange for contributed property, issuing preferred units in our operating partnership to institutional partners and forming joint ventures. We also may consider selling less productive self-storage facilities from time to time in order to reallocate proceeds from these sales into more productive facilities.

Our Facilities

Overview

      The following table sets forth certain summary information regarding our existing facilities by state as of March 31, 2004 (unless otherwise indicated).

Existing Facilities

			Total	% of Total	Annual Rent
	Number of	Number of	Rentable	Rentable	Per Occupied
State	Facilities	Units	Square Feet	Square Feet	Square Foot(1)	Occupancy(2)

Florida	40	23,189	2,499,572	25.3%	$10.54	85.6%
California	25	11,226	1,353,272	13.7%	$9.38	84.6%
Ohio	15	7,144	885,605	9.0%	$9.33	82.8%
New Jersey	11	7,048	760,199	7.7%	$15.59	82.2%
Connecticut	8	3,883	415,440	4.2%	$12.47	71.5%
North Carolina	8	4,749	555,779	5.6%	$7.12	82.6%
Tennessee	7	3,060	374,271	3.8%	$7.18	84.6%
Louisiana	6	2,360	334,274	3.4%	$6.57	86.2%
Mississippi	6	3,081	389,690	4.0%	$6.18	74.5%
Georgia	5	3,535	431,387	4.4%	$8.51	82.4%
Arizona	4	2,224	242,330	2.5%	$10.89	82.0%
Michigan	4	1,831	273,010	2.8%	$7.10	81.8%
Alabama	3	1,655	234,531	2.4%	$5.98	70.7%
Maryland	3	2,577	351,110	3.6%	$11.23	79.8%
South Carolina	3	1,280	213,857	2.2%	$8.54	93.0%
Massachusetts	2	1,133	115,491	1.2%	$16.11	70.2%
New York	2	1,563	168,444	1.7%	$17.38	80.6%
Pennsylvania	2	1,590	177,411	1.8%	$12.32	84.9%
Illinois	1	724	86,700	0.9%	$12.45	70.4%
Total	155	83,852	9,862,373	100.0%	$10.04	82.6%

(1)	Determined by dividing the aggregate rental revenue for the year ended December 31, 2003 by the average of the month-end occupied square feet for the year. Rental revenue includes customer rental revenues, access, administrative and late fees and revenues from auctions, but does not include ancillary revenues generated at our facilities.

(2)	Represents total occupied square feet divided by total rentable square feet, as of March 31, 2004.

     Existing Facilities

      The following table sets forth certain additional information with respect to each of our existing facilities as of March 31, 2004 (unless otherwise indicated). Our ownership of each existing facility consists of a fee interest in the facility held by U-Store-It, L.P., our operating partnership, or one of its subsidiaries, except for our Morris Township, NJ facility, where we have a ground lease. In addition, small parcels of land at three of our other existing facilities are subject to a ground lease.

Existing Facilities

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Mobile I, AL	1997	1987	65,256	66.6%	491	N	7.4%
Mobile II, AL‡	1997	1974/90	125,950	68.5%	793	N	1.3%
Mobile III, AL	1998	1988/94	43,325	83.4%	371	Y	33.8%
Glendale, AZ	1998	1987	56,580	87.1%	575	Y	0.0%
Scottsdale, AZ	1998	1995	81,300	77.9%	608	Y	10.9%
Tucson I, AZ	1998	1974	60,300	79.8%	505	Y	0.0%
Tucson II, AZ	1998	1988	44,150	86.0%	536	Y	100.0%
Apple Valley I, CA	1997	1984	73,580	90.3%	622	Y	0.0%
Apple Valley II, CA	1997	1988	62,325	91.7%	511	Y	5.3%
Bloomington I, CA	1997	1987	31,271	69.5%	226	N	0.0%
Bloomington II, CA‡	1997	1987	26,060	100.0%	22	N	0.0%
Fallbrook, CA	1997	1985/88	46,584	96.2%	430	Y	0.0%
Hemet, CA	1997	1989	66,260	98.0%	454	Y	0.0%
Highland, CA	1997	1987	74,951	87.8%	848	Y	0.0%
Lancaster, CA	2001	1987	60,875	88.4%	416	Y	0.0%
Ontario, CA	1998	1982	80,300	85.9%	840	Y	0.0%
Redlands, CA	1997	1985	63,005	86.1%	563	N	0.0%
Rialto, CA	1997	1987	100,083	83.9%	808	Y	0.0%
Riverside I, CA	1997	1989	28,860	90.6%	249	N	0.0%
Riverside II, CA‡	1997	1989	21,880	100.0%	20	N	0.0%
Riverside III, CA	1998	1989	46,920	87.9%	384	Y	0.0%
San Bernardino I, CA	1997	1985	46,600	68.1%	453	Y	5.3%
San Bernardino II, CA	1997	1987	83,418	76.0%	625	Y	2.0%
San Bernardino III, CA	1997	1987	32,102	89.5%	246	N	0.0%
San Bernardino IV, CA	1997	1989	57,400	91.2%	591	Y	0.0%
San Bernardino V, CA	1997	1991	41,781	87.7%	408	Y	0.0%
San Bernardino VI, CA	1997	1985/92	35,007	79.8%	413	N	0.0%
Sun City, CA	1998	1989	38,635	79.8%	305	N	0.0%
Temecula I, CA	1998	1985	39,725	94.2%	316	N	0.0%
Temecula II, CA	2003 *	2003	42,425	27.1%	392	Y	89.5%
Vista, CA	2001	1988	74,781	96.2%	404	Y	0.0%
Yucaipa, CA	1997	1989	78,444	70.0%	680	Y	0.0%
Bloomfield, CT	1997	1987/93/94	48,900	72.0%	455	Y	6.6%
Branford, CT	1995	1986	51,079	73.8%	438	Y	2.2%
Enfield, CT	2001	1989	52,975	78.1%	388	Y	0.0%
Gales Ferry, CT	1995	1987/89	51,780	65.8%	592	N	4.8%
Manchester, CT	2002	1999/00/01	47,200	74.6%	519	N	37.0%
Milford, CT	1994	1975	45,181	65.5%	389	N	3.1%

	Year Acquired/			Rentable			Manager	% Climate
Facility Location	Developed(1)		Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Mystic, CT	1994		1975/86	50,250	77.6%	551	Y	2.4%
South Windsor, CT	1994		1976	68,075	66.0%	551	Y	0.8%
Boca Raton, FL	2001		1998	38,203	90.8%	605	N	67.9%
Boynton Beach, FL	2001		1999	62,042	90.4%	800	Y	54.0%
Cape Coral, FL	2000	*	2000	76,789	90.4%	902	Y	83.0%
Dania, FL	1994		1988	58,319	96.3%	483	Y	26.9%
Davie, FL	2001	*	2001	81,235	83.1%	839	Y	55.6%
Deerfield Beach, FL	1998	*	1998	57,770	95.5%	529	Y	39.2%
DeLand, FL	1998		1987	38,577	90.2%	412	Y	0.0%
Delray Beach, FL	2001		1999	68,173	91.6%	817	Y	39.0%
Fernandina Beach, FL	1996		1986	91,480	93.0%	683	Y	21.7%
Ft. Lauderdale, FL	1999	*	1999	70,534	93.6%	656	Y	46.0%
Ft. Myers, FL	1998	*	1998	67,441	77.3%	614	Y	67.0%
Lake Worth, FL‡	1998		1998/02	167,946	87.8%	1,282	N	44.9%
Lakeland I, FL	1994		1988	49,111	90.3%	486	Y	78.1%
Lakeland II, FL	1996		1984	48,600	69.5%	356	Y	19.5%
Leesburg, FL	1997		1988	51,995	90.7%	447	Y	5.1%
Margate I, FL‡	1994		1979/81	55,677	91.2%	343	N	10.5%
Margate II, FL‡	1996		1985	66,135	93.5%	315	Y	65.0%
Merrit Island, FL	2000	*	2000	50,523	86.4%	470	Y	56.4%
Miami I, FL	1995	*	1995	47,200	93.0%	556	Y	52.2%
Miami II, FL	1994		1987	57,165	69.4%	598	Y	0.1%
Miami III, FL	1994		1989	67,360	94.0%	573	Y	7.8%
Miami IV, FL	1995		1987	58,298	79.6%	610	Y	7.0%
Miami V, FL	1995		1976	77,825	65.3%	369	Y	4.0%
Naples I, FL	1996		1996	48,150	92.3%	349	Y	26.6%
Naples II, FL	1997		1985	66,144	79.0%	648	Y	43.9%
Naples III, FL	1997		1981/83	80,709	74.7%	889	Y	24.0%
Naples IV, FL	1998		1990	40,214	84.7%	444	N	41.4%
Ocala, FL	1994		1988	42,086	83.8%	360	Y	9.7%
Orlando, FL	1997		1987	51,145	70.5%	450	Y	4.8%
Pembroke Pines, FL	1997	*	1997	67,505	92.9%	692	Y	73.1%
Royal Palm Beach, FL‡	1994		1988	98,851	88.6%	670	N	79.2%
Sarasota, FL	1998	*	1998	70,948	91.0%	532	Y	43.0%
St. Augustine, FL	1996		1985	59,830	75.0%	581	Y	29.6%
Stuart I, FL	1997		1986	41,694	87.3%	524	Y	27.0%
Stuart II, FL	1997		1995	88,891	91.5%	903	Y	34.1%
Tampa I, FL	1994		1987	60,150	65.2%	416	Y	0.0%
Tampa II, FL	2001		1985	56,047	71.6%	476	Y	16.8%
Vero Beach I, FL	1997		1986	24,260	87.8%	219	N	23.3%
Vero Beach II, FL	1998		1987	26,255	88.2%	263	N	23.9%
West Palm Beach, FL	2001		1997	68,295	93.7%	1,028	Y	47.3%
Alpharetta, GA	2001		1996	90,685	85.3%	570	Y	74.9%
Decatur, GA	1998		1986	148,680	76.2%	1,409	Y	3.1%
Norcross, GA	2001		1997	85,460	81.2%	598	Y	55.1%
Peachtree City, GA	2001		1997	50,034	88.8%	449	N	74.6%
Smyrna, GA	2001		2000	56,528	90.5%	509	Y	100.0%

	Year Acquired/			Rentable			Manager	% Climate
Facility Location	Developed(1)		Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Bellwood, IL	2001		1999	86,700	70.4%	724	Y	52.1%
Baton Rouge I, LA	1997		1980	55,984	80.0%	464	Y	9.7%
Baton Rouge II, LA	1997		1980	72,032	82.1%	498	Y	33.7%
Baton Rouge III, LA	1997		1982	61,078	91.8%	452	Y	10.2%
Baton Rouge IV, LA	1998		1995	8,920	81.6%	84	N	100.0%
Prairieville, LA	1998		1991	56,520	82.9%	337	Y	3.0%
Slidell, LA	2001		1998	79,740	92.8%	525	Y	46.5%
Boston, MA	2002		2001	61,310	72.5%	629	Y	100.0%
Leominster, MA	1998	*	1987/88/00	54,181	67.7%	504	Y	45.1%
Baltimore, MD	2001		1999/00	93,750	80.0%	808	Y	45.5%
Laurel, MD‡	2001		1978/99/00	161,530	80.2%	956	N	63.7%
Temple Hills, MD	2001		2000	95,830	78.9%	813	Y	77.6%
Grand Rapids, MI	1996		1976	87,295	81.9%	499	Y	0.0%
Portage, MI	1996		1980	50,670	89.8%	386	N	0.0%
Romulus, MI	1997	*	1997	43,970	79.1%	318	Y	10.7%
Wyoming, MI	1996		1987	91,075	78.6%	628	N	0.0%
Biloxi, MS	1997		1978/93	66,188	77.4%	621	Y	7.4%
Gautier, MS	1997		1981	36,775	73.9%	313	Y	3.2%
Gulfport I, MS	1997		1970	73,460	64.8%	515	Y	0.0%
Gulfport II, MS	1997		1986	64,745	69.4%	436	Y	18.8%
Gulfport III, MS	1997		1977/93	61,451	86.5%	486	Y	33.2%
Waveland, MS	1998		1982/83/84/93	87,071	75.9%	710	Y	23.7%
Belmont, NC	2001		1996/97/98	81,215	72.8%	569	N	7.8%
Burlington I, NC	2001		1990/91/93/94/98	110,502	79.8%	957	N	4.0%
Burlington II, NC	2001		1991	39,802	86.1%	392	Y	11.9%
Cary, NC	2001		1993/94/97	110,464	75.0%	751	N	8.5%
Charlotte, NC	1999	*	1999	69,246	89.0%	740	N	52.4%
Fayetteville I, NC	1997		1981	41,600	93.3%	352	N	0.0%
Fayetteville II, NC	1997		1993/95	54,425	97.1%	557	Y	11.9%
Raleigh, NC	1998		1994/95	48,525	85.5%	431	Y	8.2%
Brick, NJ	1994		1981	51,892	85.4%	456	Y	0.0%
Cranford, NJ	1994		1987	91,450	70.5%	648	Y	7.9%
East Hanover, NJ	1994		1983	107,874	81.6%	1,019	N	1.6%
Fairview, NJ	1997		1989	28,021	82.8%	452	N	100.0%
Jersey City, NJ	1994		1985	91,736	78.8%	1,095	Y	0.0%
Linden I, NJ	1994		1983	100,625	82.1%	1,125	N	2.7%
Linden II, NJ‡	1994		1982	36,000	100.0%	26	N	0.0%
Morris Township, NJ(5)	1997		1972	76,175	82.6%	573	Y	1.3%
Parsippany, NJ	1997		1981	66,425	85.6%	614	Y	1.4%
Randolph, NJ	2002		1998/99	52,232	87.1%	592	Y	82.5%
Sewell, NJ	2001		1984/98	57,769	83.8%	448	N	4.4%
Jamaica, NY	2001		2000	90,156	77.6%	928	Y	100.0%
North Babylon, NY	1998	*	1988/99	78,288	84.0%	635	Y	9.1%
Boardman, OH	1980	*	1980/89	66,185	76.8%	525	Y	16.1%
Brecksville, OH	1998		1970/89	64,564	88.6%	433	Y	34.2%
Euclid I, OH	1988	*	1988	47,260	77.5%	441	Y	21.9%
Euclid II, OH	1988	*	1988	48,058	85.4%	391	Y	0.0%

	Year Acquired/			Rentable			Manager	% Climate
Facility Location	Developed(1)		Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Hudson, OH‡	1998		1987	67,510	85.1%	370	N	13.9%
Lakewood, OH	1989	*	1989	39,523	77.7%	486	Y	24.5%
Mason, OH	1998		1981	33,700	87.5%	282	Y	0.0%
Middleburg Heights, OH	1980	*	1980	94,250	74.6%	666	Y	0.0%
North Canton I, OH	1979	*	1979	45,532	92.1%	290	Y	0.0%
North Canton II, OH	1983	*	1983	44,380	86.0%	354	Y	15.8%
North Olmsted I, OH	1979	*	1979	48,910	82.1%	449	Y	1.2%
North Olmsted II, OH	1988	*	1988	48,050	85.0%	407	Y	14.1%
North Randall, OH	1998	*	1998/02	80,452	69.7%	803	N	90.3%
Warrensville Heights, OH	1980	*	1980/82/98	90,531	90.7%	747	Y	0.0%
Youngstown, OH	1977	*	1977	66,700	89.9%	500	Y	0.0%
Levittown, PA	2001		2000	78,230	83.5%	676	Y	36.2%
Philadelphia, PA	2001		1999	99,181	86.0%	914	N	91.6%
Hilton Head I, SC‡	1997		1981/84	116,710	93.2%	544	Y	5.4%
Hilton Head II, SC	1997		1979/80	47,620	95.1%	297	Y	0.0%
Summerville, SC	1998		1989	49,527	90.7%	439	Y	10.1%
Knoxville I, TN	1997		1984	29,452	88.5%	297	Y	5.4%
Knoxville II, TN	1997		1985	38,550	98.2%	350	Y	7.0%
Knoxville III, TN	1998		1991	45,864	88.8%	415	Y	6.7%
Knoxville IV, TN	1998		1983	59,070	77.9%	456	N	1.1%
Knoxville V, TN	1998		1977	43,050	89.8%	376	N	0.0%
Memphis I, TN	2001		1999	86,075	82.2%	622	N	51.3%
Memphis II, TN	2001		2000	72,210	78.3%	544	N	46.2%

Total/ Weighted Average (155 facilities)				9,862,373	82.6%	83,852

*	Denotes facilities developed by us.

‡	Denotes facilities that contain a material amount of commercial rentable square footage. All of this commercial space, which was developed in conjunction with the self-storage units, is located within or adjacent to our self-storage facilities and managed by our self-storage facility managers. As of March 31, 2004, there was a total of approximately 400,000 rentable square feet of commercial space at these facilities.

(1)	Represents the year acquired, for those facilities acquired from a third party, or the year developed, for those facilities developed by us.

(2)	Represents occupied square feet divided by total rentable square feet, as of March 31, 2004.

(3)	Indicates whether a facility has an on-site apartment where a manager resides, as of March 31, 2004.

(4)	Represents the percentage of rentable square feet in climate-controlled units.

(5)	We do not own the land at this facility. We have leased the land pursuant to a ground lease that expires in 2008. We have nine five-year renewal options.

      Our growth has been achieved by internal growth and by adding facilities to our portfolio each year through acquisitions and development. The tables set forth below show the average occupancy and annual rent per occupied square foot for our existing facilities for each of the last five years, grouped by the year during which we first owned or operated the facility.

Existing Facilities by Year Acquired — Average Occupancy

			Average Occupancy During the
		Current	Year Ended December 31,(2)
	Number of	Rentable
Year Acquired(1)	Facilities	Square Feet	1999	2000	2001	2002	2003

1996 or earlier	41	2,600,598	82.5%	84.5%	83.2%	80.9%	81.2%
1997	46	2,672,751	82.0%	83.1%	82.2%	81.0%	82.8%
1998	25	1,477,228	86.2%	84.0%	82.1%	81.4%	84.3%
1999	2	138,389	30.0%	45.6%	67.2%	81.3%	82.0%
2000	6	418,014		71.0%	76.0%	81.7%	85.5%
2001	27	2,107,252			73.6%	75.7%	80.6%
2002	7	405,716				83.3%	82.9%
2003	1	42,425					20.4%
All Existing Facilities	155	9,862,373	82.8%	83.0%	81.3%	79.9%	82.1%

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Determined by dividing the sum of the month-end occupied square feet for the group of facilities for each year by the sum of their month-end rentable square feet for the year.

Existing Facilities by Year Acquired — Annual Rent Per Occupied Square Foot

		Annual Rent Per Occupied Square Foot for the
		Year Ended December 31,(2)
	Number of
Year Acquired(1)	Facilities	1999	2000	2001	2002	2003

1996 or earlier	41	$10.01	$10.26	$10.71	$10.79	$10.59
1997	46	$7.87	$8.40	$8.81	$9.04	$9.21
1998	25	$8.20	$8.54	$8.73	$8.81	$8.88
1999	2	$6.59	$7.14	$7.10	$7.66	$8.25
2000	6		$7.66	$13.10	$13.33	$13.26
2001	27			$11.21	$10.88	$10.12
2002	7				$14.41	$13.31
2003	1					$8.75
All Existing Facilities	155	$8.76	$9.13	$9.77	$10.12	$10.04

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Determined by dividing the aggregate rental revenue for each year ended December 31 by the average of the month-end occupied square feet for the year. Rental revenue includes customer rental revenues, access, administrative and late fees and revenues from auctions, but does not include ancillary revenues generated at our facilities.

      The following tables set forth a reconciliation of our annual rent per occupied square foot data to our historical financial results for the periods presented.

		Average Occupied Square Feet for the
		Year Ended December 31,(2)
	Number of
Year Acquired(1)	Facilities	1999	2000	2001	2002	2003

1996 or earlier	41	2,147,237	2,194,358	2,162,101	2,101,927	2,112,101
1997	46	2,190,860	2,218,478	2,189,309	2,162,901	2,212,059
1998	25	1,216,046	1,183,996	1,176,562	1,189,066	1,246,288
1999	2	10,440	63,455	93,479	113,112	114,052
2000	6		21,681	277,770	296,103	321,549
2001	27			410,084	1,544,456	1,701,143
2002	7				153,790	339,036
2003	1					3,606
All Existing Facilities	155	5,564,583	5,681,968	6,309,304	7,561,355	8,049,834

		Total Revenues for the
		Year Ended December 31,(3)
	Number of
Year Acquired(1)	Facilities	1999	2000	2001	2002	2003

		($ in thousands)
1996 or earlier	41	$21,487	$22,523	$23,165	$22,683	$22,372
1997	46	17,237	18,639	19,297	19,561	20,382
1998	25	9,974	10,109	10,274	10,475	11,061
1999	2	69	453	664	866	941
2000	6		166	3,639	3,947	4,265
2001	27			4,597	16,800	17,224
2002	7				2,216	4,513
2003	1					32
All Existing Facilities — Before Adjustments	155	$48,767	$51,890	$61,636	$76,547	$80,791
Plus:
Revenues from Discontinued Operations(4)		1,336	1,033	553	—	—
Other Adjustments(5)		93	166	87	38	35
Total Revenues(6)		$50,195	$53,090	$62,276	$76,585	$80,826

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Represents the average of the aggregate month-end occupied square feet for the year for each group of facilities.

(3)	Represents the result obtained by multiplying annual rent per occupied square foot by the average occupied square feet for the year for each group of facilities.

(4)	Represents revenues generated by seven facilities sold between 2000 and 2001, which are included in the historical financial statements but excluded from the above analysis which accounts only for the 155 existing facilities.

(5)	Represents interest and other income and ancillary revenues generated by three facilities contributed by certain Amsdell Entities to our operating partnership, which are reflected in the historical financial statements but excluded from the above analysis which accounts only for rental revenues and other property related income.

(6)	Represents total revenues as presented in our historical financial statements.

Option Facilities

      In addition to our existing facilities, we also will have options to purchase 19 self-storage facilities that are owned by Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell. These facilities either are currently under development or not yet fully stabilized. Any purchase of an option facility by us will be at a purchase price determined by applying an 8% capitalization rate to in-place net operating income at the time of purchase. The option will become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy of 85%, and will expire four years after the closing of this offering. The determination to purchase any of the option facilities will be made by the independent members of our board of trustees. If the option is not exercised for any facility within the four-year option period, Rising Tide Development, LLC will be required to move expeditiously to sell the facility to an unrelated third party. The table below sets forth relevant information with respect to the option facilities as of March 31, 2004 (unless otherwise indicated).

Option Facilities

	Rising Tide
	Acquisition Date/	Rentable
Option Facility Location	Opening Date (1)	Square Feet	Occupancy(2)	Units

Facilities in Service:
Escondido, CA	October 2003	143,365	65.8%	1,372
San Bernardino VII, CA	February 2003	83,810	79.6%	805
Boynton Beach II, FL	April 2003	67,076	58.4%	609
Jacksonville I, FL	October 2003	65,379	33.4%	728
Jacksonville II, FL	March 2004	82,266	3.9%	764
Orlando II, FL	December 2002	64,154	60.7%	789
Tampa III, FL	March 2003	84,328	64.1%	811
Medford, MA	May 2003	59,155	43.1%	670
Subtotal/ Weighted Average — Placed into Service		649,533	52.9%	6,548
Facilities under Development:
Riverside IV, CA	August 2004	74,440
Temecula III, CA	October 2004	84,290
Jacksonville III, FL	September 2004	70,000
Jacksonville IV, FL	February 2005	82,500
Jacksonville V, FL	February 2005	111,100
Sarasota II, FL	March 2005	80,000
Buford, GA	March 2005	81,630
Smyrna II, GA	March 2005	81,476
Suwanee, GA	December 2004	79,700
Springfield, MA	September 2004	47,895
Strongsville, OH	September 2004	46,194
Subtotal — Under Development		839,225
Total		1,488,758

(1)	Represents either the date of acquisition by Rising Tide Development, LLC, if the facility is already placed in service, or the projected opening date, if the facility is under development.

(2)	Represents occupied square feet divided by total rentable square feet, as of March 31, 2004.

Excluded Assets

      Following this offering, the Principals and certain entities affiliated with them will continue to own the following real estate assets, none of which contains any self-storage facility or competes with our self-storage facilities:

•	Emerald Corporate Park, a 78-acre mixed-used development located in Cleveland, Ohio that includes an 88,000 square foot Class A office building;

•	Commerce Center of Middleburg Heights, a 32-acre industrial park located in Cleveland, Ohio that includes two 41,360 square foot single-user industrial warehouse buildings as well as vacant land;

•	Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio that includes nine buildings with an aggregate of 237,525 square feet, of which we will lease approximately 15,000 square feet for use as our principal executive office. See “Certain Relationships and Related Transactions — Other Contracts with Affiliates — Office Lease,” on page 78; and

•	17 acres of vacant land in Elyria, Ohio.

      All of the foregoing real estate assets will be managed by an entity controlled by Barry L. Amsdell, one of our trustees, following the completion of this offering. The management and employees associated with these real estate assets will not be employed by us nor subject to any cost-sharing arrangement with us.

      As noted above, Messrs. Robert J. Amsdell and Barry L. Amsdell will continue to hold interests in Rising Tide Development, LLC, the entity that owns the option facilities described above under “— Option Facilities.”

Outstanding Indebtedness

      We expect to have approximately $282.3 million of indebtedness on a pro forma basis as of March 31, 2004. This debt will be comprised of four existing mortgage loans secured by certain of our existing facilities, two proposed new fixed rate mortgage loans secured by certain of our other existing facilities and a new revolving credit facility, which we expect to enter into upon the completion of this offering and which we expect to be initially undrawn. The weighted average interest rate on this pro forma indebtedness is expected to be 6.40%. We expect that initially upon completion of this offering and our formation transactions, all of our pro forma debt will be fixed rate debt.

      The following table sets forth information with respect to our total indebtedness that we expect will be outstanding after this offering.

		Pro Forma
	Historical
	Outstanding	Outstanding
	Amount	Amount	Interest	Annual Debt	Maturity	Balance at
	(as of 3/31/04)	(as of 3/31/04)	Rate	Service	Date(1)	Maturity(2)

	($ in thousands)
LONG TERM DEBT:
Fixed Rate:
Multi-facility mortgage loan (3)	$66,900	$66,900	8.16%	$6,573	11/2006	$63,483
Multi-facility mortgage loan (4)	40,393	40,393	7.13%	3,604	12/2006	38,403
Single-facility mortgage loan (5)	2,580	2,580	7.71%	253	12/2008	2,295
Single-facility mortgage loan (6)	1,882	1,882	8.43%	192	8/2009	1,673
Four single-facility mortgage loans (7)	6,277	—	—	—	—	—
Mortgage debt secured by three facilities (8)	10,510	—	—	—	—	—
New multi-facility mortgage loan (9)	—	85,576	5.40%	5,766	2009	79,019
New multi-facility mortgage loan (9)	—	85,000	5.60%	5,856	2010	77,209
Variable Rate:
Revolving credit facility (10)	142,462	—	—	—	—	—

Total/Weighted Average	$271,004	$282,331	6.40%	$22,244		$262,082

(1)	Maturity Date is the earlier of the loan maturity date under the loan agreement, or the “Anticipated Repayment Date” as specifically defined in the loan agreement, which is the date after which substantial economic penalties apply if the loan has not been paid off.

(2)	Assumes no early repayment of principal.

(3)	Secured by the following 41 existing facilities: Mobile III, AL; Glendale, AZ; Tucson I, AZ; Tucson II, AZ; Scottsdale, AZ; Ontario, CA; Rialto, CA; Riverside III, CA; Sun City, CA; Temecula I, CA; Bloomfield, CT; Branford, CT; Gales Ferry, CT; DeLand, FL; Fernandina Beach, FL; Leesburg, FL; Margate II, FL; Miami V, FL; Naples IV, FL; Orlando, FL; St. Augustine, FL; Stuart I, FL; Decatur, GA; Baton Rouge IV, LA; Prairieville, LA; Waveland, MS; Raleigh, NC; Parsippany, NJ; Brecksville, OH; Euclid I, OH; Euclid II, OH; Hudson, OH; Mason, OH; Middleburg Heights, OH; North Olmsted I, OH; Hilton Head I, SC; Hilton Head II, SC; Summerville, SC; Knoxville III, TN; Knoxville IV, TN; and Knoxville V, TN.

(4)	Secured by the following ten existing facilities: Milford, CT; Mystic, CT; South Windsor, CT; Brick, NJ; Cranford, NJ; East Hanover, NJ; Jersey City, NJ; Linden I, NJ; Linden II, NJ; and Warrensville Heights, OH.

(5)	Secured by the West Palm Beach, FL existing facility.

(6)	Secured by the Peachtree City, GA existing facility.

(7)	Repaid from a portion of the proceeds of this offering.

(8)	Secured by the three facilities contributed by certain Amsdell Entities to our operating partnership (Lake Worth, FL, Vero Beach I, FL and Lakewood, OH) and repaid from a portion of the proceeds of this offering.

(9)	Secured by certain of our existing facilities. For more information refer to “— Outstanding Indebtedness — Proposed Additional Fixed Rate Mortgage Loans” on page 65.

(10)	The revolving credit facility was paid off in May 2004 with proceeds from a $424.5 million term loan provided by an affiliate of Lehman Brothers.

Continuing Loans

      Set forth below is a summary of the principal terms of our existing material indebtedness that will not be repaid with the proceeds of this offering.

•	We have an existing commercial mortgage-backed securities loan, secured by 41 of our existing facilities, which currently has a principal balance of approximately $66.9 million, bears interest at a fixed rate of 8.16% and has an anticipated repayment date in November 2006. An affiliate of Lehman Brothers is the lender under this loan, the terms of which prohibit, among other things, the transfer or encumbrance of the mortgaged facilities. The loan is not prepayable but we have certain defeasance rights.

•	We have an existing commercial mortgage-backed securities loan, secured by ten of our existing facilities, which currently has a principal balance of approximately $40.4 million, bears interest at a fixed rate of 7.13% and has an anticipated repayment date in December 2006. An affiliate of Lehman Brothers is the lender under this loan, the terms of which prohibit, among other things, the transfer or encumbrance of the mortgaged facilities. The loan is not prepayable but we have certain defeasance rights.

•	We have an existing mortgage loan, secured by our West Palm Beach, FL facility, which currently has a principal balance of approximately $2.6 million, bears interest at a fixed rate of 7.71% and matures in December 2008. General Electric Capital Corporation is the lender under this loan, the terms of which prohibit, among other things, the prepayment thereof and the transfer or encumbrance of the mortgaged facility.

•	We have an existing mortgage loan, secured by our Peachtree City, GA facility, which currently has a principal balance of approximately $1.9 million, bears interest at a fixed rate of 8.43% and matures in August 2009. Financial Federal Savings Bank is the lender under this loan, the terms of which prohibit, among other things, the prepayment thereof and the transfer or encumbrance of the mortgaged facility.

Proposed Additional Fixed Rate Mortgage Loans

      Upon completion of this offering, our operating partnership expects to enter into two additional fixed rate mortgage loans in the aggregate principal amount of approximately $170.6 million. We expect these loans to be secured by certain of our existing facilities, to bear interest at between 5.40% and 5.60% and to mature between five and six years after inception. We expect these mortgage loans will require us to establish reserves relating to the mortgaged facilities for real estate taxes, insurance and capital spending.

Proposed Revolving Credit Facility

      Our operating partnership intends to enter into a revolving credit facility concurrently with the completion of this offering, which facility will be used to finance the future acquisition and development of self-storage facilities. We are currently negotiating the terms of this facility, although no commitment letter has been entered into at this time.

Competition

      The continued development of new self-storage facilities has intensified the competition among self-storage operators in many market areas in which we operate. Self-storage facilities compete based on a number of factors including location, rental rates, security, suitability of the facility’s design to prospective customers’ needs and the manner in which the facility is operated and marketed. In particular, the number of competing self-storage facilities in a particular market could have a material effect on our occupancy levels, rental rates and on the overall operating performance of our facilities. We believe that the primary competition for potential customers of any of our self-storage facilities comes from other self-storage facilities within a three-mile radius of that facility. We believe we have positioned our facilities within their respective markets as high-quality operators that emphasize customer convenience, security and professionalism.

      Our key competitors include: Public Storage, Storage USA, Shurgard Storage Centers, U-Haul International and Sovran Self Storage. These companies, some of which operate significantly more facilities than we do, and other entities may generally be able to accept more risk than we determine is prudent, including risks with respect to the geographic proximity of facility investments and the payment of higher facility acquisition prices. This competition may generally reduce the number of suitable acquisition opportunities available to us, increase the price required to be able to consummate the acquisition of particular facilities and reduce the demand for self-storage space in certain areas where our facilities are located. Nevertheless, we believe that our experience in operating, acquiring, developing and obtaining financing for self-storage facilities, particularly our customer-oriented approach toward managing our facilities, should enable us to compete effectively.

Environmental Matters

      We are subject to federal, state and local environmental regulations that apply generally to the ownership of real property and the operation of self-storage facilities.

      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on or in its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances, or the failure to properly remediate such substances, when released, may adversely affect the property owner’s ability to sell the real estate or to borrow using real estate as collateral, and may cause the property owner to incur substantial remediation costs. In addition to claims for cleanup costs, the presence of hazardous substances on a property could result in a claim by a private party for personal injury or a claim by an adjacent property owner or user for property damage. We may also become liable for the costs of removal or remediation of hazardous substances stored at the facilities by a customer even though storage of hazardous substances would be in violation of the customer’s storage lease agreement with us.

      In order to assess the potential for cleanup liability, we obtained an environmental assessment of each facility from a qualified and reputable environmental consulting firm. Whenever the environmental assessment for one of our facilities indicated that the facility was impacted by soil or groundwater contamination from prior owners/ operators or other sources, we worked with our environmental consultants and where appropriate, state governmental agencies, to ensure that the facility was either cleaned up, that no cleanup was necessary because the low level of contamination posed no significant risk to public health or the environment, or that the responsibility for cleanup rested with a third party. Therefore, we are not aware of any environmental cleanup liability that we believe will have a material adverse effect on us. We cannot assure you, however, that these environmental assessments and investigations revealed all potential environmental liabilities, that no prior owner created any material environmental condition not known to us or the independent consultant or that future events or changes in environmental laws will not result in the imposition of environmental liability on us.

      We have not received notice from any governmental authority of any material noncompliance, claim, or liability in connection with any of the facilities, nor have we been notified of a claim for personal injury or property damage by a private party in connection with any of the facilities in connection with environmental conditions.

      We are not aware of any environmental condition with respect to any of the facilities that could have a material adverse effect on our financial condition or results of operations, and we do not expect that the cost of compliance with environmental regulations will have a material adverse effect on our financial condition or results of operations.

Insurance

      We believe that each of the facilities is covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits. We expect to maintain comprehensive liability, all-risk property insurance coverage with respect to the facilities with policy specifications, limits and deductibles customarily carried for in our industry. We intend to carry over the existing title insurance policies on all but three of our existing facilities. With respect to those three facilities, we expect to acquire new title insurance policies. We believe that our current title insurance policies adequately insure fee title to the facilities, and we expect that our proposed new title insurance policies for the three other facilities also will adequately insure fee title to those facilities.

Legal Proceedings

      We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our facilities. We are involved in routine litigation arising in the ordinary course of business, none of which we believe to be material.

Offices

      Our principal executive office is located at 6745 Engle Road, Suite 300, Cleveland, Ohio 44130. Our telephone number is (440) 234-0700. We believe that our current facilities are adequate for our present and future operations. Our website address is www.u-store-it.com. The information on our website does not constitute a part of this prospectus.

Employees

      All persons referred to herein as our employees will be employees of us, U-Store-It, L.P., our operating partnership, and/or our subsidiaries. As of June 30, 2004, we employed approximately 460 employees, of whom approximately 85 were corporate executive and administrative personnel and approximately 375 were management and administrative personnel located at our facilities. We believe that our relations with our employees are good. None of our employees are unionized.

MANAGEMENT

Executive Officers and Trustees

      Upon completion of this offering, our board of trustees will consist of seven members, including five who will be independent trustees for purposes of the New York Stock Exchange listing standards. Pursuant to our charter, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See “Description of Shares — Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws,” beginning on page 96. The first annual meeting of our shareholders after this offering will be held in 2005. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

      The following table sets forth information concerning the individuals who will be our trustees and executive officers upon the completion of this offering:

Name	Age	Position

Robert J. Amsdell	64	Chairman of the Board of Trustees and Chief Executive Officer
Steven G. Osgood	47	President and Chief Financial Officer
Todd C. Amsdell	36	Chief Operating Officer
Tedd D. Towsley	49	Vice President and Treasurer
Barry L. Amsdell	59	Trustee
Thomas A. Commes	62	Trustee nominee*
John C. Dannemiller	66	Trustee nominee*
William M. Diefenderfer III	59	Trustee nominee*
Harold S. Haller	65	Trustee nominee*
David J. LaRue	43	Trustee nominee*

*	It is expected that this individual will become a trustee immediately upon completion of this offering.

      Robert J. Amsdell will serve as our Chairman of the Board of Trustees and Chief Executive Officer and has been the President and Chief Executive Officer of the Amsdell Companies since 1976. Mr. Amsdell has been involved in all aspects of the self-storage industry, including the development, ownership and management of self-storage facilities, for over 30 years. Mr. Amsdell is an attorney by profession and was an associate at the law firm of Squire, Sanders & Dempsey from 1964 to 1970 and a partner in the law firm of Calfee, Halter & Griswold from 1971 to 1975. During his legal career, he represented numerous national corporations, providing them with legal services which included real estate and development negotiations. Mr. Amsdell was previously Chairman of the American Bar Association’s Real Estate and Land Use Committee, and as such he is frequently a speaker for real estate seminars. Until recently, Mr. Amsdell served as a member of Storage USA’s advisory board. Mr. Amsdell earned a B.A. in History and Political Science from Westminster College and a J.D. from Case Western Reserve Law School. He is the brother of Barry L. Amsdell, one of our trustees, and the father of Todd C. Amsdell, our Chief Operating Officer.

      Steven G. Osgood will serve as our President and Chief Financial Officer and has served as the Chief Financial Officer of the Amsdell Companies since 1993. He is primarily responsible for all aspects of finance and accounting, including the negotiation and arrangement of debt financing for the development and acquisition of real estate, overall company financial budgeting, and corporate operations and administration. Prior to joining the Amsdell Companies, he was Vice President and Controller of the commercial property management division of Forest City Enterprises, Inc., a publicly-traded real estate company, from 1989 to 1993. Mr. Osgood has 17 years of experience in commercial real estate, including equity and debt financing, acquisitions and divestitures, systems evaluation and implementation, treasury, operations and strategic planning and financial analysis. Since 1997, Mr. Osgood has been a featured speaker at Self-Storage Association events. Mr. Osgood is a Certified Public Accountant (inactive) and was a member of the auditing staff of Touche, Ross & Associates from 1978 to 1982. He earned a B.S. in Business from Miami University of Ohio, and an M.B.A from the University of San Diego.

      Todd C. Amsdell will serve as our Chief Operating Officer and has served as the President of Operations of the Amsdell Companies since 1995. Mr. Amsdell is directly responsible for the property management operations of all of our existing facilities across the country. He also currently serves as the managing board member of the Diamond League, a network of self-storage facilities designed to market self-storage to national commercial customers. Mr. Amsdell earned his B.A. in Economics Management from Ohio Wesleyan University. He is the son of Robert J. Amsdell, our Chairman of the Board of Trustees and Chief Executive Officer, and the nephew of Barry L. Amsdell, one of our trustees.

      Tedd D. Towsley will serve as our Vice President and Treasurer and has served as Executive Vice President and Controller of U-Store-It Mini Warehouse Co. since 2001, and as Controller of U-Store-It Mini Warehouse Co. from 1994 until 2001. Mr. Towsley is directly responsible for the overall accounting, information technology and cash management functions. Mr. Towsley was a member of the auditing staff of Touche, Ross & Associates from 1977 to 1981.

      Barry L. Amsdell has served as President of Amsdell Construction since 1973. Mr. Amsdell has been involved in the development, ownership and management of real estate in a variety of property types for over 35 years and, together with his brother, Robert J. Amsdell, has been involved in the self-storage industry since its infancy in the early 1970’s. Mr. Amsdell is the brother of Robert J. Amsdell and the uncle of Todd C. Amsdell.

      Thomas A. Commes served as the President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies, from 1986 to 1999. He also served as a member of the Board of Directors of The Sherwin-Williams Company from 1980 to 1999. Mr. Commes currently serves on the boards of Agilysys, Inc., a Nasdaq-listed distributor and reseller of computer technology solutions, Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the New York Stock Exchange, and Pella Corporation, a privately-owned company that is a leading manufacturer of windows, entry door systems, storm doors and patio doors, and serves as the chairman of the Audit Committee of all three companies. Mr. Commes also has served as a trustee for The Cleveland Clinic Foundation since 1992. Mr. Commes is a Certified Public Accountant.

      John C. (Jack) Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the New York Stock Exchange, from 1992 to 2000. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the boards of The Lamson & Session Co., a New York Stock Exchange-listed company that produces thermoplastic products, and The Cleveland Clinic Foundation — Western Region.

      William M. Diefenderfer III has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. Mr. Diefenderfer served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. He currently serves on the board of SLM Corporation, a New York Stock Exchange-listed company more commonly known as Sallie Mae, and The Student Loan Marketing Association Inc., a wholly owned subsidiary of SLM Corporation. Additionally, Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. Mr. Diefenderfer is currently serving a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group which began in 2004 and will end in 2005. The Public Company

Accounting Oversight Board was established by the U.S. Congress as part of the Sarbanes-Oxley Act of 2002 to oversee and regulate the accounting profession.

      Harold S. Haller, Ph.D has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field and was an adjunct professor at Case Western Reserve University for 19 years. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993.

      David J. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Prior to his position as President and Chief Operating Officer, Mr. LaRue served as Executive Vice President of Forest City Rental Properties and financial manager of Tower City Center in Cleveland, Ohio. Before joining Forest City in 1986, he was a financial analyst for The Sherwin-Williams Company. Mr. LaRue currently serves on the boards of the Cleveland School of the Arts and the Greater Cleveland Sports Commission. Forest City is a partner in the entity that owns Emerald Corporate Park, one of the real estate assets in which the Principals will continue to own an interest following this offering. See “Our Business and Facilities — Excluded Assets,” on page 63.

Corporate Governance Profile

      We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	Our board of trustees is not staggered, with each of our trustees subject to re-election annually;

•	Of the seven persons who will serve on our board of trustees immediately after the completion of this offering, five have been determined by us to be independent for purposes of the New York Stock Exchange’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended;

•	We anticipate that one of our trustees will qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission;

•	We have opted out of the Maryland business combination and control share acquisition statutes; and

•	We do not have a shareholder rights plan.

Committees of the Board of Trustees

Audit Committee

      Upon completion of this offering, our audit committee will consist of three independent trustees. We expect that                     will serve as the chairman and will be an audit committee financial expert, as defined in applicable SEC and New York Stock Exchange regulations. Prior to completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee’s primary duties to be to:

•	serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally of our internal audit function;

•	oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

•	provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board;

•	resolve any disagreements between our management and the outside auditors regarding our financial reporting; and

•	prepare the audit committee report for inclusion in our proxy statement for our annual meeting.

      Our audit committee charter will also mandate that our audit committee pre-approve all audit, audit-related, tax and other services conducted by our independent accountants.

Compensation Committee

      Upon completion of this offering, our compensation committee will consist of three independent trustees. We expect that                     will serve as chairman of the compensation committee. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee’s primary duties to be to:

•	determine the compensation of our executive officers;

•	review our executive compensation policies and plans;

•	administer and implement our equity incentive plan;

•	determine the number of shares underlying, and the terms of share option and restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

•	prepare a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Nominating and Corporate Governance Committee

      Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. We expect that                     will serve as chairman of the nominating and corporate governance committee. The primary functions of the nominating and corporate governance committee will be to:

•	identify individuals qualified to become members of our board of trustees and recommend trustee candidates for election or re-election to our board;

•	consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting trustees; and

•	monitor our corporate governance principles and practices.

Compensation of Trustees

      The members of our board of trustees who are also our employees do not receive any additional compensation for their services on our board. Initially, we will pay our non-employee trustees $           per board or committee meeting and we will reimburse them for their reasonable travel expenses incurred in connection with their attendance at board meetings. Non-employee trustees will receive a $          annual retainer and non-employee trustee committee chairs will be paid an additional annual retainer of $          . Our lead independent trustee also will receive a $          annual retainer. In addition, these trustees will receive, upon initial election to our board,           restricted shares, and annually each year after their initial election, will receive options to purchase           of our common shares.

Compensation Committee Interlocks and Insider Participation

      None.

Executive Compensation

      The table below sets forth the compensation expected to be earned in 2004 on an annualized basis by our Chief Executive Officer and our three other executive officers, who are collectively referred to as the “named executive officers.”

Summary Compensation Table

			Long-term Compensation Awards
	Annual Compensation
			Restricted Stock	Stock Option
Name	Salary	Bonus	Awards(1)	Grants(2)

Robert J. Amsdell	$200,000	$0	$0	0
Chairman and Chief Executive Officer
Steven G. Osgood	$350,000	$150,000	$1,000,000	200,000
President and Chief Financial Officer
Todd C. Amsdell	$350,000	$150,000	$1,000,000	200,000
Chief Operating Officer
Tedd D. Towsley	$200,000	$100,000	$300,000	100,000
Vice President and Treasurer

(1)	Represents the dollar value of shares of restricted stock expected to be granted to the individuals shown concurrently with the closing of this offering.

(2)	Represents options expected to be awarded at the closing of this offering, which will vest ratably over five years at an exercise price equal to the initial public offering price.

Employment Agreements

      We plan to enter into employment agreements with each of the named executive officers. The terms of these employment agreements have not yet been determined.

Equity and Benefit Plans

      A description of the provisions of our 2004 Equity Incentive Plan, which we refer to as the “equity incentive plan,” is set forth below. This summary is qualified in its entirety by the detailed provisions of the equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

      Our board of trustees and shareholders approved the equity incentive plan on                     , 2004. The purpose of the equity incentive plan is to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

      A total of                     common shares will be reserved for future issuance under the equity incentive plan, subject to reduction under certain circumstances. The maximum number of common shares subject to options, share appreciation rights or time-vested restricted shares that can be issued under the equity incentive plan to any person is                     shares in any single calendar year. The maximum number of shares that can be issued under the equity incentive plan to any person other than pursuant to an option, appreciation rights or time-vested restricted shares is                      shares in any single calendar year.

      The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $                    and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $                    .

      Administration. Upon the completion of this offering, the equity incentive plan will be administered by the compensation committee of our board of trustees. Subject to the terms of the equity incentive plan, the compensation committee will select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

      Source of Shares. The common shares issued or to be issued under the equity incentive plan consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.

      If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.

      Eligibility. Awards may be made under the equity incentive plan to our or our affiliates’ employees, trustees and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our board of trustees.

      Amendment or Termination of the Plan. While our board of trustees may terminate or amend the equity incentive plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of common shares that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan.

      Unless terminated earlier, the equity incentive plan will terminate in 2014, but will continue to govern unexpired awards. Amendments will be submitted for shareholder approval to the extent required by the Code, the rules of the New York Stock Exchange or other applicable laws.

      Options. The equity incentive plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee’s stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the equity incentive plan.

      The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

      In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the equity incentive plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

      Other Awards. The compensation committee may also award under the equity incentive plan:

•	common shares subject to restrictions;

•	common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;

•	unrestricted common shares, in lieu of cash bonuses, which are common shares issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

•	dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares, which shall be granted, if at all, in tandem with stock options on a one-for-one basis;

•	a right to receive a number of common shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•	performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee.

The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

      Section 162(m) of the Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The equity incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the plan that awards qualify for this exception.

      Business Criteria. The compensation committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or lending groups (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Code granted to covered employees:

•	total shareholder return;

•	total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•	net income;

•	net operating income;

•	pretax earnings;

•	funds from operations;

•	earnings before interest expense and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on assets;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity; and

•	revenue.

      Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the equity incentive plan, including the individual limitations on awards, to reflect common share dividends, stock splits, spin-off and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

      Pursuant to two merger agreements, each between us and an existing partner of our operating partnership owned by the Principals and certain of the Amsdell Entities, we will issue common shares to the Principals and such Amsdell Entities in exchange for the existing partner’s interest in our operating partnership. Pursuant to separate contribution agreements with us, Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell will contribute three facilities to our operating partnership in exchange for operating partnership units and the assumption of outstanding indebtedness on these facilities. In addition, we will use a portion of the proceeds of this offering to fund our purchase of the capital stock of our predecessor’s management company, for cash from the Principals and certain of the Amsdell Entities. See “Structure and Formation of Our Company — Formation Transactions,” beginning on page 79.

      We did not obtain any independent third-party appraisals of the properties or other assets to be acquired by or contributed to our operating partnership in connection with the formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

Merger Agreements

      We will acquire general and limited partnership interests in our operating partnership pursuant to two merger agreements, each with an existing partner of our operating partnership owned by the Principals and certain of the Amsdell Entities. Each merger is subject to all of the terms and conditions of the applicable merger agreement. Pursuant to each merger agreement, the applicable existing partner of our operating partnership will merge with and into us, we will remain as the surviving entity and the existing partner will cease to exist. We will succeed to all of the existing partner’s interests in the operating partnership, subject to each of their existing liabilities. In connection with these merger agreements, the Principals and these Amsdell Entities will receive common shares, as more specifically described below:

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, will receive shares (with a value of approximately $ );

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, will receive shares (with a value of approximately $ );

•	Barry L. Amsdell, one of our trustees, will receive shares (with a value of approximately $ );

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, will receive shares (with a value of approximately $ ); and

•	Todd C. Amsdell, our Chief Operating Officer, will receive shares (with a value of approximately $ ).

      The value of the common shares that we issue to the Principals and these Amsdell Entities pursuant to these merger agreements will increase or decrease depending on the initial public offering price of our common shares and subsequent trading price of our common shares. The initial public offering price of our common shares will be determined in consultation with the underwriters. The initial public offering price will not necessarily bear any relationship to our book value or the fair market value of our assets.

Contribution Agreements

      Our operating partnership will acquire three facilities pursuant to contribution agreements with Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. These Amsdell Entities will contribute three facilities to our operating partnership in exchange for operating partnership units and the assumption of outstanding indebtedness on these facilities. The operating partnership will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the contributed facilities.

      Pursuant to these contribution agreements, the Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell will receive                      operating partnership units (with a value of approximately $                    , representing a           % beneficial interest in our company on a fully diluted basis), and we will assume approximately $10.4 million of indebtedness of these Amsdell Entities, which we expect to pay off with the proceeds of this offering.

Stock Purchase Agreement

      We will purchase the capital stock of U-Store-It Mini Warehouse Co., the current manager of our self-storage facilities, pursuant to a stock purchase agreement between us and the Principals and certain of the Amsdell Entities. The purchase is subject to all of the terms and conditions of the stock purchase agreement. We will succeed to all of the existing members’ interests in U-Store-It Mini Warehouse Co. Pursuant to this stock purchase agreement, the Principals and such Amsdell Entities collectively will receive $23.0 million in cash, and will use approximately $18.7 million of this cash to repay to us an obligation of theirs to High Tide LLC, our predecessor company.

Partnership Agreement

      Concurrently with the completion of this offering, we will enter into a second amended and restated partnership agreement with the various limited partners of our operating partnership. See “Structure and Description of Operating Partnership,” beginning on page 83. We will be the general partner of the operating partnership and we will own           % of the limited partner interests in the operating partnership. Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, will be limited partners in our operating partnership.

Employment Agreements

      We will enter into an employment agreement with each of our executive officers providing for salary, bonus and other benefits, including severance upon a change of control or termination of employment under certain circumstances.

Option Agreements

      We have entered into option agreements with Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, that grant our operating partnership the option to purchase from Rising Tide Development, LLC 19 self-storage facilities currently under development or not yet fully stabilized, the terms of which are described above under the heading “Our Business and Facilities — Our Facilities — Option Facilities,” on page 62.

Registration Rights

      The Principals and the Amsdell Entities who will acquire common shares or operating partnership units in the formation transactions will receive registration rights to cause us, beginning as early as one year after the completion of this offering, to seek to register our common shares acquired by them in the formation transactions or received upon redemption of operating partnership units. See “Shares Eligible for Future Sale — Registration Rights” beginning on page 101.

Other Contracts with Affiliates

Management Contracts

      Following the completion of this offering, YSI Management LLC, one of our wholly owned subsidiaries, will enter into management contracts with Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, to provide property management services to the 19 option facilities for a fee equal to the greater of 6% of the gross revenues of each facility or $1,500 per facility per month. Each of these contracts will be for a four-year term, with a one-year extension option exercisable by either party.

Office Lease

      We will lease approximately 15,260 square feet of office space at The Parkview Building, a 39,708 square foot multi-tenant office building located at 6745 Engle Road, which is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio that includes nine buildings with an aggregate of 237,525 square feet. Airport Executive Park is owned by Amsdell and Amsdell, an entity owned by Messrs. Robert J. Amsdell and Barry L. Amsdell. Other major tenants in The Parkview Building include 3M (Minnesota Mining and Manufacturing Company), Invensys Systems and U.S. General Services Administration (The Bureau of Alcohol, Tobacco, Firearms and Explosives). The lease will be for a ten-year term, with one ten-year extension option exercisable by us. The rent payable under this lease is expected to be approximately $238,000 per year for the initial term of the lease.

Aircraft Lease

      Aqua Sun Investments, L.L.C., an entity owned by Messrs. Robert J. Amsdell and Barry L. Amsdell, will enter into a lease with us which provides that we have the right to use an airplane owned by Aqua Sun Investments, L.L.C. at a rate of $1,250 for each hour of use of the aircraft and the payment of all taxes associated with our use of the aircraft. An unrelated third party also leases the airplane at the same rate and otherwise pursuant to the same terms as those that will be provided in our lease.

Other Benefits to Related Parties

      In some instances, the Principals and/or the Amsdell Entities have provided environmental indemnities and other similar undertakings to lenders in connection with mortgage loans secured by the facilities being contributed to us in our formation transactions. We will cause our operating partnership to assume the liabilities on these indemnities and other undertakings accruing from and after the closing of this offering. We also will seek to have the Principals and such Amsdell Entities released from these obligations to the extent accruing from and after the closing, and if we are not able to obtain these releases we will indemnify such Principals and Amsdell Entities with respect to any loss incurred pursuant to such obligations.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Operating Partnership

      All of our assets will be held by, and our operations conducted by, our operating partnership and its subsidiaries. Following the completion of this offering and our formation transactions, we will control our operating partnership as the sole general partner and as the owner of approximately                     % of the aggregate partnership interests. Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell initially will own the remaining operating partnership units and be limited partners of our operating partnership.

      Beginning one year after the closing of this offering, limited partners of our operating partnership (other than us) may redeem their operating partnership units in exchange for either cash in an amount equal to the market value of our common shares or, if we elect to assume and satisfy the redemption obligation directly, either cash or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

Our Service Companies

      Following the completion of this offering, all of our existing facilities and the option facilities will be managed by YSI Management LLC, a wholly-owned subsidiary of our operating partnership. Certain activities that could cause us to receive non-qualifying income under the REIT gross income tests, such as selling packing supplies and locks and renting moving equipment, will be conducted by U-Store-It Mini Warehouse Co., another wholly-owned subsidiary of our operating partnership, which will make an election to be treated as a taxable REIT subsidiary. We may consider managing additional facilities owned by unrelated third parties in the future for strategic reasons, including to diversify our revenue base or as a means of analyzing potential acquisitions. These management activities may be performed either by YSI Management LLC or by U-Store-It Mini Warehouse Co.

Formation Transactions

      Prior to or immediately following the completion of this offering, we will engage in the formation transactions described below. The formation transactions are designed to: reorganize High Tide LLC, our predecessor company that currently owns substantially all of the interests in our operating partnership; acquire the management rights with respect to our existing facilities and the three facilities to be contributed by Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell; facilitate this offering; enable us to raise necessary capital for our operating partnership to repay a portion of the existing term loan provided by an affiliate of Lehman Brothers and other indebtedness related to the three facilities to be acquired by our operating partnership from Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell and on four of our other existing facilities; enable us to qualify as a REIT for federal income tax purposes commencing the day prior to the closing of this offering; and permit the Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell to defer the recognition of gain related to the three facilities to be contributed to our operating partnership. As part of our formation transactions:

•	U-Store-It Trust was formed by High Tide LLC as a Maryland real estate investment trust on July 26, 2004.

•	YSI Management LLC was formed as a Delaware limited liability company on July 27, 2004.

•	Our operating partnership was formed on July 25, 1996 under the name Acquiport/ Amsdell I Limited Partnership (and will be renamed U-Store-It, L.P. upon the completion of this offering).

•	High Tide LLC, a Delaware limited liability company owned by the Principals and certain of the Amsdell Entities that currently owns substantially all of the interests in our operating partnership and is taxed as a Subchapter S corporation, which we sometimes refer to as “High Tide,” will be reorganized as a Maryland real estate investment trust through a merger into us pursuant to a reorganization and merger agreement.

•	Pursuant to a merger agreement, the existing corporate general partner of our operating partnership, which is owned by Messrs. Robert J. Amsdell and Barry L. Amsdell, will merge into us, with the result that, after giving affect to the reorganization of High Tide and our other formation transactions, the Principals and the Amsdell Entities will own common shares.

•	Pursuant to separate contribution agreements, Amsdell Entities owned by Messrs. Robert J. Amsdell and Barry L. Amsdell will contribute three facilities to our operating partnership in exchange for an aggregate of operating partnership units (with an initial aggregate value of approximately $ million) and the assumption of approximately $10.4 million of indebtedness.

•	We will use a portion of the proceeds of this offering to fund our purchase of the capital stock of U-Store-It Mini Warehouse Co. (the current manager of our self-storage facilities) from the Principals and certain of the Amsdell Entities for approximately $23.0 million in cash, with the Principals and such Amsdell Entities using approximately $18.7 million of this cash to repay to us an obligation of theirs to High Tide.

•	We will use a portion of the proceeds of this offering to repay an obligation that High Tide owes to our operating partnership, and we will contribute the remaining net proceeds of this offering to our operating partnership for additional units in the operating partnership, with the result that we will hold a total number of units in our operating partnership equal to the total number of common shares that we have outstanding after this offering and our formation transactions.

•	Our operating partnership will enter into option agreements with Rising Tide Development, LLC, a company owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell, under which we will have the option to purchase the 19 option facilities. See “Our Business and Facilities — Our Facilities — Option Facilities,” on page 62.

•	Our operating partnership expects to enter into two fixed rate mortgage loans to be provided by an affiliate of Lehman Brothers upon the completion of this offering, which mortgage loans will be primarily used to repay the portion of our existing term loan that is not repaid from the proceeds of this offering.

•	Our operating partnership expects to enter into a revolving credit facility, the primary purpose of which will be to fund the acquisition and development of additional self-storage facilities in the future.

•	Many of the current employees of our predecessor entities will become employees of us, our operating partnership and/or our subsidiaries.

      We have not agreed to any contractual restrictions on our ability to sell facilities which we will acquire from the Principals and the Amsdell Entities in connection with our formation transactions.

      Prior to the commencement of our formation transactions, on May 4, 2004, our predecessor company acquired the partnership interests of our operating partnership held by limited partners that were not affiliated with the Amsdell family. One of these limited partners was an institutional investment fund holding a 71.21% interest in our operating partnership. The other limited partner, holding a 0.61% interest in our operating partnership, was Square Foot Companies, LLC, an entity owned and controlled by Steven G. Osgood, our President and Chief Financial Officer. The limited partnership interests of the investment fund were purchased for an aggregate purchase price of $274.8 million, and the limited partnership interests of Square Foot Companies, LLC were purchased for an aggregate purchase price of $2.4 million.

Benefits to Related Parties

      We will acquire from the Principals and/or the Amsdell Entities, general and limited partnership interests of our operating partnership, the capital stock of U-Store-It Mini Warehouse Co., and three facilities. In exchange for these assets, the Principals and the Amsdell Entities will receive our common shares and operating partnership units and we will assume certain liabilities, as more specifically described below:

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, will receive shares (with a value of approximately $ ) in connection with the merger of existing partners of our operating partnership into us;

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, will receive shares (with a value of approximately $ ) in connection with the merger of existing partners of our operating partnership into us;

•	Barry L. Amsdell, one of our trustees, will receive shares (with a value of approximately $ ) in connection with the merger of existing partners of our operating partnership into us;

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, will receive shares (with a value of approximately $ ) in connection with the merger of existing partners of our operating partnership into us;

•	Todd C. Amsdell, our Chief Operating Officer, will receive shares (with a value of approximately $ ) in connection with the merger of existing partners of our operating partnership into us;

•	Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell will receive operating partnership units (with a value of approximately $ ) in connection with the contribution of three facilities to our operating partnership, and we will assume approximately $10.4 million of indebtedness of these Amsdell Entities; and

•	Robert J. Amsdell, Barry L. Amsdell, the Robert J. Amsdell Family Irrevocable Trust, the Loretta Amsdell Family Irrevocable Trust and Todd C. Amsdell will collectively receive approximately $23.0 million in cash in connection with the purchase of the capital stock of U-Store-It Mini Warehouse Co. Approximately $18.7 million of this cash will be paid to us by the Principals and the Amsdell Entities in repayment of their obligation to High Tide.

      Upon completion of this offering and our formation transactions, the Principals and the Amsdell Entities collectively will own                      shares and                      operating partnership units, representing a            % beneficial interest in us on a fully diluted basis.

      In some instances, the Principals and/or the Amsdell Entities have provided environmental indemnities and other similar undertakings to lenders in connection with mortgage loans secured by the facilities being contributed to us in our formation transactions. We will cause our operating partnership to assume the liabilities on these indemnities and other undertakings accruing from and after the closing of this offering. We also will seek to have the Principals and such Amsdell Entities released from these obligations to the extent accruing from and after the closing, and if we are not able to obtain these releases we will indemnify such Principals and Amsdell Entities with respect to any loss incurred pursuant to such obligations.

      Aqua Sun Investments, L.L.C., an entity owned by Messrs. Robert J. Amsdell and Barry L. Amsdell, will enter into a lease with us which provides that we have the right to use an airplane owned by Aqua Sun Investments, L.L.C. at a rate of $1,250 for each hour of use of the aircraft and the payment of all taxes associated with our use of the aircraft.

      We also intend to enter into employment agreements with our executive officers providing for salary, bonus and other benefits, including severance upon a change of control or termination of employment under certain circumstances.

      Upon completion of this offering and our formation transactions, we expect to own an approximate            % ownership interest in our operating partnership (          % if the underwriters’ over-allotment option is exercised in full) and Amsdell Entities owned and controlled by Messrs. Robert J. Amsdell and Barry L. Amsdell will own the remaining interest in our operating partnership. We expect that the Principals and the Amsdell Entities will own an approximate            % beneficial interest in us on a fully diluted basis (          % if the underwriters’ over-allotment option is exercised in full) upon completion of this offering and our formation transactions.

Determination of Offering Price

      Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price of our common shares was determined by negotiations between the underwriters and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after this offering. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the facilities in connection with this offering. As a result, the consideration given by us in exchange for the facilities in our portfolio may exceed the fair market value of these facilities. See “Risk Factors — Risks Related to This Offering — The value of the equity that the Principals and the Amsdell Entities own following our formation transactions may exceed the fair market value of their interests in our predecessor entities prior to those transactions,” beginning on page 23.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP

      The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the “partnership agreement.” This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 129. For purposes of this section, reference to “our company,” “we,” “us” and “our” mean U-Store-It Trust and its wholly owned subsidiaries.

Management

      Our operating partnership, U-Store-It, L.P., is a Delaware limited partnership that was formed on July 31, 1996. Our operating partnership is currently named Acquiport/Amsdell I Limited Partnership, but will be renamed U-Store-It, L.P. upon the completion of this offering. We are the sole general partner of our operating partnership, and we will conduct substantially all of our operations through our operating partnership. Upon completion of this offering and our formation transactions, we expect to own approximately                     % of the interests in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly-traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon. In certain limited circumstances, the consent of the limited partners (not including us to some matters) is necessary.

Management Liability and Indemnification

      We, as general partner of our operating partnership, and our trustees and officers are not liable for monetary or other damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, or any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint and several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

      Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.

      The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

      We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including any operating partnership units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.

      With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

      Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of operating partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to our operating partnership or the operating partnership units. Further, except for certain limited exceptions, no transfer of operating partnership units by a limited partner, without our prior written consent, may be made if:

•	in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes;

•	in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject our operating partnership to adverse tax consequences; or

•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

      Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

      In the case of a proposed transfer of operating partnership units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain our prior consent.

Distributions

      The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

      Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that operating partnership unit has been exchanged or redeemed.

      We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

•	to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

      Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See “Material United States Federal Income Tax Considerations,” beginning on page 103.

Redemption

      As a general rule, a limited partner may exercise a redemption right to redeem his or her operating partnership units at any time beginning one year following the date of the issuance of the operating partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its operating partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than 10 calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

      A limited partner may exercise its unit redemption right by giving written notice to our operating partnership and us. The operating partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 operating partnership units, or if the limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those operating partnership units redeemed.

      Unless we elect to assume and perform our operating partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the operating partnership units would have been redeemed if we had assumed and satisfied our operating partnership’s obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the New York Stock Exchange for the ten trading days before the day on which we received the redemption notice.

      We have the right to elect to acquire the operating partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

      We, as general partner, are authorized to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of limited partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

      No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

•	our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•	our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

      Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to our operating partnership; or

•	the issuance or sale of any operating partnership units or other partnership interests.

Amendment of Partnership Agreement

      Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•	to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

      The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•	the prohibition against removing us as general partner by the limited partners;

•	restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to operating partnership units;

•	limitations on transactions with affiliates;

•	our liability as general partner for monetary or other damages to our operating partnership;

•	partnership consent requirements for the sale or otherwise dispose of substantially all the assets of our operating partnership; or

•	the transfer of partnership interests held by us or the dissolution of our operating partnership.

      Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including partnership interests held by us.

      Amendments to the partnership agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or

•	materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.

Tax Matters

      Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Term

      Our operating partnership will continue until dissolved upon the first to occur of any of the following:

•	an event of withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•	through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including operating partnership units held by us);

•	an election to dissolve the operating partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

•	the sale of all or substantially all of the assets and facilities of our operating partnership for cash or for marketable securities; or

•	entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. However, any change to any of these policies would be made by our board of trustees only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so and in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

      Our business will be focused on the ownership, operation, acquisition and development of self-storage facilities and activities directly related thereto. We intend to focus on increasing our external growth by pursuing targeted acquisitions of self-storage facilities in attractive markets with strong economic and demographic characteristics. In particular, we will seek to acquire facilities primarily in areas that we consider to be growth markets in California, Florida, Georgia, Illinois, New Jersey, New York and Texas. We also intend to invest in the development of new self-storage facilities within areas where we have existing facilities in order to capitalize on excess demand. Our targeted markets include areas where we currently maintain management that can be extended to additional facilities, or where we believe that we can acquire or develop a significant number of facilities efficiently and within a short period of time. However, future investments will not be limited to any geographic area, to a type of facility or to a specified percentage of our total assets. We will strategically invest in new markets when opportunities are available that meet our investment criteria.

      In evaluating future acquisitions of self-storage facilities within our targeted markets, we will generally focus on facilities that have good visibility and are located near retail centers, which typically provide high traffic corridors and are generally located near residential communities and commercial customers. In addition to seeking newer facilities that have recently reached stabilization, we will seek facilities that offer significant growth potential through other means. These potential acquisition targets would benefit from our extensive management experience or, in some cases, through our development experience, in renovations or expansions. In addition to acquisitions of single facilities, we may invest in portfolio acquisitions searching for situations where there is significant potential for increased operating efficiency and economies of scale.

      We currently expect to incur additional debt in connection with any future acquisitions and developments of real estate.

      We expect to conduct all of our investment activities through the operating partnership. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

•	to increase our value through increases in the cash flows and values of our facilities;

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our facilities; and

•	to provide quarterly cash distributions.

      We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may dispose of one or more of our facilities, in whole or in part, when circumstances warrant but our intent is to focus on new development and/or acquisitions.

Investments in Mortgages

      We have not, prior to this offering, engaged in any significant investments in mortgages, although we may engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

      We have generally not, prior to this offering, engaged in investment activities in other real estate entities. Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See “Material United States Federal Income Tax Considerations,” beginning on page 103. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in facilities, which normally would include general or limited partnership interests in special purpose partnerships owning facilities. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar real estate entities where such investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements for REIT qualification, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.

      We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by facilities and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

      Subject to REIT qualification rules, avoidance of the 100% “prohibited transactions tax,” and the tax protection obligations that we have undertaken in connection with our formation transactions, we will consider disposing of facilities if our management determines that a sale of a facility would be in our best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

      Upon completion of this offering and our formation transactions, we expect to have approximately $282.3 million of total indebtedness on a pro forma basis as of March 31, 2004. Our board of trustees will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of additional indebtedness, including the purchase price of facilities to be acquired or developed with debt financing, the estimated market value of our facilities upon refinancing and the ability of particular facilities, as well as our company as a whole, to generate cash flow to cover expected debt service.

      Generally speaking, although we may incur any of the forms of indebtedness described below, we initially intend to focus primarily on financing future growth through the incurrence of secured mortgage debt on an individual facility or a portfolio of facilities and borrowings under our new revolving credit facility. We may incur debt in the form of purchase money obligations to the sellers of facilities, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our facilities. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular facility to which the indebtedness relates. In addition, we may invest in facilities subject to existing loans secured by mortgages or similar liens, or may refinance facilities acquired on a leveraged basis. We may use the proceeds from any borrowings for general working capital, to finance acquisitions, expansion, redevelopment of existing facilities or development of new facilities, to refinance existing indebtedness or to purchase interests in partnerships or joint ventures in which we participate or may participate in the future. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow additional cash to make distributions (including distributions that may be required under the Code) if we do not have sufficient cash available to make those distributions.

Lending Policies

      We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification requirements, we may consider offering purchase money financing in connection with the sale of facilities where the provision of that financing will increase the value to be received by us for the facility sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past, nor do we intend to do so in the future.

Equity Capital Policies

      Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder’s investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in our operating partnership in connection with acquisitions of property.

      We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board. Our board of trustees has no present intention of causing us to repurchase any shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policy

      Our board of trustees is subject to certain provisions of the Maryland General Corporation Law, or MGCL, that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

      Under the MGCL, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director, or has a material financial interest, is not void or voidable solely on the grounds of the common directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to our board of trustees or a committee of our board of trustees, and our board of trustees, or that committee, authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

Reporting Policies

      Upon completion of this offering and our formation transactions, we will be subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 129.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common shares by (1) each of our trustees and trustee nominees, (2) each of our executive officers, (3) all of our trustees, trustee nominees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately prior to and as of the completion of this offering. This table gives effect to the expected issuance of common shares and operating partnership units in connection with our formation transactions. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and investment power. The Securities and Exchange Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

      Unless otherwise indicated, the address of each person listed below is c/o U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.

Number of
	Shares and Units	% of All	Number of Shares	% of
Beneficial Owner	Beneficially Owned	Share and Units	Beneficially Owned	All Shares

Robert J. Amsdell
Steven G. Osgood
Todd C. Amsdell
Tedd D. Towsley
Barry L. Amsdell
Thomas A. Commes
John C. Dannemiller
William M. Diefenderfer III
Harold S. Haller
David J. LaRue
All trustees, trustee nominees and executive officers as a group (10 persons)
The Robert J. Amsdell Family Irrevocable Trust
The Loretta Amsdell Family Irrevocable Trust

DESCRIPTION OF SHARES

      The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Upon the completion of this offering, our declaration of trust will provide that we may issue up to 200,000,000 common shares of beneficial interest, par value $.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $.01 per share. Upon completion of this offering, approximately                     common shares are expected to be issued and outstanding and no preferred shares will be issued and outstanding.

      Maryland law provides and our declaration of trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

      Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest that we may issue, the holders of such common shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

      Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust will provide for approval by two-thirds of all votes entitled to be cast on the matter in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present). Our declaration of trust will permit the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Distributions, Liquidation and Other Rights

      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends and distributions when authorized by our board of trustees out of assets legally available for the payment of dividends or distributions. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

      Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

      Our declaration of trust will authorize our board of trustees to classify any authorized but unissued common and preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the closing of this offering, no preferred shares will be outstanding and we have no present plans to issue any preferred shares.

      To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

      Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

      In order to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities).

      Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover and other strategic reasons, our declaration of trust, subject to certain exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust will provide that:

•	no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than %, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares;

•	no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of preferred shares;

•	no excepted holder, which means certain members of the Amsdell family and certain trusts established for the benefit of members of the Amsdell family, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than % of our common shares, any two excepted holders treated as individuals would own more than % of our common shares, any three excepted holders treated as individuals would own more than % of our common shares, any four excepted holders treated as individuals would own more than % of our common shares, or any five excepted holders treated as individuals would own more than % of our common shares;

•	no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

•	no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in our owning (directly or constructively) an interest in a customer that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such customer would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

•	no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

      The excepted holder limit does not permit each excepted holder to own      % of our common shares. Rather, the excepted holder limit prevents two or more excepted holders who are each treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (     %), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (     %).

      The declaration of trust defines a “designated investment entity” as:

1.	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2.	an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.	an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power under the Securities Exchange Act of 1934, as amended;

so long as each beneficial owner of such entity, or in the case of an asset management company, the individual account holders of the accounts managed by such entity, would satisfy the      % ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

      Our board of trustees may waive the      % ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the      % limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      All certificates representing our shares will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares will be                     .

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

      The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

Number of Trustees; Vacancies

      Our declaration of trust and bylaws will provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Initially, we expect to have seven trustees. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Under Maryland law, our board may elect to create staggered terms for its members.

      Our bylaws will provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

Removal of Trustees

      Our declaration of trust will provide that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Our board will approve a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

      After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

      Our bylaws will contain a provision exempting any and all acquisitions of our shares from the provisions of the Maryland Control Share Acquisition Act. However, our board of trustees may opt to make these provisions applicable to an acquisition of our shares at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person in a control share acquisition or by our officers or by our trustees who are our employees are excluded from the shares entitled to vote in accordance with the immediately preceding sentence. “Control shares” are shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust

      Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

      Our declaration of trust will limit the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

      Our declaration of trust will require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

      Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

      However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

     Operations

      We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

     Term and Termination

      Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

     Meetings of Shareholders

      Under our bylaws, annual meetings of shareholders are to be held each year during the month of May at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Additionally, special meetings of the shareholders shall be called by the Chairman of our board of trustees upon the written request of shareholders entitled to cast at least a majority of votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

     Advance Notice of Trustee Nominations and New Business

      Our bylaws will provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

      The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, we will have outstanding approximately                     common shares, assuming no exercise of outstanding options to purchase common shares under our equity incentive plan.

      Of these shares, the                     shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining approximately                     shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in this offering, will be “restricted shares” as defined in Rule 144.

      In addition, each of our senior officers and each of our trustees who beneficially own common shares as of the date of this prospectus have agreed under written “lock-up” agreements not to sell any common shares or any securities which may be converted into or exchanged for any common shares for 270 days after the date of this prospectus without the prior written consent of Lehman Brothers. See “Underwriting,” beginning on page 125.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding common shares; or

•	the average weekly trading volume of the common shares on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

      Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

      The Securities and Exchange Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the “lock-up” agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

•	persons other than affiliates, in ordinary brokerage transactions; and

•	by affiliates under Rule 144 without compliance with the one-year holding requirement.

Registration Rights

      We have granted the Principals and the Amsdell Entities who will acquire common shares or units in the formation transactions certain registration rights with respect to the common shares that they acquire in the formation transactions as well as the common shares that may be acquired by them in connection with the exercise of the redemption rights under the partnership agreement with respect to their operating partnership units. These registration rights require us to seek to register all such common shares beginning as early as one year following completion of this offering. We will bear expenses incident to our registration requirements under the registration rights agreement, including the reasonable fees and disbursements of counsel to the persons exercising registration rights in connection with their exercise of the registration rights except that such expenses shall not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      For purposes of the following discussion, references to “our company,” “we” and “us” mean only U-Store-It Trust and not its subsidiaries or affiliates. The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the acquisition, ownership and disposition of our common shares being sold in this offering. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax considerations for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Code,

•	holding the shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding the shares through a partnership or similar pass-through entity,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the shares as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      Hogan & Hartson L.L.P. has rendered the opinions described below under “Tax Opinions Received by Us in Connection with this Offering.” You should be aware that the opinions are based on current law and are not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.’s opinions, and such a challenge could be successful.

      The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

      Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws.

Taxation and Qualification of Our Company as a REIT

      General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See “— Failure to Qualify as a REIT,” beginning on page 113.

      The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

      Tax Opinions Received by Us in Connection with this Offering. Hogan & Hartson L.L.P. has acted as our tax counsel in connection with this offering of our common shares and our election to be taxed as a REIT. Hogan & Hartson L.L.P has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2004, we are organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. Hogan & Hartson L.L.P. also has rendered to us an opinion to the effect that our operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. It must be emphasized that these opinions are based on various assumptions and representations as to factual matters, including factual representations made by us in a certificate provided by one of our officers. In addition, these opinions are based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Hogan & Hartson L.L.P. has no obligation to update its opinions rendered to us in connection with this offering or to monitor or review our compliance with the various REIT qualification and partnership classification requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify as a REIT,” beginning on page 113.

      Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received, although currently shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

      While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

1.	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2.	We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

3.	If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to tenants in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4.	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to tenants in the ordinary course of business other than foreclosure property.

5.	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

6.	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year (taking into account excess distributions from prior years) at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

7.	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8.	If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.

      If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT “C” Corporation, some of the dividends we pay to our shareholders during the following year may be subject to taxed at the reduced capital gains rates, rather than the ordinary income rates. See “— U.S. Taxation of Taxable U.S. Shareholders Generally — Qualified Dividend Income,” on page 117.

      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

      We believe that we are organized, intend to operate and issue sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our declaration of trust contain restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).

      To monitor our compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

      Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which we own an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

      We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, and other Partnerships and Limited Liability Companies,” beginning on page 113. We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

      Ownership of Interests in Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests Applicable to REITs,” beginning on page 110.

      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “— U.S. Taxation of Taxable U.S. Shareholders Generally — Qualified Dividend Income,” beginning on page 117.

      Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our facilities. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

      U-Store-It Mini Warehouse Co. is taxable as a regular corporation and has elected, together with us, to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable REIT subsidiaries, we may acquire securities in one or more additional taxable REIT subsidiaries or elect to treat a subsidiary in which we currently own securities as a taxable REIT subsidiary in the future.

      Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, some payments under some hedging instruments and gain from the sale or disposition of stock, securities or certain hedging instruments.

      Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

      We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our facilities and believe that we have not provided services that will cause us to fail to meet the income tests. We provide some services and may provide access to third party service providers at some or all of our facilities. Based upon our experience in the markets where the facilities are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

      “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

      Our share of any dividends received from U-Store-It Mini Warehouse Co. and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from U-Store-It Mini Warehouse Co. or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation and Qualification of Our Company as a REIT,” on page 104, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to a portion of our non-qualifying income.

      From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. To the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition of such investments would be treated as qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be non-qualifying income for purposes of both the 75% and the 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to tenants in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to tenants in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its facilities and to make occasional sales of the facilities as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gain resulting from any such sales.

      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are received by us for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property;

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

      While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

      Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by our operating partnership and the partnership and limited liability company subsidiaries of our operating partnership that are treated as partnership or disregarded entities for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2)	not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3)	except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the value of the outstanding securities of any one issuer.

(4)	not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

      Securities for purposes of the asset tests may include debt securities. However, debt of an issuer (other than a qualified REIT subsidiary or a taxable REIT subsidiary) will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT (or a taxable REIT subsidiary of the REIT) holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

      Our operating partnership owns 100% of the interests of U-Store-It Mini Warehouse Co. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in U-Store-It Mini Warehouse Co. equal to our pro-rata ownership of the operating partnership because we own interests in our operating partnership. U-Store-It Mini Warehouse Co. has elected, together with us, to be treated as our taxable REIT subsidiary. So long as U-Store-It Mini Warehouse Co. qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiary does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed, and believe in the future it will not exceed, 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. However, no independent appraisals have been obtained to support these conclusions and we cannot provide any assurance that the IRS might disagree with our determinations.

      The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could result from our increasing our interest in our operating partnership, the exercise by limited partners of their redemption right relating to units in the operating partnership or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10%

value limitation. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

      Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

      Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

      We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.

      Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

      Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

      Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

      A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

      Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Ownership of Interests in the Operating Partnership, and Other Partnerships and Limited Liability Companies

      General. Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we expect will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of assets held by its subsidiary partnerships and limited liability companies. See “— Requirements for Qualification as a Real Estate Investment Trust” and “— Ownership of Interests in Partnerships and Limited Liability Companies” on page 106.

      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change, which could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Requirements for Qualification as a Real Estate Investment Trust — Asset Tests Applicable to REITs,” beginning on page 110 and “— Taxation and Qualification of Our Company as a REIT — Income Tests Applicable to REITs,” beginning on page 108. This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT,” on page 113 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Our operating partnership and each of our other partnerships and limited liability companies (other than an entity that has elected to be a taxable REIT subsidiary) intend to claim classification as a partnership or as a disregarded entity for federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities. As described above, Hogan & Hartson L.L.P. will render an opinion to the effect that the operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. See “— Taxation and Qualification of Our Company as a REIT — Tax Opinions Received by Us in Connection with this Offering,” beginning on page 104. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including factual representations made by us in a certificate provided by one of our officers. Hogan & Hartson L.L.P. has no ongoing obligation to update its opinion rendered to us in connection with this offering.

      A partnership is a “publicly-traded partnership” under Section 7704 of the Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

      Our company and the operating partnership intend to take the reporting position for federal income tax purposes that the operating partnership is not a publicly-traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market, or on the substantial equivalent of a secondary market, if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. U-Store-It Trust and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. The operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

      If the operating partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

      Allocations of Partnership Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

      Tax Allocations with Respect to the Facilities. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value of the property and its adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership intend to use the “traditional method” for accounting for book-tax differences for the facilities initially contributed to our operating partnership in connection with the formation transactions. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed facilities in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed facilities were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such facilities, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements described in “— Annual Distribution Requirements Applicable to REITs.” Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See “—Taxation and Qualification of Our Company as a REIT — Requirements for Qualification as a Real Estate Investment Trust,” beginning on page 106, and “—Taxation and Qualification of Our Company as a REIT — Annual Distribution Requirements Applicable to REITs,” beginning on page 112. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other facilities acquired by our operating partnership in the future.

      Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Shares

      When we use the term “U.S. shareholder,” we mean a holder of our common shares that is, for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	in general, a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

      If you hold our common shares and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

U.S. Taxation of Taxable U.S. Shareholders Generally

      Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.

      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

      Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

      We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

      We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

      Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

      Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment income limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

      Dispositions of Our Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult with their own tax advisors with respect to the capital gain to liability.

U.S. Taxation of Tax-Exempt Shareholders

      Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

      For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their own tax advisors concerning these set aside and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

      The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

      Distributions Generally. Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of “United States real property interests” nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a United States trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a corporate non-U.S. shareholder that is engaged in a United States trade or business also may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s common shares, but rather will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s common shares, they will give rise to gain from the sale or exchange of its common shares, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits and the non-U.S. Shareholder timely files an appropriate claim for refund.

      We expect to withhold United States federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1)	a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s conduct of a United States trade or business.

      In any event, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s United States tax liability with respect to the distribution is less than the amount withheld.

      Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1)	the investment in the common shares is treated as effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from U.S. sources.

      Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above.

      We will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against a non-U.S. shareholder’s United States federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. Shareholder’s actual United States federal income tax liability, and the non-U.S. shareholder timely files an appropriate claim for refund.

      Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. shareholder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S Shareholder timely files an appropriate claim for refunds.

      Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

(1)	the investment in our common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3)	the common shares constitute a United States real property interest within the meaning of FIRPTA, as described below.

      Our common shares will not constitute a United States real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

      We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our common shares will be publicly-traded, however, we cannot guarantee that we will continue to be a domestically controlled REIT.

      Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(2)	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

      If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

      U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

      Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

      The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

      Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

      Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences

      We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

      A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Sunset of Reduced Tax Rate Provisions

      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate of 15% (rather than 20%) on long-term capital gains for taxpayers taxed at individual rates, the application of the long-term capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Tax Shelter Reporting

      Under recently promulgated Treasury regulations, if a shareholder recognizes a loss with respect to the sale of shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult with their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Proposed Legislation

      Legislation passed in both the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The legislation generally would, among other things, include the following changes:

•	As discussed above under “— Taxation of and Qualification of Our Company as a REIT — Asset Tests Applicable to REITs,” beginning on page 110, we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation in the House Bill, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation in the House Bill would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation in the House Bill also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “— Taxation and Qualification of Our Company as a REIT — Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation in the House Bill would clarify a rule regarding our ability to enter into leases with a taxable REIT subsidiary.

•	As discussed above under “— Taxation and Qualification of Our Company as a REIT — Penalty Tax,” on page 110, amounts received by a REIT for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as “redetermined rents” and therefore avoid the 100% penalty tax. The proposed legislation in the House Bill would eliminate this exclusion.

•	As discussed above under “— U.S. Taxation of Non-U.S. Shareholders — Capital Gain Dividend and Distributions Attributable to a Sale of Exchange of United States Real Property Interests,” beginning on page 119, we are required to withhold 35% of any distribution to non-U.S. Shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Shareholders that could have been designated as a capital gain dividend. The proposed legislation in the Senate Bill would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is “regularly traded” if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— U.S. Taxation of Non-U.S. Shareholders — Distributions Generally.”

•	The proposed legislation in the House Bill would provide additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation described in the first and third bullet points above.

•	As discussed above under “— Income Tests Applicable to REITs,” beginning on page 108, we may enter into hedging transactions, including interest rate swaps or cap agreements, options, futures contracts, or any similar financial instruments. The proposed legislation in the House Bill would clarify that any income from a hedging transaction which is clearly identified, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the REIT gross income tests to the extent the transaction hedges indebtedness incurred or to be incurred to acquire or carry real estate assets.

      The foregoing is a non-exhaustive list of changes that would be made by the legislation. The provisions contained in this legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the legislation is enacted.

      Differences exist between the versions of the legislation passed by the House of Representatives and the Senate with respect to the items discussed above. As of the date hereof, it is not possible to predict with any certainty whether the legislation discussed above will be enacted at all and, if enacted, what changes may be made to the legislation prior to its ultimate enactment.

UNDERWRITING

      Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives, has severally agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the number of common shares shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Total

      The underwriting agreement provides that the underwriters’ obligations to purchase our common shares depend on the satisfaction of the conditions contained in the underwriting agreement, which include:

•	if any common shares are purchased by the underwriters, then all of the common shares the underwriters agreed to purchase must be purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

      The representatives have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $           per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $           per share to brokers and dealers. After this offering the underwriters may change the offering price and other selling terms.

Underwriting

      The following table summarizes the underwriting discount and commissions that we will pay. The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                      shares. The underwriting discount and commissions equal      % of the public offering price.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

      We estimate that the total expenses of this offering, excluding underwriting discount and commissions, will be approximately $          . We have agreed to pay such expenses.

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to an aggregate of                      additional common shares, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discount and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional common shares proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the additional common shares to the underwriters.

Lock-up Agreements

      We, along with our trustees and officers and all persons known to us to hold of record 5% or more of our outstanding common shares, have agreed under lock-up agreements, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any common shares or any securities which may be converted into or exchanged for any common shares without the prior written consent of Lehman Brothers for a period of 270 days from the date of this prospectus.

Offering Price Determination

      Prior to this offering, there has been no public market for our common shares. The initial public offering price was negotiated between the representatives and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after this offering.

Indemnification

      We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and liabilities incurred in connection with a directed share program, and to contribute to payments that the underwriters may be required to make for these liabilities.

Discretionary Shares

      The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of our common shares offered by them.

Stabilization, Short Positions and Penalty Bids

      The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Over-allotment involves sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

      Purchasers of our common shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Directed Share Program

      At our request, the underwriters have reserved for sale at the initial public offering price up to                      shares, or approximately 3% of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers or employees or who are otherwise associated with our company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Electronic Distribution

      A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

      The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. Lehman Brothers, one of the underwriters of this offering, is the lender under our existing term loan, a portion of which will be repaid with proceeds from this offering. The remaining outstanding balance will be repaid with the net proceeds from two new fixed rate mortgage loans that we also expect will be provided by an affiliate of Lehman Brothers. In addition, an affiliate of Lehman Brothers is the lender under a mezzanine loan facility to Rising Tide Development, LLC, from which we will have the option to purchase the 19 option facilities upon the completion of this offering. We expect that any such purchase will require that a portion of the outstanding balance on the mezzanine loan facility be repaid.

LEGAL MATTERS

      The validity of the common shares and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P. The validity of the common shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. In rendering their opinion, Sullivan & Cromwell LLP will rely as to matters of Maryland law on Miles & Stockbridge P.C., Baltimore, Maryland.

EXPERTS

      The combined financial statements of Acquiport/Amsdell Predecessor as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the balance sheet of U-Store-It Trust as of July 26, 2004 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement (which report on Amsdell/Acquiport Predecessor expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 144), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement in this prospectus is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission’s toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Information	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet Information as of March 31, 2004	F-3
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Information as of March 31, 2004	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2004	F-7
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2004	F-8
Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2003	F-11
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2003	F-12

U-STORE-IT TRUST
Report of Independent Registered Public Accounting Firm	F-15
Balance Sheet as of July 26, 2004	F-16
Notes to Balance Sheet	F-17

ACQUIPORT/ AMSDELL PREDECESSOR
Report of Independent Registered Public Accounting Firm	F-19
Combined Balance Sheets as of March 31, 2004 (Unaudited) and December 31, 2003 and 2002	F-20
Combined Statements of Income for the three months ended March 31, 2004 (Unaudited) and 2003 (Unaudited) and the years ended December 31, 2003, 2002 and 2001	F-21
Combined Statement of Accumulated Equity for the three months ended March 31, 2004 (Unaudited) and the years ended December 31, 2003, 2002 and 2001	F-22
Combined Statements of Cash Flows for the three months ended March 31, 2004 (Unaudited) and 2003 (Unaudited) and the years ended December 31, 2003, 2002 and 2001	F-23
Notes to Combined Financial Statements	F-24

Schedule III — Real Estate and Related Depreciation as of December 31, 2003	F-35

U-STORE-IT TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma condensed consolidated financial information of U-Store-It Trust as of March 31, 2004, for the three months ended March 31, 2004 and for the year ended December 31, 2003 has been derived from the historical financial statements of Acquiport/ Amsdell Predecessor, included in this prospectus. For purposes of our financial statements Acquiport/Amsdell Predecessor is comprised of the following entities: Acquiport/Amsdell I Limited Partnership, Acquiport/Amsdell III, LLC, Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, USI Limited Partnership and USI II, LLC. Our presentation of Acquiport/Amsdell Predecessor also includes three additional facilities, Lakewood, OH, Lake Worth, FL and Vero Beach I, FL.

      Our pro forma condensed consolidated balance sheet reflects adjustments to Acquiport/Amsdell Predecessor’s historical financial data to give effect to the following as if each had occurred on March 31, 2004: (i) the completion of the term loan financing with an affiliate of Lehman Brothers to fund the buy-out of the Common Retirement Fund of New York (the “Fund”) and Square Foot Companies, LLC (“Square Foot”) and to pay off our revolving line of credit, (ii) the acquisition of the common stock of U-Store-It Mini Warehouse Co., (iii) the completion of certain financing transactions and property contributions concurrent with the offering (the “Offering”) and (iv) the expenses associated with the Offering.

      Our pro forma condensed consolidated statements of income reflect adjustments to Acquiport/Amsdell Predecessor’s historical financial data to give effect to the aforementioned transactions as if each had occurred on January 1, 2003.

      We have based our unaudited pro forma adjustments on available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial information and related notes presented below do not purport to represent what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

      You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in the historical financial statements and related notes of Acquiport/Amsdell Predecessor and information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

U-STORE-IT TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

March 31, 2004 (Unaudited)
Dollars in Thousands

	Acquiport/
	Amsdell	Completed	Offering	Financing		U-Store-It
	Predecessor	Transactions	Transactions	Transactions		Trust
	(1)	(2)	(3)	(4)		Pro Forma

ASSETS
Storage facilities — net	$391,683	$120,004				$511,687
Cash	8,293	(8,130)	$271,285	$(273,848	)(a)	(2,400)
Restricted cash	3,928	610				4,538
Loan procurement costs — net	2,287	10,406		(8,624	)(b)	4,069
Other assets	2,357		470			2,827

TOTAL	$408,548	$122,890	$271,755	$(282,472)		$520,721

LIABILITIES AND OWNERS’/SHAREHOLDERS’ EQUITY
LIABILITIES:
Loans payable	$271,004	$282,038		$(270,711	)(c,d)	$282,331
Capital lease obligations	310					310
Accounts payable and accrued expenses	3,671	2,547	$408	(92	)(e)	6,534
Accrued management fees — related parties	353					353
Rents received in advance	4,842					4,842
Security deposits	382					382

Total liabilities	280,562	284,585	408	(270,803)		294,752

MINORITY INTEREST			9,767			9,767

OWNERS’/SHAREHOLDERS’ EQUITY:
Common shares and additional paid-in-capital			284,518			284,518
Accumulated equity (deficit)	127,986	(161,695)	(22,938)	(11,669)		(68,316)

Total owners’/shareholders’ equity (deficit)	127,986	(161,695)	261,580	(11,669)		216,202

TOTAL LIABILITIES AND OWNERS’/SHAREHOLDERS’ EQUITY (DEFICIT)	$408,548	$122,890	$271,755	$(282,472)		$520,721

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet — March 31, 2004

(1)	Reflects the historical combined balance sheet of Acquiport/ Amsdell Predecessor as of March 31, 2004 (Unaudited).

(2)	Reflects the Completed Transactions that have occurred. These transactions consist of the following:

				Purchase of the
				Fund’s and
				Square Foot’s	Repayment of
	Undistributed	Lehman		ownership	revolving line	Total
	Net Income	Brothers term		interest	of credit	Completed
	(i)	loan		(iv)	(v)	Transactions

Assets:
Storage facilities — net				$120,004		$120,004
Cash	$(4,354)	$415,837	(ii)	(277,151)	$(142,462)	(8,130)
Restricted cash		610	(ii)			610
Loan procurement costs — net		10,600	(iii)		(194)	10,406

Total assets	$(4,354)	$427,047		$(157,147)	$(142,656)	$122,890

Liabilities and Accumulated Equity:
Loans payable		$424,500	(ii)		$(142,462)	$282,038
Accounts payable		2,547	(iii)			2,547
Accumulated equity (deficit)	$(4,354)			$(157,147)	(194)	(161,695)

Total liabilities and accumulated equity	$(4,354)	$427,047		$(157,147)	$(142,656)	$122,890

(i)	Represents the cash distributions paid to the Fund and Square Foot through May 4, 2004.

(ii)	Represents the gross proceeds received of $424,500 from term loan financing from an affiliate of Lehman Brothers, net of $8,053 of loan procurement costs (loan origination fee of $3,481 and closing costs of $4,572), and $610 restricted cash associated with escrow account requirements.

(iii)	Represents $3,481 loan origination fee, $4,572 of costs associated with the closing of the loan, and accrual of $2,547 to reflect the exit fee associated with repayment of the loan.

(iv)	Represents the purchase of the Fund’s 71.2% ownership interest, and Square Foot’s 0.6% ownership interest in Acquiport/Amsdell I Limited Partnership for $274,800 and $2,351, respectively. The acquisition of Square Foot’s 0.6% ownership interest was from one of our executive officers. The allocation of the purchase price to assets acquired is as follows:

Land	$18,001
Buildings	102,003
Redemption of the accumulated equity balance of the Fund and Square Foot	157,147

Total	$277,151

(v)	Represents the repayment of $142,462 of our revolving line of credit and write off of $194 of related unamortized loan procurement costs which occurred on May 4, 2004.

(3)	Reflects the sale of U-Store-It Trust shares for $ per share in this offering and the purchase of U-Store-It-Mini Warehouse Co.:

			Purchase of
			U-Store-It Mini	Total
	Offering	Minority Interest	Warehouse Co.	Offering
	(i)	(ii)	(iii)	Transactions

Assets:
Cash	$275,625		$(4,340)	$271,285
Other assets			470	470

Total assets	$275,625	$0	$(3,870)	$271,755

Liabilities and Owners’/Shareholders’ Equity:
Accounts payable and accrued expenses			$408	$408
Minority interest		$9,767		9,767
Additional paid-in-capital	$275,625	(9,767)	18,660	284,518
Owners’/shareholders’ equity (deficit)			(22,938)	(22,938)

Total liabilities and owners’/shareholders’ equity	$275,625	$0	$(3,870)	$271,755

(i)	Amount reflects the estimated net cash proceeds from the offering of our common shares of $275,625. The costs of our common share offering include underwriting discount and commissions on the shares sold by us and other costs payable by us.

(ii)	To account for approximately 4.5% limited partners’ minority interest in the operating partnership.

(iii)	Adjustments relate to the purchase of the capital stock of U-Store-It Mini Warehouse Co. (the current manager of our self-storage facilities) from the Principals and certain of the Amsdell Entities for approximately $23,000 in consideration. For accounting purposes the acquisition is not considered an acquisition of a “business” for purposes of applying Financial Accounting Standards Board Statement No. 141, “Business Combinations.” The pro forma statements of income for the three months ended March 31, 2004 and for the year ended December 31, 2003 do not include a one time $22,938 termination fee to terminate the management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. The intent of the accompanying pro forma income statements for the three months ended March 31, 2004 and for the year ended December 31, 2003 is to reflect the expected continuing impact of the pro forma transactions, therefore the one-time charge has been excluded.

Adjustments related to the purchase of U-Store-It Mini Warehouse Co. are:

Net cash paid for U-Store-It Mini Warehouse Co.	$4,340
Issuance of U-Store-It Trust shares	18,660

Total consideration	$23,000

Allocation of purchase price:
Other assets	$470
Accounts payable and accrued expenses	(408)
Owners’/shareholders’ equity (management contract termination fee)	22,938

Total	$23,000

(4)	Reflects the financing transactions which our operating partnership expects to enter into with an affiliate of Lehman Brothers upon the completion of this offering. Proceeds from new senior mortgage loans will primarily be used to repay the portion of our existing term loan that is not repaid from the proceeds of this offering. Our operating partnership also expects to enter into a revolving credit facility. No amounts are expected to be drawn initially on this facility.

(a)	Reflects net cash used in financing transactions:

New senior 5.40% fixed rate mortgage due 2009 (d)	$85,576
New senior 5.60% fixed rate mortgage due 2010 (d)	85,000
Less cash used to repay certain indebtedness (c)	(441,287)
Less cash paid for new loan procurement costs	(2,165)
Less cash paid for loan prepayment penalties on four existing loans (the San Bernardino IV, CA facility, the Boca Raton, FL facility, the Lancaster, CA facility and the Vista, CA facility)	(880)
Less cash paid to terminate an interest rate swap on a mortgage secured by the Lake Worth, FL facility(e)	(92)

Net cash used in financing transactions	$(273,848)

(b)	Represents net adjustments to loan procurement costs from the financing transactions:

Lakewood, OH facility	$(91)
Lake Worth, FL facility	(89)
Lancaster, CA facility	(9)
Lehman Brothers term loan	(10,600)

(10,789)
New loan procurement costs	2,165

Net adjustments to loan procurement costs from the financing transactions	$(8,624)

(c)	As part of the financing transactions, we will repay certain indebtedness:

Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	$(2,021)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.09% per annum	(5,774)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.09% per annum	(1,982)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(733)
Mortgage loan collateralized by the San Bernardino IV, CA facility, due April 2006, stated interest rate of 9.35% per annum	(1,147)
Mortgage loan collateralized by the Boca Raton, FL facility, due September 2009, stated interest rate of 7.55% per annum	(2,036)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(1,035)
Mortgage loan collateralized by the Vista, CA facility, due February 2008, stated interest rate of 7.51% per annum	(2,059)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, stated interest rate of 4.10% per annum	(424,500)

Total cash used for debt repayments	$(441,287)

(d)	As part of the financing transactions, we will incur new indebtedness:

New senior 5.40% fixed rate mortgage due 2009	$85,576
New senior 5.60% fixed rate mortgage due 2010	85,000

Total cash provided from new indebtedness	$170,576

(e)	Reflects the termination of the interest rate swap on a mortgage secured by the Lake Worth, FL facility.

U-STORE-IT TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2004 (Unaudited)
Dollars in Thousands (Except Per Share)

	Acquiport/
	Amsdell	Completed	Offering		Financing	Other		U-Store-It
	Predecessor	Transactions	Transactions		Transactions	Adjustments		Trust Pro
	(5)	(6)	(7)		(8)	(9)		Forma

REVENUES:
Rental income	$19,491							$19,491
Other property related income	1,033		$466	(i)				1,499

Total revenues	20,524	0	466		0	0		20,990

OPERATING EXPENSES:
Property operating expenses	7,698		251	(ii)(iii)				7,949
Depreciation	4,728	$850						5,578
Management fees to related party/general and administrative	1,102		173	(iv)(v)(vi)				1,275

Total operating expenses	13,528	850	424		0	0		14,802

OPERATING INCOME	6,996	(850)	42		0	0		6,188

OTHER INCOME (EXPENSE): Interest expense	(3,739)	(3,097)			$2,337			(4,499)
Loan procurement amortization expense	(173)	(2,582)			2,515			(240)
Minority interest						$(65	)(i)	(65)

Total other income (expense) — net	(3,912)	(5,679)	0		4,852	(65)		(4,804)

INCOME FROM CONTINUING OPERATIONS	$3,084	$(6,529)	$42		$4,852	$(65)		$1,384

Earnings per share:
Basic earnings per share
Diluted earnings per share
Weighted average share information:
Basic shares outstanding
Diluted shares outstanding

Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement for the three months ended March 31, 2004

(5)	Reflects the historical combined statements of income of Acquiport/ Amsdell Predecessor for the three months in the period ended March 31, 2004 (Unaudited).

(6)	The table summarizes the pro forma impact of certain transactions that occurred on May 4, 2004, assuming that they occurred on January 1, 2003, as a result of the purchase of the Fund’s and Square Foot’s ownership interest in Acquiport/ Amsdell I Limited Partnership.

		Purchase of the	Repayment
	Lehman Brothers	Fund’s and Square Foot’s	of Revolving	Total
	Term Loan	Ownership Interest	Line of Credit	Completed
	(i)	(ii)	(iii)	Transactions

Depreciation expense		$850		$850

Interest expense	$(4,351)		$1,254	$(3,097)

Loan procurement cost amortization	$(2,650)		$68	$(2,582)

(i)	Interest associated with the term loan from an affiliate of Lehman Brothers, stated interest rate is 4.10% per annum. Adjustment reflects three months of amortized loan procurement costs of approximately $2,650. The total loan procurement costs incurred of $10,600 are amortized over a 12 month period.

(ii)	Adjustments relate to the depreciation associated with the step-up in basis of depreciable assets associated with the purchase of the Fund’s and Square Foot’s ownership interests.

(iii)	Adjustment relates to the elimination of interest expense relating to the revolving line of credit, which was repaid with proceeds from the new term loan from an affiliate of Lehman Brothers, and the amortization associated with the revolving line of credit loan procurement costs.

(7)	Adjustments relate to the purchase of the capital stock of U-Store-It Mini Warehouse Co. (the current manager of our self-storage facilities) from the Principals and certain of the Amsdell Entities for approximately $23,000 in consideration. For accounting purposes the acquisition is not considered an acquisition of a “business” for purposes of applying Financial Accounting Standards Board Statement No. 141, “Business Combinations.” The pro forma statements of income for three months ended March 31, 2004 and for the year ended December 31, 2003 do not include a one-time $22,938 termination fee to terminate the management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. The intent of the accompanying pro forma income statements for the three months ended

March 31, 2004 and for the year ended December 31, 2003 is to reflect the expected continuing impact of the pro forma transactions, therefore the one time charge has been excluded.

Amount represents adjustment to revenues from the purchase of U-Store-It Mini Warehouse Co.:
Ancillary revenue (i)	$466

Amount represents adjustment to property operating expenses from the purchase of U-Store-It Mini Warehouse Co.:
Cost of goods sold (ii)	$119
Provision for income taxes (iii)	132

$251

Amount represents adjustment to management fees to related party/general and administrative expense from the purchase of U-Store-It Mini Warehouse Co.:
Management fees (iv)	$(1,102)
Employee compensation (v)	942
General and administrative (vi)	333

$173

(i)	Ancillary revenue was historically revenue of U-Store-It Mini Warehouse Co. as stipulated in the management agreement between U-Store-It Mini Warehouse Co. and Acquiport/ Amsdell I Limited Partnership. Upon termination of the management contracts, this income will be earned by the operating partnership.

(ii)	Represents the cost of goods sold associated with the ancillary revenue.

(iii)	Amount relates to the estimated tax at 38% on net ancillary income expected to be included in our taxable REIT subsidiary.

(iv)	Amount represents the elimination of management fees paid to U-Store-It Mini Warehouse Co.

(v)	Amount represents the payroll and fringe benefit costs associated with the employees who will become employees of the operating partnership in connection with the purchase of U-Store-It Mini Warehouse Co.

(vi)	Amount represents the general and administrative overhead charges associated with U-Store-It Mini Warehouse Co.’s headquarters.

(8)	Adjustments relate to the interest expense and loan procurement amortization expense required as a result of the expected incurrence of new senior mortgage debt and the payoff of other related debt.

Interest expense adjustment:
Interest expense on new senior 5.40% fixed rate mortgage due 2009	$1,154
Interest expense on new senior 5.60% fixed rate mortgage due 2010	1,189
Less interest expense on loans to be repaid in the financing transactions:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(50)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.09% per annum	(76)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.09% per annum	(25)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(6)

Mortgage loan collateralized by the San Bernadino IV, CA facility, due April 2006, stated interest rate of 9.35% per annum	(26)
Mortgage loan collateralized by the Boca Raton, FL facility, due September 2009, stated interest rate of 7.55% per annum	(38)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(19)
Mortgage loan collateralized by the Vista, CA facility, due February 2008, stated interest rate of 7.51% per annum	(38)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, stated interest rate of 4.10% per annum	(4,351)
Elimination of income statement effect of interest rate swap on a mortgage secured by the Lake Worth, FL facility, due August 2004	(51)

Net decrease in interest expense	$(2,337)

Loan procurement amortization expense adjustment:
Loan procurement cost on new loans:
New senior 5.40% fixed rate mortgage due 2009	$21
New senior 5.60% fixed rate mortgage due 2010	18
New revolving credit facility	109
Less loan procurement amortization expense on repaid indebtedness:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(4)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.09% per annum	(2)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.09% per annum	(1)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(6)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, stated interest rate of 4.10% per annum	(2,650)

Net decrease in loan procurement amortization expense	$(2,515)

      At the completion of the offering we do not expect to have variable rate debt outstanding.

(9)	Other Adjustments

(i)	Reflects the allocation of income to minority interest holders as a result of the REIT obtaining control and subsequent consolidation of the operating partnership.

U-STORE-IT TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2003 (Unaudited)
Dollars in Thousands (Except Per Share)

	Acquiport/
	Amsdell	Completed	Offering		Financing	Other		U-Store-It
	Predecessor	Transactions	Transactions		Transactions	Adjustments		Trust
	(10)	(11)	(12)		(13)	(14)		Pro Forma

REVENUES:
Rental income	$76,898							$76,898
Other property related income	3,928		$1,787	(i)				5,715

Total revenues	80,826	0	1,787		0	0		82,613

OPERATING EXPENSES:
Property operating expenses	28,096		990	(ii)(iii)				29,086
Depreciation	19,494	$3,400						22,894
Management fees to related party/general and administrative	4,361		771	(iv)(v)(vi)				5,132

Total operating expenses	51,951	3,400	1,761		0	0		57,112

OPERATING INCOME	28,875	(3,400)	26		0	0		25,501

OTHER INCOME (EXPENSE):
Interest expense	(15,128)	(12,855)			$9,870			(18,113)
Loan procurement amortization expense	(1,015)	(10,498)			10,037			(1,476)
Minority interest						$(267	)(i)	(267)

Total other income (expense) — net	(16,143)	(23,353)	0		19,907	(267)		(19,856)

INCOME FROM CONTINUING OPERATIONS	$12,732	$(26,753)	$26		$19,907	$(267)		$5,645

Earnings per share:
Basic earnings per share
Diluted earnings per share
Weighted average share information:
Basic shares outstanding
Diluted shares outstanding

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2003

(10)	Reflects the historical combined statements of income of Acquiport/ Amsdell Predecessor for the year ended December 31, 2003, respectively.

(11)	The table summarizes the pro forma impact of certain transactions that occurred on May 4, 2004, assuming that they occurred on January 1, 2003, as a result of the purchase of the Fund’s and Square Foot’s ownership interest in Acquiport/ Amsdell I Limited Partnership.

		Purchase of the
		Fund’s	Repayment of
	Lehman Brothers	and Square Foot’s	Revolving	Total
	Term Loan	Ownership Interest	Line of Credit	Completed
	(i)	(ii)	(iii)	Transactions

Depreciation Expense		$3,400		$3,400

Interest expense	$(17,871)		$5,016	$(12,855)

Loan procurement cost amortization	$(10,600)		$102	$(10,498)

(i)	Interest associated with the term loan from an affiliate of Lehman Brothers, stated interest rate is 4.21% per annum. Adjustment reflects twelve months of amortized loan procurement costs of approximately $10,600. The total loan procurement costs incurred of $10,600 are amortized over a 12 month period.

(ii)	Adjustment relates to the depreciation associated with the step-up in basis of depreciable assets associated with the purchase of the Fund’s and Square Foot’s ownership interests.

(iii)	Adjustment relates to the elimination of interest expense relating to the revolving line of credit, which was repaid with proceeds from the new term loan from an affiliate of Lehman Brothers, and the amortization associated with the revolving line of credit loan procurement costs.

(12)	Adjustments relate to the purchase of the capital stock of U-Store-It Mini Warehouse Co. (the current manager of our self-storage facilities) from the Principals and certain of the Amsdell Entities for approximately $23,000 in consideration. For accounting purposes the acquisition is not considered an acquisition of a “business” for purposes of applying Financial Accounting Standards Board Statement No. 141, “Business Combinations.” The pro forma statements of income for three months ended March 31, 2004 and for the year ended December 31, 2003 do not include a one-time $22,938 termination fee to terminate the management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. The intent of the accompanying pro forma income statements for the three months ended

March 31, 2004 and for the year ended December 31, 2003 is to reflect the expected continuing impact of the pro forma transactions, therefore the one time charge has been excluded.

Amount represents adjustment to revenues from the purchase of U-Store-It Mini Warehouse Co.:
Ancillary revenue(i)	$1,787

Amount represents adjustment to property operating expenses from the purchase of U-Store-It Mini Warehouse Co.:
Cost of goods sold(ii)	$502
Provision for income taxes(iii)	488

$990

Amount represents adjustment to management fees to related party/general and administrative expense from the purchase of U-Store-It Mini Warehouse Co.:
Management fees(iv)	$(4,361)
Employee compensation(v)	3,653
General and administrative(vi)	1,479

$771

(i)	Ancillary revenue was historically revenues of U-Store-It Mini Warehouse Co. as stipulated in the management agreement between U-Store-It Mini Warehouse Co. and Acquiport/ Amsdell I Limited Partnership. Upon termination of the management contracts, this income will be earned by the operating partnership.

(ii)	Represents the cost of goods sold associated with the ancillary revenue.

(iii)	Amount relates to the estimated tax at 38% on net ancillary income expected to be included in our taxable REIT subsidiary.

(iv)	Amount represents the elimination of management fees paid to U-Store-It Mini Warehouse Co.

(v)	Amount represents the payroll and fringe benefit costs associated with the employees who will become employees of the operating partnership in connection with the purchase of U-Store-It Mini Warehouse Co.

(vi)	Amount represents the general and administrative overhead charges associated with U-Store-It Mini Warehouse Co.’s headquarters.

(13)	Adjustments relate to the interest expense and loan procurement amortization expense required as result of the expected incurrence of new senior mortgage debt and the payoff of other related debt.

Interest expense adjustment:
Interest expense on new senior 5.40% fixed rate mortgage due 2009	$4,592
Interest expense on new senior 5.60% fixed rate mortgage due 2010	4,731
Less interest expense on loans to be repaid in the financing transactions:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(146)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.15% per annum	(409)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.15% per annum	(65)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(27)
Mortgage loan collateralized by the San Bernadino IV, CA facility, due April 2006, stated interest rate of 9.35% per annum	(109)

Mortgage loan collateralized by the Boca Raton, FL facility, due September 2009, stated interest rate of 7.55% per annum	(158)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(78)
Mortgage loan collateralized by the Vista, CA facility, due February 2008, stated interest rate of 7.51% per annum	(157)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, stated interest rate of 4.21% per annum	(17,871)
Elimination of income statement effect of interest rate swap on a mortgage secured by the Lake Worth, FL facility due August 2004	(173)

Net decrease in interest expense	$(9,870)

Loan procurement amortization expense adjustment:
Loan procurement cost on new loans:
New senior 5.40% fixed rate mortgage due 2009	$86
New senior 5.60% fixed rate mortgage due 2010	71
New revolving credit facility	438
Less loan procurement amortization expense on repaid indebtedness:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(17)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.15% per annum	(8)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.15% per annum	(4)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(1)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(2)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, stated interest rate of 4.21% per annum	(10,600)

Net decrease in loan procurement amortization expense	$(10,037)

At the completion of the offering we do not expect to have variable rate debt outstanding.

(14)	Other Adjustments

(i)	Reflects the allocation of income to minority interest holders as a result of the REIT obtaining control and subsequent consolidation of the operating partnership.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

U-Store-It Trust

      We have audited the accompanying balance sheet of U-Store-It Trust (the “Company”) as of July 26, 2004 (date of organization). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of July 26, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

July 26, 2004

U-STORE-IT TRUST

BALANCE SHEET

July 26, 2004 (date of organization)

ASSETS
Cash	$1,500

TOTAL ASSETS	$1,500

LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES	$—
SHAREHOLDER’S EQUITY:
Common shares, $.01 par value, 200,000,000 shares authorized, 100 shares issued and outstanding	15
Preferred shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	1,485

TOTAL SHAREHOLDER’S EQUITY	1,500

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,500

The accompanying notes are an integral part of this balance sheet.

U-STORE-IT TRUST

NOTES TO BALANCE SHEET

July 26, 2004 (date of organization)

1.	Organization and Description of Business

      U-Store-It Trust (the “Company”) was organized in the state of Maryland on July 26, 2004. The Company anticipates filing a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of common shares. The Company will be the direct majority owner and sole general partner of U-Store-It, L.P. (which is currently named Acquiport/ Amsdell I Limited Partnership (the “operating partnership”)), which was organized in 1996 and will be renamed U-Store-It, L.P. upon the completion of the Offering. The Company was formed to continue to operate and expand the business of the operating partnership. The operating partnership is engaged in the business of acquiring, owning, and selling self-storage facilities across the United States. The Company was formed on July 26, 2004 and accordingly has no operations. The operations are planned to commence upon completion of the Formation Transactions and Offering.

      Concurrent with the Offering, the Company, together with the partners and members of the affiliated partnerships and limited liability companies of the operating partnership and other parties which hold direct or indirect ownership interests in the properties (collectively, the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of the operating partnership, (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) acquire U-Store-It Mini Warehouse Co. (“Property Manager”), to enable the operating partnership to become self managed, (iv) fund costs, capital expenditures and working capital, (v) provide a vehicle for future acquisitions, (vi) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vii) preserve tax advantages for certain Participants.

      The operations of the Company will be carried on primarily through the operating partnership. It is the intent of the Company to elect the status of and qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the operating partnership, the operating partnership will receive a contribution of direct and indirect interests in certain of the properties in exchange for units. The Company will acquire the Property Manager for cash of $23 million, and subsequently contribute the Property Manager to the operating partnership for units. In connection with the Formation Transactions the operating partnership will assume debt and other obligations. The value of the units that the operating partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common shares.

      The initial public offering price of the Company’s common shares will be determined in consultation with the underwriters. Among the factors that will be considered are Acquiport/ Amsdell Predecessor’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to book value or the value of the assets. The Company has not obtained any recent third-party appraisals of the properties, Property Manager, and other assets to be contributed to the operating partnership or purchased by the operating partnership for cash. As a result, the consideration to be given in exchange for the properties and other assets, may exceed the fair market value of these properties and assets. The Company will be fully integrated, self-administered, and self-managed.

2.	Income Taxes

      As a REIT, the Company will be permitted to deduct distributions paid to its shareholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3.	Offering Costs

      In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General and Limited Partners

Acquiport/ Amsdell Predecessor
Cleveland, Ohio

      We have audited the accompanying combined balance sheets of Acquiport/ Amsdell Predecessor as of December 31, 2003 and 2002, and the related combined statements of income, accumulated equity and cash flows for each of the three years in the period ended December 31, 2003. The combined financial statements include the accounts of Acquiport/ Amsdell I Limited Partnership and three additional properties, Lakewood, OH, Lake Worth, FL, and Vero Beach I, FL, all of which are under common management. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of Acquiport/ Amsdell Predecessor’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Acquiport/ Amsdell Predecessor at December 31, 2003 and 2002, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 7 to the combined financial statements, the Acquiport/ Amsdell Predecessor adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets effective January 1, 2002.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

July 26, 2004

ACQUIPORT/ AMSDELL PREDECESSOR

COMBINED BALANCE SHEETS

March 31, 2004 (Unaudited) and December 31, 2003 and 2002
(Dollars in thousands)

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
ASSETS
Storage facilities — net	$391,683	$395,599	$411,232
Cash	8,293	7,503	1,512
Restricted cash	3,928	3,772	2,005
Loan procurement costs — net	2,287	2,461	3,110
Other assets	2,357	2,884	3,541

TOTAL	$408,548	$412,219	$421,400

LIABILITIES AND ACCUMULATED EQUITY
LIABILITIES:
Loans payable	$271,004	$271,571	$269,730
Capital lease obligations	310	374	683
Accounts payable and accrued expenses	3,671	3,218	3,445
Accrued management fees — related parties	353	370	348
Rents received in advance	4,842	4,552	4,354
Security deposits	382	385	427

Total liabilities	280,562	280,470	278,987
COMMITMENTS AND CONTINGENCIES (Note 8)
ACCUMULATED EQUITY	127,986	131,749	142,413

TOTAL	$408,548	$412,219	$421,400

See notes to combined financial statements.

ACQUIPORT/AMSDELL PREDECESSOR

COMBINED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2004 (Unaudited) and 2003 (Unaudited)
and the Years Ended December 31, 2003, 2002 and 2001
(Dollars in thousands)

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
REVENUES:
Rental income	$19,491	$18,390	$76,898	$72,719	$59,120
Other property related income	1,033	1,001	3,928	3,866	3,156

Total revenues	20,524	19,391	80,826	76,585	62,276

OPERATING EXPENSES:
Property operating expenses	7,698	7,112	28,096	26,075	20,977
Depreciation	4,728	5,018	19,494	19,656	14,168
Management fees to related party	1,102	1,041	4,361	4,115	3,358

Total operating expenses	13,528	13,171	51,951	49,846	38,503

OPERATING INCOME	6,996	6,220	28,875	26,739	23,773

OTHER EXPENSE:
Interest expense	(3,739)	(3,912)	(15,128)	(15,944)	(13,430)
Loan procurement amortization expense	(173)	(232)	(1,015)	(1,079)	(1,182)
Loss on sale of storage facilities	—	—	—	—	(2,459)

Total other expense	(3,912)	(4,144)	(16,143)	(17,023)	(17,071)

INCOME FROM CONTINUING OPERATIONS	3,084	2,076	12,732	9,716	6,702
DISCONTINUED OPERATIONS:
Income from operations	—	59	171	312	194
Gain on sale of storage facilities	—	—	3,329	—	—

Income from discontinued operations	—	59	3,500	312	194

NET INCOME	$3,084	$2,135	$16,232	$10,028	$6,896

See notes to combined financial statements.

ACQUIPORT/AMSDELL PREDECESSOR

COMBINED STATEMENTS OF ACCUMULATED EQUITY

For the Three Months Ended March 31, 2004 (Unaudited)
and the Years Ended December 31, 2003, 2002 and 2001
(Dollars in thousands)

BALANCE — January 1, 2001	$112,998
Net income	6,896
Cash contributions	43,574
Cash distributions	(21,306)

BALANCE — December 31, 2001	142,162
Net income	10,028
Cash contributions	16,666
Cash distributions	(26,443)

BALANCE — December 31, 2002	142,413
Net income	16,232
Cash contributions	1,788
Cash distributions	(28,684)

BALANCE — December 31, 2003	131,749
Net income (Unaudited)	3,084
Cash distributions (Unaudited)	(6,847)

BALANCE — March 31, 2004 (Unaudited)	$127,986

See notes to combined financial statements.

ACQUIPORT/ AMSDELL PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2004 (Unaudited) and 2003 (Unaudited)
and the Years Ended December 31, 2003, 2002 and 2001
(Dollars in thousands)

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,084	$2,135	$16,232	$10,028	$6,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,901	5,306	20,716	20,936	15,639
Net (gain) loss on sales of storage facilities	—	—	(3,329)	—	2,459
Changes in operating accounts:
Other assets	527	971	657	(33)	(902)
Accounts payable and accrued expenses	436	85	(205)	602	(388)
Rents received in advance	290	435	198	181	(95)
Tenant security deposits	(3)	(16)	(42)	(72)	(39)

Net cash provided by operating activities	9,235	8,916	34,227	31,642	23,570

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of storage facilities	—	—	(5,722)	(19,877)	(126,041)
Improvements to storage facilities	(812)	(443)	(3,086)	(13,442)	(5,686)
Net proceeds from sale of storage facilities	—	—	8,068	—	3,436
(Increase) decrease in restricted cash	(156)	(214)	(1,767)	107	608

Net cash used in investing activities	(968)	(657)	(2,507)	(33,212)	(127,683)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	—	—	3,934	30,392	127,135
Principal payments on:
Loans payable	(567)	(539)	(2,093)	(21,040)	(42,863)
Capital lease obligations	(63)	(102)	(309)	(233)	(370)
Cash contributions from owners	—	—	1,788	16,666	43,574
Cash distributions to owners	(6,847)	(6,691)	(28,684)	(26,443)	(21,306)
Loan procurement costs	—	—	(365)	(160)	(1,121)

Net cash (used in) provided by financing activities	(7,477)	(7,332)	(25,729)	(818)	105,049

NET INCREASE (DECREASE) IN CASH	790	927	5,991	(2,388)	936
CASH — Beginning of period	7,503	1,512	1,512	3,900	2,964

CASH — End of period	$8,293	$2,439	$7,503	$1,512	$3,900

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION — Cash paid for interest	$3,342	$4,051	$15,648	$15,386	$13,630

See notes to combined financial statements.

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004 (Unaudited) and 2003 (Unaudited)
and Years Ended December 31, 2003, 2002 AND 2001
(Dollars in Thousands)

1.	Organization

      Acquiport/ Amsdell Predecessor, which is not a legal entity but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning, acquiring, developing and operating self-storage properties for business and personal use under month-to-month leases. Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of U-Store-It Trust (the “Company”), which is expected to be completed in 2004, the REIT and a newly formed majority-owned limited partnership U-Store-It, L.P. (the “Operating Partnership”), together with the partners and members of affiliated partnerships and limited liability companies of Acquiport/Amsdell Predecessor and other parties which hold direct or indirect ownership interests in the properties (the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of the operating partnership, (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) acquire U-Store-It Mini Warehouse Co. (“Property Manager”), to enable the operating partnership to become self managed, (iv) fund costs, capital expenditures and working capital, (v) provide a vehicle for future acquisitions, (vi) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vii) preserve tax advantages for certain Participants.

2.	Summary of Significant Accounting Policies

      Basis of Presentation — The real estate entities included in the accompanying combined financial statements have been combined on the basis that, for the periods presented, such entities were under common management.

      Acquiport/Amsdell Predecessor is comprised of the following entities: Acquiport/Amsdell I Limited Partnership, Acquiport/ Amsdell III, LLC (“Acquiport III”), Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, USI Limited Partnership (“USI”), and USI II, LLC (“USI II”). Acquiport/Amsdell Predecessor also includes three additional facilities, Lakewood, OH, Lake Worth, FL, and Vero Beach I, FL. All intercompany balances and transactions are eliminated in combination. At March 31, 2004, Acquiport/Amsdell Predecessor owns 155 storage facilities.

      Interim Combined Financial Information — The combined financial statements as of March 31, 2004, and for the three-month periods ended March 31, 2004 and 2003, are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information are set forth herein. The operating results for the interim periods are not necessarily indicative of the results expected for the full year.

      Operating Segment — Acquiport/Amsdell Predecessor has one reportable operating segment; it owns, develops, and operates storage facilities. The storage facilities are located in major metropolitan areas and have numerous tenants per facility. No single tenant represents 10% or more of Acquiport/Amsdell Predecessor’s revenues. The facilities in Florida, California and New Jersey provided 27.7%, 13.5% and 11.8%, respectively of total revenue for the year ended December 31, 2003.

      Storage Facilities — Storage facilities are recorded at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to forty years. Upon acquisition of a facility Acquiport/Amsdell Predecessor has allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. Because Acquiport/Amsdell Predecessor’s leases are primarily month-to-month, no value has been

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

assigned to acquired in-place leases. Acquiport/Amsdell Predecessor evaluates tenant relationships based on concentrations of significant tenants. There is no assigned value to these tenant relationships at March 31, 2004 (unaudited) or December 31, 2003 and 2002. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

      Acquiport/Amsdell Predecessor evaluates long-lived assets which are held for use for impairment when events and circumstances indicate that there may be an impairment. Acquiport/Amsdell Predecessor compares the carrying value of these long-lived assets to the undiscounted future cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the undiscounted future cash flows attributable to the asset. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized in the periods reported herein.

      Acquiport/Amsdell Predecessor considers assets to be “held for sale” when they are under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these conditions or criteria are not satisfied until the actual closing of the transaction and, accordingly, the property is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

      During 2003, Acquiport/Amsdell Predecessor sold five of its storage facilities located throughout the United States. These sales have been accounted for as discontinued operations and, accordingly, the accompanying financial statements and notes reflect the results of operations of the storage facilities sold as discontinued operations (see Note 7). It is Acquiport/Amsdell Predecessor’s policy to allocate interest expense to properties disposed of by sale based on the principal amount of the debt that will or could be paid off upon sale. Unless otherwise indicated, the information in the notes to the financial statements relates to the continuing operations of Acquiport/Amsdell Predecessor.

      Restricted Cash — Restricted cash consists of cash deposits required for capital replacement and expense reserves in connection with the requirements of Acquiport/Amsdell Predecessor’s loan agreements.

      Loan Procurement Costs — Loan procurement costs related to borrowings consist of $6,094, $6,094 and $5,729 at March 31, 2004 (unaudited) and December 31, 2003 and 2002, respectively. These amounts are reported net of accumulated amortization of $3,807, $3,633 and $2,619 as of March 31, 2004 (unaudited) and December 31, 2003 and 2002, respectively. The costs are amortized over the life of the related debt using the interest method and reported as interest expense.

      Other Assets — Other assets consist primarily of accounts receivable and prepaid expenses.

      Environmental Costs — Acquiport/Amsdell Predecessor’s policy is to accrue remediation costs and other environmental expenses when it is probable that remediation and other similar activities will be required and the related costs can be reasonably estimated. All of Acquiport/Amsdell Predecessor’s storage facilities have been the subject of independent Phase I environmental assessments and Acquiport/Amsdell Predecessor’s policy is to have such assessments conducted on all new storage facility acquisitions. Although there can be no assurance that there is no environmental contamination at Acquiport/Amsdell Predecessor’s facilities, management is not aware of any contamination at any of Acquiport/Amsdell Predecessor’s facilities that individually or in the aggregate would be material to Acquiport/Amsdell Predecessor’s business operations, financial condition or results of operations.

      Revenue Recognition — Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis. Rent received prior to the start of a rental period is reported as rents received in advance.

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Other Property Related Income — Other property related income consists primarily of late fees and administrative charges. Revenues from sales of storage supplies and other ancillary revenues are earned by the Property Manager and are not included in the operations of Acquiport/Amsdell Predecessor.

      Derivative Financial Instruments — On January 1, 2001, Acquiport/Amsdell Predecessor adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended, which requires companies to carry all derivatives on the balance sheet at fair value. Acquiport/Amsdell Predecessor determines the fair value of derivatives by reference to quoted market prices. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Acquiport/Amsdell Predecessor’s use of derivative instruments is limited to cash flow hedges, as defined in SFAS 133, of certain interest rate risks.

      Accumulated Equity — Profits, losses and distributions are allocated in accordance with the terms of the related partnership or limited liability company agreements, as amended.

      Income Taxes — Each member of Acquiport/Amsdell Predecessor is treated as a partnership for federal and state income tax purposes, so the tax effects of Acquiport/Amsdell Predecessor’s operations are the responsibility of the partners and members of these entities. Accordingly, Acquiport/Amsdell Predecessor does not record any provision for income taxes in the combined financial statements.

      Recent Accounting Pronouncements — In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This statement prescribes reporting standards for financial instruments that have characteristics of both liabilities and equity. This standard generally indicates that certain financial instruments that give the issuer a choice of settling an obligation with a variable number of securities or settling an obligation with a transfer of assets, any mandatory redeemable security and certain put options and forward purchase contracts should be classified as a liability on the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for Acquiport/Amsdell Predecessor for the year ended December 31, 2003. Acquiport/Amsdell Predecessor did not have any of these financial instruments outstanding during the periods presented. The adoption of SFAS 150 did not have any impact on Acquiport/Amsdell Predecessor’s financial position, results of operations and cash flows.

      Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Storage Facilities

		December 31,
	March 31,
Description	2004	2003	2002

	(Unaudited)
Land	$51,449	$51,449	$51,076
Buildings and improvements	384,560	388,410	385,975
Equipment	60,115	55,322	55,016

Total	496,124	495,181	492,067
Less accumulated depreciation	(104,441)	(99,582)	(80,835)

Storage facilities — net	$391,683	$395,599	$411,232

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Acquiport/Amsdell Predecessor purchased one storage facility in 2003, seven in 2002 and twenty-seven in 2001 using existing cash, including cash contributions from partners or draws on its line of credit and, in some instances, the assumption of liabilities. Assets acquired and liabilities assumed by Acquiport/Amsdell Predecessor are:

Description	2003	2002	2001

Assets acquired, primarily storage facilities	$5,722	$39,267	$137,207
Liabilities assumed, primarily loans payable		(19,842)	(11,166)

Total assets acquired — net of liabilities assumed	$5,722	$19,425	$126,041

4.	Loans Payable

		December 31,
	March 31,
Description	2004	2003	2002

	(Unaudited)
The $70,000 loan from Lehman Capital (“Lehman Capital”) to Acquiport III requires principal payments of $548 per month and interest payable monthly at 8.16% per annum through November 1, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” Acquiport/Amsdell Predecessor intends to repay the loan on or before the anticipated repayment date. After October 31, 2006, the loan requires interest at the greater of 13.16% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by November 1, 2025. The loan is collateralized by first mortgage liens against 41 storage facilities of Acquiport III, which had a net book value of $80,433 and $80,969 at March 31, 2004 (unaudited) and December 31, 2003, respectively, and restricted cash of $1,444 at March 31, 2004 (unaudited) and December 31, 2003.	$66,900	$67,162	$68,173

The $42,000 mortgage loan from Lehman Brothers Bank, FSB (“Lehman Brothers Bank”) to USI II requires principal payments of $300 per month and interest at 7.13% per annum through December 11, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” Acquiport/Amsdell Predecessor intends to repay the loan on or before the anticipated repayment date. After December 10, 2006, the loan requires interest at the greater of 12.13% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by December 11, 2025. The loan is collateralized by first mortgage liens against all 10 storage facilities of USI II, which had a net book value of $23,994 at March 31, 2004 (unaudited) and $24,632 at December 31, 2003.	40,393	40,564	41,210

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		December 31,
	March 31,
Description	2004	2003	2002

	(Unaudited)
The $180,000 unsecured revolving line of credit from First Union Securities, Inc. (“First Union”) to the operating partnership requires interest only payments at the base rate (defined as the higher of prime rate and the Federal funds rate plus 0.5%) or the adjusted LIBOR rate as defined by the line of credit agreement as selected by the borrower from time to time. At December 31, 2003, the outstanding balance required interest at 3.57% pursuant to the LIBOR contract entered into under the terms of the credit agreement. The balance is due on December 12, 2004. This loan was paid in full on May 4, 2004 (see Note 12).	142,462	142,462	138,527

The $1,287 mortgage loan from First Security — State, to the operating partnership requires interest only payments payable monthly at a fixed rate of 9.35% per annum through April 1, 2006. The loan is collateralized by a first mortgage lien against one storage facility which had a net book value of $1,399 and $1,412 at March 31, 2004 (unaudited) and December 31, 2003, respectively.	1,147	1,153	1,179

The other loans payable assumed in conjunction with the acquisition of properties require interest payable monthly at fixed rates ranging from 7.38% to 8.43% per annum and a weighted average of 7.69% at March 31, 2004 (unaudited) and 7.74% per annum at December 31, 2003. These loans require monthly payments of principal and interest, are due from 2008 to 2023, contain covenants with respect to net worth and are collateralized by first mortgage liens against five properties, which had a net book value of $16,792 and $17,022 at March 31, 2004 (unaudited) and December 31, 2003.	9,592	9,648	9,857

The $6,183 mortgage loan from Wachovia to Lake Worth, FL requires interest payable monthly at a variable rate of LIBOR plus 200 basis points, however as required by the agreements, an interest rate swap agreement fixed the interest rate to 6.85% per annum through the maturity date of August 16, 2004. The loan is collateralized by a first mortgage lien against the property, which had a net book value of $9,041 at March 31, 2004 (unaudited) and $9,543 at December 31, 2003.	5,774	5,816	5,970

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		December 31,
	March 31,
Description	2004	2003	2002

	(Unaudited)
The $2,000 construction loan from Wachovia to Lake Worth, FL requires interest payable monthly at LIBOR. The terms of the construction loan required completion within 24 months of the loan agreement at which time the loan converted to a permanent loan. Interest only payments were required through the construction phase. Conversion to a permanent loan was effective on December 16, 2003 with a maturity date of December 19, 2004. At March 31, 2004 (unaudited) and December 31, 2003 the outstanding balance required monthly payments of principal and interest at 3.09% and 3.15% per annum, respectively and the loan was collateralized by a second mortgage lien against the property, which had a net book value at March 31, 2004 of $9,041 (unaudited) and $9,543 at December 31, 2003.	1,982	2,000	2,000

The $2,200 mortgage loan from Charter One Bank to Lakewood, OH requires interest payable monthly at 2.50% plus the Current Index (defined as the weekly average yield on the United States Treasury Securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board). The rate of interest changes every 12 months but shall never exceed 13.00% per annum or be less than 7.00% per annum. The loan requires monthly payments for principal and interest. The loan maturity date is April 1, 2009 and is collateralized by a first mortgage lien against the property, which had a net book value of $1,111 at March 31, 2004 (unaudited) and $1,120 at December 31, 2003. Interest at March 31, 2004 (unaudited) and December 31, 2003 was 7.00%.	2,021	2,033	2,081

The Vero Beach I, FL facility participates with other non-combined entities in a $10,000 revolving credit facility with Huntington National Bank. Interest is payable monthly at 2.50% per annum plus the thirty day LIBOR rate. The facility has a maturity date of December 12, 2006. The amount of allocated debt associated with specific draws related to the Vero Beach I, FL facility is $733. A first mortgage lien against the property has been pledged as collateral for the credit facility, which had a net book value of $912 at March 31, 2004 (unaudited) and $918 at December 31, 2003. Interest at March 31, 2004 (unaudited) was 3.59% and at December 31, 2003 was 3.71%.	733	733	733

Total	$271,004	$271,571	$269,730

      The proceeds of the $70,000 loan from Lehman Capital and the $42,000 loan from Lehman Brothers Bank were used to refinance various mortgage loans. Both loans require monthly escrow deposits for repairs, taxes, insurance and capital replacements. Balances in these restricted cash funds are maintained in accordance with the relevant loan agreement sufficient to fund annual disbursement requirements. The loan

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

agreements contain certain other restrictive covenants and provide for penalties if repayment is made prior to the anticipated repayment date. Acquiport/ Amsdell Predecessor is in compliance with these loan covenants.

      The $180,000 unsecured revolving line of credit account from First Union includes a $10,000 letter of credit sub-facility. The credit agreement requires the maintenance of certain financial ratios and contains restrictive covenants. Acquiport/ Amsdell Predecessor is in compliance with these requirements and covenants. Acquiport/ Amsdell Predecessor has the right to request a one year extension of the term of the line of credit and an increase in the line of credit commitment, subject to conditions specified in the credit agreement. These conditions include obtaining lender approval. This loan was paid in full on May 4, 2004 (See Note 12).

      In December 2003, Acquiport III sold one of its properties located in Indio, California (the “Indio Property”). The Indio Property was part of the collateral pool for the loan from Lehman Capital. Acquiport III obtained Lehman Capital’s release by defeasing $1,225 of the loan from Lehman Capital as permitted under the loan agreement effective as of December 19, 2003. In order for Lehman Capital to release this property from its collateral pool, Acquiport III executed certain Defeasance Agreements, as provided for in the original loan agreement, to defease the portion of the debt obligation attributable to the Indio Property sold which totaled $1,225 at December 31, 2003. The defeasance required that certain funds be placed in restricted cash accounts sufficient to cover the principal and interest amounts of future payments on the defeased promissory notes. Approximately $1,444 has been included in restricted cash for this purpose. Acquiport III did not account for the defeasance as an extinguishment as it has not been legally released from its obligation under the defeased notes.

      The annual principal payment requirements on the loans payable as of December 31, 2003 are:

Year	Amount

2004	$152,329
2005	2,244
2006	106,229
2007	350
2008	1,270
Thereafter	9,149

Total	$271,571

5.	Related Party Transactions

      Acquiport/ Amsdell Predecessor’s properties are operated by the Property Manager that is affiliated through common ownership with Amsdell Partners, Inc., High Tide Limited Partnership, and Amsdell Holdings I, Inc. Pursuant to the relevant property management agreements, the operating partnership and Acquiport III pay the Property Manager monthly management fees of 5.35% of monthly gross rents (as defined in the related management agreements); USI pays the Property Manager a monthly management fee of 5.35% of USI’s monthly effective gross income (as defined); and the owners of the Lake Worth, FL, Lakewood, OH, and Vero Beach I, FL facilities pay the Property Manager monthly management fees of 6% of monthly gross receipts (as defined).

      Acquiport/ Amsdell Predecessor incurred costs of $2,629, $6,080 and $5,059 in 2003, 2002 and 2001, respectively, and $799 and $417 in the three months ended March 31, 2004 (unaudited) and 2003 (unaudited), respectively, primarily for building improvements to existing properties, by a company affiliated with the members of the Acquiport/ Amsdell Predecessor through common ownership.

      During 2003, Acquiport/ Amsdell Predecessor purchased two storage facilities from an affiliated entity for $5,722.

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      During 2002, Acquiport/ Amsdell Predecessor purchased four storage facilities from an affiliated entity for a purchase price equal to the amount of the debt assumed of $19,110.

      In 2002, Acquiport/ Amsdell Predecessor acquired the 1% minority interest in a subsidiary from a related party for $577 and accounted for this transaction as a purchase.

6.	Fair Value of Financial Instruments

      The fair value of financial instruments, including cash, accounts receivable, and accounts payable approximates their respective book values at March 31, 2004 (unaudited), December 31, 2003 and 2002. Acquiport/ Amsdell Predecessor has fixed and variable interest rate loans and capital leases with a carrying value of $271,314 at March 31, 2004 (unaudited), $271,945 at December 31, 2003 and $270,413 at December 31, 2002. The estimated fair value of these fixed and variable rate loans and capital leases are $277,777 at March 31, 2004 (unaudited), $279,188 at December 31, 2003 and $279,758 at December 31, 2002. This estimate is based on discounted cash flow analyses assuming market interest rates for comparable obligations at March 31, 2004 (unaudited) and December 31, 2003 and 2002.

7.	Discontinued Operations

      The provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), effective January 1, 2002, require that long-lived assets sold or held for sale be treated as discontinued operations.

      During the year ended December 31, 2003, Acquiport/ Amsdell Predecessor sold five storage facilities for net proceeds of $8,068. In accordance with the terms of the Defeasance Agreements, approximately $1,444 of the net proceeds related to the sale of the Indio Property storage facility was placed in a restricted cash account.

      The assets and liabilities of these five facilities as of December 31, 2002 and the results of operations of the storage facilities through the sale date have been presented in the following table. Interest expense and related amortization of loan procurement costs have been attributed to the storage facilities as applicable based upon the transaction and included in discontinued operations.

      There were no property sales in 2002. During 2001, Acquiport/ Amsdell Predecessor sold five properties. The 2001 property sales have not been reclassified as discontinued operations as they occurred prior to the adoption of SFAS 144.

      The results of operations and assets and liabilities of the five sold storage facilities were as follows:

	Three Months
	Ended	Year Ended December 31,
	March 31,
Description	2003	2003	2002	2001

	(Unaudited)
Revenues	$293	$1,015	$1,199	$1,235
Property operating expenses	(117)	(399)	(440)	(441)
Depreciation	(56)	(207)	(201)	(289)
Management fees to related party	(15)	(52)	(64)	(66)
Interest expense	(46)	(186)	(182)	(245)

Income from operations	59	171	312	194
Gain on sale of storage facilities	—	3,329	—	—

Income from discontinued operations	$59	$3,500	$312	$194

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 31,
Description	2002

Storage facilities — net	$4,898
Cash	42
Other assets	64

Total assets	$5,004

Capital lease obligations	$31
Rents received in advance	54
Security deposits	7

Total liabilities	$92

8.	Commitments and Contingencies

      Acquiport/ Amsdell Predecessor has capital lease obligations for security camera systems with a cost of $2,599. These systems are included in equipment in the accompanying balance sheet and are being depreciated over five years.

      Future minimum lease payments at December 31, 2003 are:

Amount

2004	$270
2005	105
2006	46
2007	23

Total future minimum lease payments	444
Less — imputed interest at 8%	(70)

Present value of lease payments	$374

      Acquiport/ Amsdell Predecessor currently owns four storage facilities that are subject to ground leases. Acquiport/ Amsdell Predecessor recorded rent expense of $26 (unaudited) and $24 (unaudited) in the three months ended March 31, 2004 and 2003, respectively, and $93, $46 and $73 related to these leases in the years ended December 31, 2003, 2002 and 2001, respectively, all of which related to minimum lease payments.

      Total future minimum rental payments under noncancelable ground leases in effect as of December 31, 2003 are as follows:

Amount

2004	$99
2005	100
2006	100
2007	100
2008	33
Thereafter	6

$438

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Acquiport/ Amsdell Predecessor has been named as a defendant in a number of lawsuits in the ordinary course of business. In most instances, these claims are covered by Acquiport/ Amsdell Predecessor’s liability insurance coverage. Management believes that the ultimate settlement of the suits will not have a material adverse effect on Acquiport/ Amsdell Predecessor’s financial condition or results of operations.

9.	Risk Management and Use of Financial Instruments

      In the normal course of its business, Acquiport/ Amsdell Predecessor encounters economic risks. There are three main components of economic risk: interest rate risk, credit risk and market risk. Acquiport/ Amsdell Predecessor is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of inability or unwillingness of tenants to make required rent and other payments. Market risk is the risk of declines in the value of properties due to changes in rental rates, occupancy, interest rates or other market factors affecting the valuation of properties held by Acquiport/ Amsdell Predecessor.

      Interest rate swaps are used to reduce the portion of total debt that is subject to variable interest rates. An interest rate swap requires Acquiport/ Amsdell Predecessor to pay an amount equal to a specific fixed rate of interest times a notional principal amount and entitles Acquiport/ Amsdell Predecessor to receive in return an amount equal to a variable rate of interest times the same notional amount. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value. Acquiport/ Amsdell Predecessor enters into contracts of this nature with major financial institutions to minimize counterparty credit risk.

      Acquiport/ Amsdell Predecessor had an interest rate swap that was undesignated and did not qualify for hedge treatment, therefore the swap was recorded in the combined balance sheet at fair value and the related gains or losses are recorded in the combined statement of income. The notional amount outstanding for the swap was $5,774 (unaudited) at March 31, 2004 and $5,815 and $5,974 at December 31, 2003 and 2002, respectively. The approximate fair value of the swap was a liability of $92 (unaudited) at March 31, 2004 and $142 and $316 at December 31, 2003 and 2002, respectively, and is included in accounts payable and accrued expenses in the combined balance sheets. The amount recognized as an increase (reduction) to interest expense in the combined statement of income due to changes in fair value was ($50) (unaudited) during the three months ended March 31, 2004 and ($174) and $166 during the years ended December 31, 2003 and 2002. The swap has a maturity date of August 16, 2004.

10.	Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2003 is as follows:

Amount

2004	$2,207
2005	1,398
2006	892
2007	356
2008	211
Thereafter	2,361

$7,425

ACQUIPORT/ AMSDELL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

11.	Selected Quarterly Financial Data (Unaudited)

      The following is a summary of selected quarterly results of operations for the years ended December 31, 2003 and 2002:

	Quarter Ended
					Year Ended
Year	March 31,	June 30,	September 30,	December 31,	December 31,

2003
Revenue	$19,391	$20,230	$20,934	$20,271	$80,826
Gain on sale of storage facilities	—	—	—	3,329	3,329
Net income	2,135	3,680	3,630	6,787	16,232
2002
Revenue	$18,701	$19,083	$19,834	$18,967	$76,585
Net income	3,084	2,205	2,821	1,918	10,028

12.	Subsequent Events

      On May 4, 2004, certain entities controlled by members of the Amsdell family acquired the partnership interests in the operating partnership held by partners that were not affiliated with the Amsdell family. One of these partners was an institutional investment fund and the other was an entity (Square Foot, which owned a 0.61% interest in the operating partnership) controlled by an executive officer of the Company. Acquiport/ Amsdell Predecessor financed the acquisition with a $424,500 term loan from an affiliate of Lehman Brothers to (i) buy the exiting partners’ interests for approximately $277,200, (ii) pay off the operating partnership’s revolving line of credit of approximately $142,500 and (iii) pay costs of the financing. The term loan has a term of 12 months with two three-month extensions. As a result of this purchase, which was completed on May 5, 2004, the Amsdell family ownership of the operating partnership increased from approximately 28% to 100%.

ACQUIPORT/ AMSDELL PREDECESSOR

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION
December 31, 2003
(Dollars in thousands)

		Initial Cost to		Costs	Gross Carrying Amount
		Predecessor		Capitalized	at December 31, 2003
				Subsequent				Accumulated	Year
			Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	(D)	Developed

Mobile I, AL	(C)	$149	$1,429	$401	$149	$1,830	$1,979	$574	1997
Mobile II, AL	(C)	226	2,524	384	226	2,908	3,134	835	1997
Mobile III, AL	(A)	167	1,849	143	167	1,992	2,159	536	1998
Glendale, AZ	(A)	201	2,265	67	201	2,332	2,533	636	1998
Scottsdale, AZ	(A)	443	4,879	62	443	4,941	5,384	1,316	1998
Tucson I, AZ	(A)	188	2,078	69	188	2,147	2,335	582	1998
Tucson II, AZ	(A)	188	2,078	101	188	2,179	2,367	580	1998
Apple Valley I, CA	(C)	140	1,570	94	140	1,664	1,804	529	1997
Apple Valley II, CA	(C)	160	1,787	123	160	1,910	2,070	585	1997
Bloomington I, CA	(C)	42	463	147	42	610	652	191	1997
Bloomington II, CA	—	54	604	16	54	620	674	187	1997
Fallbrook, CA	(C)	133	1,492	201	133	1,693	1,826	468	1997
Hemet, CA	(C)	125	1,396	62	125	1,458	1,583	449	1997
Highland, CA	(C)	215	2,407	354	215	2,761	2,976	793	1997
Lancaster, CA	$1,049	390	2,247	35	390	2,282	2,672	259	2001
Ontario, CA	(A)	292	3,289	161	292	3,450	3,742	901	1998
Redlands, CA	(C)	196	2,192	83	196	2,275	2,471	722	1997
Rialto, CA	(A)	277	3,098	102	277	3,200	3,477	976	1997
Riverside I, CA	(C)	42	465	104	42	569	611	183	1997
Riverside II, CA	—	42	423	56	42	479	521	144	1997
Riverside III, CA	(A)	91	1,035	115	91	1,150	1,241	347	1998
San Bernardino I, CA	(C)	67	748	189	67	937	1,004	261	1997
San Bernardino II, CA	(C)	152	1,704	96	152	1,800	1,952	534	1997
San Bernardino III, CA	(C)	51	572	389	51	961	1,012	225	1997
San Bernardino IV, CA	1,153	152	1,695	94	152	1,789	1,941	529	1997
San Bernardino V, CA	(C)	112	1,251	84	112	1,335	1,447	413	1997
San Bernardino VI, CA	(C)	98	1,093	154	98	1,247	1,345	378	1997
Sun City, CA	(A)	140	1,579	66	140	1,645	1,785	462	1998
Temecula I, CA	(A)	184	2,038	117	184	2,155	2,339	572	1998
Temecula II, CA	(C)	476	2,697	5	476	2,702	3,178	22	2003
Vista, CA	2,071	711	4,076	84	711	4,160	4,871	405	2001
Yucaipa, CA	(C)	198	2,221	120	198	2,340	2,538	709	1997
Bloomfield, CT	(A)	78	880	924	78	1,804	1,882	371	1997
Branford, CT	(A)	217	2,433	141	217	2,574	2,791	960	1995
Enfield, CT	(C)	424	2,424	46	424	2,470	2,894	447	2001
Gales Ferry, CT	(A)	240	2,697	166	240	2,863	3,103	851	1995
Manchester, CT	(C)	540	3,096	96	540	3,192	3,732	390	2002
Milford, CT	(B)	87	1,050	191	87	1,241	1,328	371	1994
Mystic, CT	(B)	136	1,645	465	136	2,110	2,246	571	1994
South Windsor, CT	(B)	90	1,127	239	114	1,342	1,456	313	1994

ACQUIPORT/ AMSDELL PREDECESSOR

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

		Initial Cost to		Costs	Gross Carrying Amount
		Predecessor		Capitalized	at December 31, 2003
				Subsequent				Accumulated	Year
			Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	(D)	Developed

Boca Raton, FL	2,053	529	3,054	101	529	3,155	3,684	516	2001
Boynton Beach, FL	(C)	667	3,796	137	667	3,933	4,600	659	2001
Cape Coral, FL	(C)	472	2,769	541	472	3,310	3,782	678	2000
Dania, FL	(C)	205	2,068	183	205	2,251	2,456	746	1994
Davie, FL	(C)	1,268	7,183	39	1,268	7,222	8,490	601	2001
Deerfield Beach, FL	(C)	946	2,999	111	946	3,110	4,056	412	1998
DeLand, FL	(A)	113	1,258	73	113	1,331	1,444	362	1998
Delray Beach, FL	(C)	798	4,539	97	798	4,636	5,434	783	2001
Fernandina Beach, FL	(A)	189	2,111	1,965	189	4,076	4,265	1,013	1996
Ft. Lauderdale, FL	(C)	937	3,646	133	937	3,779	4,716	541	1999
Ft. Myers, FL	(C)	303	3,329	58	303	3,387	3,690	735	1998
Lake Worth, FL	7,816	183	6,597	4,747	183	11,344	11,527	1,983	1998
Lakeland I, FL	(C)	81	896	100	81	996	1,077	404	1994
Lakeland II, FL	(C)	49	551	163	49	714	763	217	1996
Leesburg, FL	(A)	96	1,079	173	96	1,252	1,348	366	1997
Margate I, FL	(C)	161	1,763	305	174	2,055	2,229	476	1994
Margate II, FL	(A)	132	1,473	607	132	2,080	2,212	586	1996
Merrit Island, FL	(C)	716	2,983	4	716	2,987	3,703	418	2000
Miami I, FL	(C)	179	1,999	106	179	2,105	2,284	601	1995
Miami II, FL	(C)	188	2,052	139	193	2,186	2,379	547	1994
Miami III, FL	(C)	253	2,544	143	253	2,687	2,940	904	1994
Miami IV, FL	(C)	193	2,174	195	193	2,369	2,562	723	1995
Miami V, FL	(A)	193	2,165	244	193	2,409	2,602	767	1995
Naples I, FL	(C)	90	1,010	1,427	90	2,437	2,527	502	1996
Naples II, FL	(C)	148	1,652	2,454	148	4,106	4,254	896	1997
Naples III, FL	(C)	139	1,561	2,129	295	3,534	3,829	1,038	1997
Naples IV, FL	(A)	262	2,980	74	262	3,054	3,316	857	1998
Ocala, FL	(C)	55	558	115	59	669	728	229	1994
Orlando, FL	(A)	187	2,088	183	187	2,271	2,458	685	1997
Pembroke Pines, FL	(C)	337	3,772	152	337	3,924	4,261	1,182	1997
Royal Palm Beach, FL	(C)	205	2,148	289	211	2,431	2,642	1,238	1994
Sarasota, FL	(C)	333	3,656	105	333	3,761	4,094	820	1998
St. Augustine, FL	(A)	135	1,515	2,049	135	3,563	3,699	833	1996
Stuart I, FL	(A)	154	1,726	270	154	1,996	2,150	601	1997
Stuart II, FL	(C)	324	3,625	993	324	4,618	4,942	1,208	1997
Tampa I, FL	(C)	124	1,252	120	126	1,370	1,496	486	1994
Tampa II, FL	(C)	330	1,887	406	330	2,293	2,623	306	2001
Vero Beach I, FL	733	71	774	222	171	896	1,067	149	1997
Vero Beach II, FL	(C)	88	1,009	146	88	1,155	1,243	327	1998
West Palm Beach, FL	2,593	719	3,420	847	719	4,267	4,986	699	2001
Alpharetta, GA	(C)	806	4,720	27	806	4,747	5,553	714	2001
Decatur, GA	(A)	616	6,776	267	616	7,043	7,659	1,873	1998
Norcross, GA	(C)	514	2,930	29	514	2,959	3,473	354	2001
Peachtree City, GA	1,882	435	2,532	40	435	2,572	3,007	320	2001

ACQUIPORT/ AMSDELL PREDECESSOR

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

		Initial Cost to		Costs	Gross Carrying Amount
		Predecessor		Capitalized	at December 31, 2003
				Subsequent				Accumulated	Year
			Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	(D)	Developed

Smyrna, GA	(C)	750	4,271	37	750	4,308	5,058	594	2001
Bellwood, IL	(C)	1,012	5,768	414	1,012	6,182	7,194	759	2001
Baton Rouge I, LA	(C)	112	1,248	181	112	1,429	1,541	431	1997
Baton Rouge II, LA	(C)	118	1,181	376	118	1,557	1,675	448	1997
Baton Rouge III, LA	(C)	133	1,487	131	133	1,618	1,751	508	1997
Baton Rouge IV, LA	(A)	32	377	10	32	387	419	111	1998
Prairieville, LA	(A)	90	1,004	230	90	1,234	1,324	302	1998
Slidell, LA	(C)	188	3,175	377	188	3,552	3,740	383	2001
Boston, MA	(C)	1,516	8,628	97	1,516	8,725	10,241	784	2002
Leominster, MA	(C)	90	1,519	1,139	90	2,658	2,748	481	1998
Baltimore, MD	(C)	1,050	5,997	155	1,050	6,152	7,202	775	2001
Laurel, MD	(C)	1,409	8,035	623	1,409	8,658	10,067	984	2001
Temple Hills, MD	(C)	1,541	8,788	659	1,541	9,447	10,988	1,028	2001
Grand Rapids, MI	(C)	185	1,821	530	185	2,351	2,536	663	1996
Portage, MI	(C)	104	1,160	97	104	1,257	1,361	369	1996
Romulus, MI	(C)	308	1,743	15	308	1,758	2,066	140	1997
Wyoming, MI	(C)	191	2,135	174	191	2,309	2,500	669	1996
Biloxi, MS	(C)	148	1,652	91	148	1,743	1,891	516	1997
Gautier, MS	(C)	93	1,040	106	93	1,146	1,239	351	1997
Gulfport I, MS	(C)	128	1,438	561	156	1,971	2,127	598	1997
Gulfport II, MS	(C)	117	1,306	206	117	1,512	1,629	477	1997
Gulfport III, MS	(C)	172	1,928	122	172	2,050	2,222	619	1997
Waveland, MS	(A)	215	2,481	229	215	2,710	2,925	768	1998
Belmont, NC	(C)	385	2,196	61	385	2,257	2,642	357	2001
Burlington I, NC	(C)	498	2,837	67	498	2,904	3,402	463	2001
Burlington II, NC	(C)	320	1,829	35	320	1,864	2,184	249	2001
Cary, NC	(C)	543	3,097	78	543	3,175	3,718	342	2001
Charlotte, NC	(C)	782	4,429	14	782	4,443	5,225	346	1999
Fayetteville I, NC	(C)	156	1,747	124	156	1,871	2,027	506	1997
Fayetteville II, NC	(C)	213	2,301	39	213	2,340	2,553	687	1997
Raleigh, NC	(A)	209	2,398	24	209	2,422	2,631	644	1998
Brick, NJ	(B)	234	2,762	187	239	2,944	3,183	845	1994
Cranford, NJ	(B)	290	3,493	213	300	3,696	3,996	1,204	1994
East Hanover, NJ	(B)	504	5,763	418	509	6,176	6,685	2,027	1994
Fairview, NJ	(C)	246	2,759	354	246	3,113	3,359	855	1997
Jersey City, NJ	(B)	397	4,507	259	413	4,750	5,163	1,584	1994
Linden I, NJ	(B)	517	6,008	554	527	6,552	7,079	1,487	1994
Linden II, NJ	(B)	—	2	14	—	16	16	1	1994
Morris Township, NJ	(C)	500	5,602	366	500	5,968	6,468	1,703	1997
Parsippany, NJ	(A)	475	5,322	419	475	5,741	6,216	1,620	1997
Randolph, NJ	(C)	855	4,872	31	855	4,903	5,758	602	2002
Sewell, NJ	(C)	484	2,766	71	484	2,837	3,321	495	2001
Jamaica, NY	(C)	2,043	11,658	212	2,043	11,870	13,913	1,452	2001
North Babylon, NY	(C)	225	2,514	2,277	225	4,791	5,016	947	1998

ACQUIPORT/ AMSDELL PREDECESSOR

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

		Initial Cost to		Costs	Gross Carrying Amount
		Predecessor		Capitalized	at December 31, 2003
				Subsequent				Accumulated	Year
			Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	(D)	Developed

Boardman, OH	(C)	64	745	1,056	64	1,801	1,865	895	1980
Brecksville, OH	(A)	228	2,545	214	228	2,759	2,987	733	1998
Euclid I, OH	(A)	200	1,053	1,266	200	2,319	2,519	1,028	1988
Euclid II, OH	(A)	359	—	1,090	359	1,090	1,449	191	1988
Hudson, OH	(A)	195	2,198	181	195	2,379	2,574	632	1998
Lakewood, OH	2,033	405	854	389	405	1,243	1,648	528	1989
Mason, OH	(A)	127	1,419	83	127	1,502	1,629	419	1998
Middleburg Heights, OH	(A)	63	704	478	63	1,182	1,245	410	1980
North Canton I, OH	(C)	209	846	294	209	1,140	1,349	831	1979
North Canton II, OH	(C)	70	1,226	443	70	1,669	1,739	1,331	1983
North Olmsted I, OH	(A)	63	704	403	63	1,107	1,170	408	1979
North Olmsted II, OH	(C)	290	1,129	208	290	1,337	1,627	638	1988
North Randall, OH	(C)	515	2,323	2,683	898	4,623	5,521	499	1998
Warrensville Heights, OH	(B)	525	766	1,034	525	1,800	2,325	442	1980
Youngstown, OH	(C)	67	—	970	67	970	1,037	668	1977
Levittown, PA	(C)	926	5,296	738	926	6,034	6,960	687	2001
Philadelphia, PA	(C)	1,461	8,334	308	1,461	8,642	10,103	1,366	2001
Hilton Head I, SC	(A)	129	1,446	4,422	414	5,583	5,997	1,553	1997
Hilton Head II, SC	(A)	150	1,767	215	139	1,993	2,132	612	1997
Summerville, SC	(A)	143	1,643	135	185	1,736	1,921	490	1998
Knoxville I, TN	(C)	99	1,113	206	99	1,319	1,418	382	1997
Knoxville II, TN	(C)	117	1,308	200	117	1,508	1,625	386	1997
Knoxville III, TN	(A)	182	2,053	94	182	2,147	2,329	599	1998
Knoxville IV, TN	(A)	158	1,771	85	158	1,856	2,014	497	1998
Knoxville V, TN	(A)	134	1,493	33	134	1,526	1,660	416	1998
Memphis I, TN	(C)	677	3,880	747	677	4,627	5,304	535	2001
Memphis II, TN	(C)	395	2,276	59	395	2,335	2,730	300	2001

		$50,366	$385,151	$59,664	$51,449	$443,732	$495,181	$99,582

(A)	This facility is part of the 41 storage facilities pool which secures the $70,000 loan from Lehman Capital on Acquiport III.

(B)	This facility is part of the 10 storage facilities pool which secures the $42,000 loan from Lehman Brothers Bank.

(C)	This facility participated in the $180,000 revolving line of credit from First Union.

(D)	Depreciation on the buildings and improvements is recorded on a straight-line basis over their estimated useful lives, which range from five to forty years.

ACQUIPORT/ AMSDELL PREDECESSOR

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

      Activity in real estate facilities during 2003, 2002 and 2001 was as follows:

	2003	2002	2001

	(Dollars in thousands)
Storage facilities
Balance at beginning of year	$492,067	$439,358	$304,545
Acquisitions	5,722	39,267	137,207
Improvements and equipment purchases	3,086	13,442	5,686
Transfers from construction in progress
Dispositions and other	(5,694)		(8,081)

Balance at end of year	495,181	492,067	439,358

Accumulated Depreciation
Balance at beginning of year	80,835	61,179	48,629
Depreciation expense	19,494	19,656	14,168
Dispositions and other	(747)	—	(1,618)

Balance at end of year	99,582	80,835	61,179

Net storage facility assets	$395,599	$411,232	$378,179

      The aggregate cost of storage facility assets for U.S. federal income tax purposes as of December 31, 2003 is $495,181.

LOGO

                                        Shares

U-Store-It Trust

Common Shares

PROSPECTUS

                           , 2004

LEHMAN BROTHERS

WACHOVIA SECURITIES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

      The following table itemizes the expenses expected to be incurred by the Company in connection with this offering. All amounts are estimated except for the SEC registration fee and the NASD fee.

SEC registration fee		$38,010
NASD fee		*
New York Stock Exchange Listing Fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

Indemnification Insurance Costs (see Item 34)		*

*	To be completed by amendment.

Item 32.	Sales to Special Parties

      At our request, the underwriters have reserved for sale at the initial public offering price up to                 shares, or approximately 3% of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers or employees or who are otherwise associated with our company. We do not know if these persons will choose to purchase all or any portion of these reserved common shares, but any purchases they do make will reduce the number of shares available for sale to the general public. Any reserved shares not so purchased in the directed share program will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any trustees, employees or other persons purchasing such reserved common shares will be prohibited from selling such shares for a period of                     days after the date of this prospectus. The common shares issued in connection with the directed share program will be issued as part of the underwritten offering.

Item 33.	Recent Sales of Unregistered Securities

      Upon our formation, High Tide LLC was issued 100 common shares for total consideration of $1,500 in cash in order to provide our initial capitalization. High Tide LLC will be reorganized as a Maryland real estate investment trust through a merger into us pursuant to a reorganization and merger agreement. Upon completion of this merger, these shares will be canceled and retired without payment of any consideration therefor. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

      In connection with our formation transactions, units of limited partnership in our operating partnership and common shares will be issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets. All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement. The issuance of such units and shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34.	Indemnification of Directors and Officers

      The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

      Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35.	Treatment of Proceeds from Stock Being Registered

      None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

      (a) Financial Statements, all of which are included in the Prospectus:

See Index to Financial Statements.

      (b) Exhibits

Exhibit No.

1	.1*	Form of Underwriting Agreement.
3	.1*	Declaration of Trust of the Company.
3	.2*	Bylaws of the Company.
5	.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered.
8	.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10	.1*	Form of Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P.
10	.2*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Robert J. Amsdell, as Trustee.
10	.3*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Amsdell Holdings, Inc.
10	.4*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Amsdell and Amsdell.
10	.5*	Merger Agreement dated as of July 30, 2004 by and between the Company and High Tide LLC.
10	.6*	Merger Agreement dated as of July 30, 2004 by and between the Company and Amsdell Partners, Inc.
10	.7*	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/ Amsdell I Limited Partnership.
10	.8*	Form of Stock Purchase Agreement by and among the Company, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998, and the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of capital stock of U-Store-It Mini Warehouse Co. for cash.
10	.9*	Form of Employment Agreement between the Company and its executive officers.
10	.10*	2004 Equity Incentive Plan of the Company.
10	.11*	Form of Option Agreement by and between the Company and Rising Tide Development, LLC.
10	.12*	Form of Registration Rights Agreement by and among the Company and the parties listed on Schedule I thereto.
10	.13*	Form of Loan Agreement by and between the Company and an affiliate of Lehman Brothers.
10	.14*	Form of Loan Agreement by and between the Company and an affiliate of Lehman Brothers.
10	.15*	Form of Revolving Credit Facility.
21	.1*	List of Subsidiaries of the Company.
23.1		Consent of Deloitte & Touche LLP.
99.1		Consent of Thomas A. Commes to be named as a trustee nominee.
99.2		Consent of John C. Dannemiller to be named as a trustee nominee.
99.3		Consent of William M. Diefenderfer III to be named as a trustee nominee.
99.4		Consent of Harold S. Haller to be named as a trustee nominee.
99.5		Consent of David J. LaRue to be named as a trustee nominee.

*	To be filed by amendment.

Item 37. Undertakings

      (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on August 2, 2004.

U-STORE-IT TRUST

By:	/s/ ROBERT J. AMSDELL

Robert J. Amsdell
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Robert J. Amsdell and Steven G. Osgood, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT J. AMSDELL Robert J. Amsdell	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	August 2, 2004

/s/ STEVEN G. OSGOOD Steven G. Osgood	President and Chief Financial Officer (Principal Financial Officer)	August 2, 2004

/s/ TEDD D. TOWSLEY Tedd D. Towsley	Vice President and Treasurer (Principal Accounting Officer)	August 2, 2004

/s/ BARRY L. AMSDELL Barry L. Amsdell	Trustee	August 2, 2004

EXHIBIT INDEX

Exhibit No.

1	.1*	Form of Underwriting Agreement.
3	.1*	Declaration of Trust of the Company.
3	.2*	Bylaws of the Company.
5	.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered.
8	.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10	.1*	Form of Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P.
10	.2*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Robert J. Amsdell, as Trustee.
10	.3*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Amsdell Holdings, Inc.
10	.4*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I Limited Partnership and Amsdell and Amsdell.
10	.5*	Merger Agreement dated as of July 30, 2004 by and between the Company and High Tide LLC.
10	.6*	Merger Agreement dated as of July 30, 2004 by and between the Company and Amsdell Partners, Inc.
10	.7*	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/ Amsdell I Limited Partnership.
10	.8*	Form of Stock Purchase Agreement by and among the Company, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998, and the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of capital stock of U-Store-It Mini Warehouse Co. for cash.
10	.9*	Form of Employment Agreement between the Company and its executive officers.
10	.10*	2004 Equity Incentive Plan of the Company.
10	.11*	Form of Option Agreement by and between the Company and Rising Tide Development, LLC.
10	.12*	Form of Registration Rights Agreement by and among the Company and the parties listed on Schedule I thereto.
10	.13*	Form of Loan Agreement by and between the Company and an affiliate of Lehman Brothers.
10	.14*	Form of Loan Agreement by and between the Company and an affiliate of Lehman Brothers.
10	.15*	Form of Revolving Credit Facility.
21	.1*	List of Subsidiaries of the Company.
23.1		Consent of Deloitte & Touche LLP.
99.1		Consent of Thomas A. Commes to be named as a trustee nominee.
99.2		Consent of John C. Dannemiller to be named as a trustee nominee.
99.3		Consent of William M. Diefenderfer III to be named as a trustee nominee.
99.4		Consent of Harold S. Haller to be named as a trustee nominee.
99.5		Consent of David J. LaRue to be named as a trustee nominee.

*	To be filed by amendment.